UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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HP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Message from the Chairman To our Stockholders: We are pleased to invite you to attend the annual meeting of stockholders of HP Inc. on Tuesday, May 12, 2020 at 2:00 p.m., Pacific Time.

In connection with the annual meeting, please find the accompanying Notice of Annual Meeting and 2020 proxy statement, which describe the matters stockholders will consider and vote on.

Importantly, at this annual meeting, you are being asked to vote FOR the 12 world-class director nominees proposed by your Board of Directors, who bring diverse

—All of our director nominees are independent, other than Enrique Lores, HP Inc.’s Chief Executive Officer and President.
—All of us have, and will continue to, serve the interests of all HP stockholders and pursue the most value-creating path forward during our tenure.

the way HP works, and we are confident that he will build on HP’s progress and capitalize on new opportunities.

Your vote will be especially important at this annual meeting. As you may have heard, Xerox Holdings Corporation has announced its intent to nominate 12 director candidates to stand for election to the Board at the annual meeting in opposition to the director nominees recommended by your Board. Xerox had previously submitted an unsolicited proposal to acquire HP, which your Board unanimously rejected, and subsequently launched an exchange offer to acquire all outstanding shares of HP common stock. We believe these nominations and related actions are a self-serving tactic by Xerox to advance its proposal that meaningfully undervalues HP and would create significant risk and compromise HP’s future.

“We see significant opportunities to create stockholder value at HP by advancing our leadership, disrupting industries and aggressively transforming the way HP works.”

perspectives, skills and proven experience in advancing HP Inc.’s strategy across Personal Systems, Printing and 3D, and driving sustainable, profitable growth and value creation. Specifically:

—Our director nominees have experience in finance and accounting; leading strategic transactions; allocating capital resources across large, complex enterprises; government and public affairs; scientific research, product development and issues management; corporate governance; and international business in key regions where HP operates around the world.

Additional information regarding HP’s director nominees can be found under the heading “Board of Directors” starting on page 8.

The past year was a notable one, marked by a number of transitions, including the appointment of our new Chief Executive Officer, Enrique Lores. The planning and execution of a rigorous and seamless CEO transition is one of the Board’s most important functions. We, as a Board, are extremely proud of the process that was undertaken. Through this rigorous process, Enrique emerged as the Board’s unanimous choice as successor. We see significant opportunities to create stockholder value at HP by advancing our leadership, disrupting industries and aggressively transforming

Proxy Statement	3

Message from the Chairman

Your Board does NOT endorse any Xerox nominee and unanimously recommends that you vote “FOR” the election of all of the nominees proposed by the Board and named in the accompanying proxy statement and AGAINST the proposal submitted by Xerox to repeal certain provisions of, or amendments to, the Company’s Bylaws adopted after February 7, 2019. Your Board strongly urges you not to vote using any blue proxy card sent to you by Xerox. If you have previously voted using a blue proxy card sent to you by Xerox, you can revoke that proxy and vote “FOR” your Board’s nominees and on the other matters to be voted on at the meeting by following the easy instructions provided on the enclosed WHITE proxy card.

Whether or not you will attend the meeting, we hope that your shares are represented and voted. Even if you plan to attend the annual meeting, we recommend that you vote your shares promptly by Internet or telephone by following the easy instructions provided on the enclosed WHITE proxy card, so that your vote will be counted if you later decide not to attend the meeting.

If you have any questions, please contact Innisfree M&A Incorporated, the firm assisting us in connection with the annual meeting. Stockholders may call (877) 750-5838 (toll-free from the U.S. or Canada) or +1 (412) 232-3651 (from other countries). Banks and brokers may call collect at (212) 750-5833.

Thank you for your ongoing support of, and continued interest in, HP Inc.

Sincerely,

Charles “Chip” V. Bergh
Chairman of the Board

4	www.hpannualmeeting.com

This notice of annual meeting and proxy statement for HP Inc. (“HP” or the “Company”) and the accompanying WHITE proxy card are being first mailed to our stockholders on or about March 26, 2020.

Time and Date
2:00 p.m., Pacific Time,
on Tuesday, May 12, 2020

Place
HP Inc. Customer Welcome Center
1501 Page Mill Road
Palo Alto, California 94304

Record Date
March 25, 2020

Voting
Internet
Visit the website provided on your WHITE proxy card or voting instruction form.

Telephone
Use the toll-free phone number listed on the WHITE proxy card or voting instruction form.

Mail
We are encouraging all stockholders to submit their proxies by Internet or by telephone, given the circumstances relating to the novel coronavirus (COVID-19). You may also sign, date and return the enclosed WHITE proxy card or voting instruction form to the address indicated on the card or form, but we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

Your vote is extremely important. In light of public health concerns relating to the novel coronavirus (COVID-19), we recommend that you vote your shares promptly by Internet or telephone by following the easy instructions provided on the enclosed WHITE proxy card or voting instruction form, as applicable.

If you have any questions, please contact Innisfree M&A Incorporated, the firm assisting us in connection with the annual meeting. Stockholders may call toll free at (877) 750-5838, if calling from the U.S. or Canada, or may call +1 (412) 232-3651, if calling from other countries. Banks and brokers may call collect at (212) 750-5833.

Items of Business
Management Proposals
(1)To elect 12 Directors
(2)To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2020
(3)To approve, on an advisory basis, the Company’s executive compensation (“say on pay” vote)
(4)To approve the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”)

Stockholder Proposals
(5)To consider and vote on a stockholder proposal described in this proxy statement, if properly presented at the meeting
(6)To consider and vote on a stockholder proposal submitted by Xerox Holdings Corporation (“Xerox”) to repeal each provision of, or amendment to, the Bylaws adopted by the Board of Directors (the “Board”) without the approval of the Company’s stockholders subsequent to February 7, 2019 and up to and including the date of the annual meeting (the “Stockholder Bylaws Proposal”), if properly presented at the meeting
(7)Such other business as may properly come before the meeting

Please note that Xerox has provided notice to the Company of its intent to nominate a slate of 12 Director nominees (each, a “Xerox nominee” and, collectively, the “Xerox nominees”) for election as Directors at the annual meeting in opposition to the nominees proposed by our Board and present the Stockholder Bylaws Proposal. You may receive solicitation materials from Xerox, including a proxy statement and blue proxy card. We are not responsible for the accuracy of any information provided by or relating to Xerox or its nominees contained in solicitation materials filed or disseminated by or on behalf of Xerox or any other statements Xerox or its representatives may make.

The Board does NOT endorse any Xerox nominee and unanimously recommends that you vote FOR the election of all of the nominees proposed by the Board and named in this proxy statement and AGAINST the Stockholder Bylaws Proposal. Our Board strongly urges you not to vote using any blue proxy card sent to you by Xerox. If you have previously voted using a blue proxy card sent to you by Xerox, you can revoke that proxy and vote FOR our Board’s nominees, AGAINST the Stockholder Bylaws Proposal and on the other matters to be voted on at the meeting in accordance with the Board’s recommendations by voting via Internet or by telephone by following the easy instructions provided on the enclosed WHITE proxy card. You may also sign, date and return the enclosed WHITE proxy card to the address indicated on the card, but we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

Admission and Record Date

Only stockholders of record at the close of business on March 25, 2020 are entitled to receive notice of, to attend, and to vote at the meeting. While we have established a physical location for the annual meeting, we encourage all of our stockholders to vote their proxies in advance of the meeting, rather than attempting to attend in person.

1501 Page Mill Road Palo Alto, California 94304 (650) 857-1501

Proxy Statement	5

Notice of Annual Meeting of Stockholders

We are actively monitoring the public health concerns relating to the novel coronavirus (COVID-19) and the protocols and recommendations that federal, state, and local governments, including the Centers for Disease Control and Prevention (the “CDC”), the State of California, and the County of Santa Clara, have imposed or may impose in the future. Our headquarters are located in the County of Santa Clara, California, which on March 16, 2020 announced the implementation of “shelter in place” orders prohibiting virtually all group gatherings through April 7, 2020. We do not know if these restrictions or similar restrictions will remain in place on the date of the annual meeting, but at this time do not expect that we will be able to conduct a widely attended annual meeting at a physical location.

We may also take action to change the time, date or location of the meeting and may conduct the meeting by means of remote communication (either in conjunction with a meeting held at a physical location or solely by means of remote communication). If we determine to change the date, time or location of our annual meeting, we will publicly announce such change as soon as practicable before the meeting by press release and posting on our investor relations website at https://investor.hp.com, as well as through a Securities and Exchange Commission (“SEC”) filing. Any and all future press releases, filings or other public announcements regarding the time, date or location of the annual meeting, including if the annual meeting will be held solely by remote communication and not in a physical location or both in-person and virtually and, if so, how you may access the annual meeting virtually and participate and vote during such meeting, or any other changes that may be required as determined by the Board, are incorporated by reference into this notice.

In order to ensure that your shares are represented at the meeting, we strongly encourage you to vote your shares by proxy prior to the meeting, and, further encourage you to submit your proxies electronically—by telephone or by Internet—by following the easy instructions on the enclosed WHITE proxy card. Your vote is important, and voting electronically should facilitate the timely receipt of your proxy despite any potential disruptions in mail service due to COVID-19.

As mentioned above, given a possibility of ongoing restrictions on group gatherings at the time of our annual meeting, to the extent we are able to offer some form of access via the Internet for this contested meeting, we intend to publicly disclose detailed information about such forms of access, if any, including details on how to listen to and/or watch the annual meeting via the Internet and/or participate, if applicable, on our investor relations website at https://investor.hp.com, and, if required, also announce such information via a press release and disclose in materials filed with the SEC.

If we are able to hold an in-person annual meeting based on our judgment of the public health situation at the time of the meeting in light of applicable COVID-19-related protocols and recommendations, you will be entitled to attend the annual meeting only if you were an HP stockholder of record as of the close of business on March 25, 2020 or if you hold a valid proxy for the annual meeting. Please note the admission procedures described under the heading “How Can I Attend the Meeting?” on page 86 of the proxy statement. To promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on the protocols and recommendations that may be issued by federal, state, and local governments, including the CDC, the State of California, and the County of Santa Clara, at the time. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees (including temperature checks) and limits on the number of attendees to promote social distancing.

Adjournments and Postponements

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

By order of the Board of Directors,
Kim M. Rivera
President, Strategy and Business Management,
Chief Legal Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 12, 2020. The definitive proxy statement and HP Inc.’s 2019 Annual Report are available electronically at www.hpannualmeeting.com.

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Proxy Statement	7

Background to the Solicitation

HP Inc. (“HP” or the “Company”) evaluates on an ongoing basis its business strategy, capital allocation, and potential strategic alternatives in an effort to drive shareholder value. This evaluation is iterative, and takes into account the perspectives of the Company’s shareholders, whose views are actively sought through the Company’s robust shareholder engagement program.

In the summer of 2018 following Xerox Holdings Corporation’s (“Xerox”) termination of the Fuji-Xerox merger agreement and the appointment of John Visentin as the chief executive office of Xerox, HP and Xerox held intermittent discussions concerning the possibility of potential joint business initiatives including, in particular, the possibility that HP would serve as a manufacturer of equipment to be sold by Xerox (the “OEM Arrangement”). These discussions were led by Steve Bandrowczak, Xerox’s president and chief operations officer, and Enrique Lores, then head of HP’s printing division. Discussions concerning the OEM Arrangement were commercial and friendly, and did result in commercial arrangements. These discussions continued throughout 2019. In the course of these discussions, Mr. Bandrowczak said on a number of occasions that Xerox wanted to be acquired by HP and sought Mr. Lores’ thoughts on that issue, and Mr. Lores replied that it was premature to contemplate that, and first the companies should get to know one another better through the OEM Arrangement and other possible joint business initiatives that could make sense.

On June 25, 2019, following an extensive corporate strategy process led by Enrique Lores, the board of directors of HP (“HP Board”) reviewed and approved an updated corporate strategy proposal that included, among other things, the pursuit of potential acquisition targets in the Print business. The HP Board subsequently reviewed and discussed considerations for a number of potential targets, including Xerox.

On August 12, 2019, Carl Icahn, the largest shareholder of Xerox, phoned Dion Weisler, HP’s then-chief executive officer. Based on publicly reported information, HP believed that Mr. Icahn was the beneficial owner of approximately 10.6% of Xerox’s outstanding common stock at such time. Mr. Icahn communicated that he believed HP was a well-run company with a strong management team and stated that he had accumulated approximately 60 million shares of HP common stock, constituting 4.125% of HP’s then-outstanding shares of common stock. Mr. Icahn further expressed his belief that there was considerable value in combining Xerox and HP, that HP should consider buying Xerox (or, if not, that Mr. Icahn would consider making an offer to acquire HP) and that he wanted a transaction to occur quickly. Mr. Weisler expressed that HP was always open to hearing from its shareholders and that the HP Board was focused on creating shareholder value. Following the call, on August 13, 2019, Mr. Icahn sent Mr. Weisler an e-mail attaching two Xerox slides showing estimated synergies of $3.5 billion that a combined company could achieve with full impact in 2023.

On August 22, 2019, the Company announced that Mr. Weisler had decided to step down for a family health matter and that the HP Board had unanimously appointed Mr. Lores (then head of HP’s printing division) to succeed Mr. Weisler as the Company’s chief executive officer effective November 1, 2019.

On August 23, 2019, Mr. Bandrowczak called Mr. Lores (then head of HP’s printing division) and advised that Mr. Visentin was planning to tell Mr. Weisler that Xerox was very interested in a combination with HP at an upcoming, previously-scheduled breakfast meeting. On August 26, 2019, Mr. Icahn called Mr. Weisler and expressed that he was focused on quickly pursuing a combination of HP with Xerox and asked Mr. Weisler for his views on HP buying Xerox. Mr. Weisler expressed to Mr. Icahn that HP would require further information from Xerox in order to assess a potential acquisition and that he would follow up directly with Mr. Visentin. Later that day, Mr. Weisler sent Mr. Visentin a list of threshold questions that would need to be addressed by Xerox before HP would engage in full discussions concerning an acquisition of Xerox. These questions related to topics including synergy calculations, Xerox’s “Project Own It” restructuring initiative, Xerox’s intellectual property, Xerox’s plans for its financing subsidiary, regulatory matters, Xerox’s joint venture with Fujifilm Holdings and the litigation between Xerox and Fujifilm, and the impact of a potential transaction on Xerox’s critical contracts.

8	www.hpannualmeeting.com

Board of Directors

On August 27, 2019, Mr. Visentin phoned Mr. Weisler and stated that Xerox was eager to combine with HP, and that he hoped that HP would include stock consideration in any offer to acquire Xerox. He also stated that he knew that Mr. Icahn had taken an ownership position in HP. Mr. Visentin advised that Xerox would provide HP with the information HP had requested.

On September 4, 2019, Mr. Weisler and Mr. Visentin had their previously-scheduled breakfast meeting. At the meeting, Mr. Visentin stated that, strategically, Xerox’s Board believed that Xerox was out of organic growth opportunities and must either grow through a strategic acquisition or be acquired. He informed Mr. Weisler that Xerox had offered to buy Fujifilm Holdings Corporation’s (“Fuji”) interest in their joint venture, but Fuji had declined to enter into negotiations. Mr. Visentin further stated that Xerox could try to acquire HP, but that the extreme leverage that Xerox would need to take on to make such an acquisition and the resulting potential for a credit downgrade made it preferable for HP to acquire Xerox. Mr. Visentin expressed a preference for HP to use its stock as acquisition currency, but said that cash could also be acceptable. Mr. Weisler expressed that HP was attempting to evaluate a potential transaction, but was still awaiting the requested information from Xerox that was necessary to conduct even a preliminary evaluation of a potential transaction, and without that information, HP could not determine next steps. Mr. Weisler reiterated that HP remained open to all value-creating options.

During late August/early September 2019, Kim Rivera, HP’s president of strategy and business management and chief legal officer, worked with Louie Pastor, Xerox’s executive vice president and general counsel, to coordinate a follow-up meeting between a few high level executives from their respective companies, which ultimately resulted in a meeting on September 12, 2019.

On September 12, 2019, there was an in-person meeting between selected senior management of HP and selected senior management of Xerox. Neither company’s chief executive officer was present. At the meeting, Xerox shared a slide presentation regarding, among other things, selected contractual provisions to which it was subject; the progress of Xerox’s cost cutting program, which it referred to as Project Own-It; and potential synergies of a combined HP-Xerox. Two of the slides discussing potential synergies were substantially identical to those provided to Mr. Weisler by Mr. Icahn on August 13, 2019. The slides included an illustrative valuation analysis of an acquisition of Xerox for $40-46 per share in cash and showing $3.5 billion of cost synergies achieved by 2022.

Overall, the level of information provided by Xerox was largely equivalent to Xerox’s December 9, 2019 investor presentation. “Synergy” estimates were large, round numbers without the detail required to validate that they had a sound basis. Notably, questions raised by HP about the current trajectory of the Xerox business (including but not limited to questions raised in response to the review of the materials presented by Xerox and as part of the discussion relating to the goals and results of Project Own It, which HP management believed were important in order to properly contextualize and understand trends in Xerox’s business and its publicly reported financial results) were deferred and not addressed.

On September 27, 2019, Mr. Visentin had a telephone conversation with Mr. Weisler. Mr. Visentin pressed Mr. Weisler regarding next steps. Mr. Weisler emphasized that HP required the threshold information that it had requested in order to make any determinations. Mr. Visentin said that he would attempt to facilitate the provision of that information.

On October 1, 2019, a few high-level executives from Xerox and HP participated in a video conference. Prior to the meeting, HP had shared a list of questions with Xerox and identified them as topics that HP would like to address at the meeting. The questions related to topics including Xerox’s business mix, financial performance, strategy and trajectory, Xerox’s joint venture with Fujifilm Holdings and the litigation between Xerox and Fujifilm, and compliance matters. At the meeting, the representatives of Xerox pressed the representatives of HP as to why HP required due diligence in order to make an offer to acquire Xerox. The representatives of Xerox then provided limited information with respect to plans for Xerox’s ownership interest in its joint venture with Fuji, synergies and certain other topics. Again, notably, questions raised by HP about the fundamental health and trajectory of Xerox’s business were deferred and not addressed.

On October 4, 2019, Mr. Weisler spoke with Mr. Visentin. Mr. Weisler confirmed that HP was prepared to enter into a non-disclosure agreement with Xerox and to commit time and resources to further explore a business combination, if Xerox would be willing to begin sharing substantive information with HP. Mr. Visentin stated that Xerox required HP to make an indicative offer, including the price (or price range) to acquire Xerox, before Xerox would continue the discussions. Mr. Weisler stated that HP could not specify a price without the previously requested threshold information, given HP’s concerns regarding Xerox’s business and the limited information that had been provided to date. Mr. Visentin agreed to present to the Xerox board of directors HP’s proposal to execute a non-disclosure agreement relating to the receipt of additional substantive information from Xerox.

Proxy Statement	9

Board of Directors

On October 10, 2019, Mr. Visentin confirmed that Xerox was unwilling to provide any substantive information without an indicative offer price from HP. Mr. Weisler again confirmed that HP was prepared to commit the requisite time and resources to a focused, expeditious process to inform its valuation of a potential combination, if Xerox was willing to provide the threshold diligence information previously discussed. Mr. Visentin informed Mr. Weisler that Xerox was not willing and, therefore, discussions were at an end.

In the evening of November 5, 2019, Mr. Visentin contacted Mr. Weisler to inform him that Xerox’s Board had approved an offer for Xerox to acquire HP for consideration comprised of $17.00 in cash and 0.137 shares of Xerox common stock per share of HP common stock (the “November Proposal”). Mr. Visentin also stated that Xerox had received a highly confident letter from Citibank with respect to the required financing. That same evening, reports of the November Proposal appeared in the Wall Street Journal. Mr. Visentin sent a letter containing the November Proposal to Mr. Lores that evening by email.

On November 6, 2019, HP publicly confirmed that a proposal had been received from Xerox.

On November 8, 2019, a telephone conversation between Mr. Icahn, Mr. Lores and Mr. Weisler was arranged at Mr. Icahn’s request to Mr. Weisler. At Mr. Icahn’s suggestion, Keith Cozza, the Chairman of the Board of Xerox and Mr. Icahn’s employee, also joined the call. Mr. Icahn informed Mr. Weisler and Mr. Lores that he believed that HP and Xerox should move to combine swiftly in a transaction in which Mr. Icahn would receive stock of the combined company, and that if HP was unwilling to do that, Xerox and Mr. Icahn were prepared to escalate the situation. Mr. Lores informed Mr. Icahn that HP’s Board had received and was evaluating the November Proposal, and reiterated that HP had remained willing to continue discussions about the potential of a strategic combination of the two companies before Xerox terminated discussions due to its refusal to share any substantive information. On the same day, Mr. Weisler and Mr. Lores had a similar telephone conversation with Mr. Visentin.

On November 13, 2019, Mr. Lores phoned Mr. Icahn. Mr. Lores informed Mr. Icahn that HP was considering the November Proposal. Mr. Icahn reiterated that he believed that there was significant value from a combination between Xerox and HP, and that he was open to alternative transaction structures. That same evening, Mr. Icahn was quoted in an article in the Wall Street Journal as being in favor of a combination of Xerox and HP; in that article, Mr. Icahn publicly disclosed his ownership of approximately 4.24% of HP’s then-outstanding common stock.

Also on November 13, 2019, the HP Board met to evaluate the November Proposal. The HP Board considered its financial advisor’s analysis of the November Proposal. The HP Board further considered that there remained significant unanswered questions relating to: (1) potential value creation that could arise from a combination of Xerox and HP, given the lack of access to substantive information that would be required to evaluate the quantum of synergies that a deal might create; (2) the future business trajectory of Xerox, given the recent deterioration in Xerox’s business; (3) Xerox's ability to finance a deal with investment grade notes, given Xerox's current non-investment grade ratings from all three major rating agencies (Ba1 with negative outlook from Moody's, BB+ with negative outlook from S&P, and BB from Fitch); and (4) the potential impact of outsized debt levels on the combined company’s stock. The HP Board determined that the November Proposal significantly undervalued HP relative to the Company’s standalone plan and options to deploy its strong balance sheet to generate shareholder value, and that rejecting the November Proposal was in the best interests of HP’s shareholders. The HP Board instructed Mr. Lores to convey its rejection of the November Proposal to Xerox and to reiterate that HP was open to exploring a potential combination, but still needed answers to its threshold questions to proceed further.

On November 14, 2019, Mr. Lores and Mr. Visentin spoke by telephone. Mr. Lores informed Mr. Visentin that Mr. Lores had spoken to Mr. Icahn, and informed him that HP planned to respond to Xerox’s proposal in the coming days. Mr. Visentin informed Mr. Lores that Xerox’s offer would remain open following the November 13, 2019 date stated in the letter conveying the November Proposal, and subsequently sent Mr. Lores an email confirming that Xerox would extend the time period for HP to respond to the offer until the end of the day on November 18, 2019.

On November 17, 2019, the HP Board sent the following letter to Mr. Visentin:

Dear John,

Our Board of Directors has reviewed and considered your unsolicited proposal dated November 5, 2019 at a meeting with our financial and legal advisors and has unanimously concluded that it significantly undervalues HP and is not in the best interests of HP shareholders. In reaching this determination, the Board also considered the highly conditional and uncertain nature of the proposal, including the potential impact of outsized debt levels on the combined company’s stock.

We have great confidence in our strategy and our ability to execute to continue driving sustainable long-term value at HP. In addition, the Board and management team continue to take actions to enhance shareholder value including the deployment of our strong balance sheet for increased repurchases of our significantly undervalued stock and for value-creating M&A.

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Board of Directors

We recognize the potential benefits of consolidation, and we are open to exploring whether there is value to be created for HP shareholders through a potential combination with Xerox. However, as we have previously shared in connection with our prior requests for diligence, we have fundamental questions that need to be addressed in our diligence of Xerox. We note the decline of Xerox’s revenue from $10.2 billion to $9.2 billion (on a trailing 12-month basis) since June 2018, which raises significant questions for us regarding the trajectory of your business and future prospects. In addition, we believe it is critical to engage in a rigorous analysis of the achievable synergies from a potential combination. With substantive engagement from Xerox management and access to diligence information on Xerox, we believe that we can quickly evaluate the merits of a potential transaction.

We remain ready to engage with you to better understand your business and any value to be created from a combination.

On behalf of the Board of Directors

/s/ Enrique Lores and Chip Bergh

Also on November 17, 2019, Mr. Lores had a telephone conversation with Mr. Visentin, and multiple conversations with Mr. Icahn, regarding HP’s response to the November Proposal. Mr. Lores told Mr. Visentin and Mr. Icahn that HP continued to stand ready to do due diligence on Xerox in order to assess a potential strategic combination. Each of Mr. Visentin and Mr. Icahn separately encouraged a mutual due diligence process and conveyed that Xerox was likely unwilling to proceed with one-way diligence by HP and might pursue a proxy contest to elect directors to HP’s Board instead. Mr. Icahn suggested that, if HP wanted a consensual resolution, HP should make an offer to acquire Xerox and suggested that $45 per share might be an attractive price if HP were to do so.

On November 20, 2019, Mr. Visentin informed Mr. Lores that Xerox would respond to HP the following day. Mr. Visentin stated that Xerox would be insisting on mutual due diligence before a deal could move forward.

On November 21, 2019, Mr. Visentin sent a letter to Mr. Lores and Chip Bergh, Chairman of the Board of HP, and publicly released such letter. In the letter, Mr. Visentin stated that if HP did not agree to mutual confirmatory due diligence by Monday, November 25, 2019, Xerox would take steps to present its November Proposal directly to HP shareholders. On the same day, there were telephone conversations between Mr. Lores and Mr. Visentin to reiterate the letter sent by Mr. Visentin to Mr. Lores and Mr. Bergh on that day.

On November 23 and 24, 2019, the HP Board held a telephonic meeting during which it reviewed and considered Xerox’s November 21, 2019 letter. The HP Board considered that Xerox’s offer had not changed and, accordingly, still significantly undervalued HP. The HP Board further considered the impetus for Xerox’s perceived urgency to reach a transaction, the HP Board’s questions about Xerox’s standalone prospects, and the fact that Xerox’s requested timing would not permit the Company to perform due diligence to the extent that the HP Board considered necessary in order to assess the potential impact of a transaction on HP shareholders.

Also on November 24, 2019, and following separate conversations between Mr. Lores and Mr. Visentin and Mr. Lores and Mr. Icahn in which Mr. Lores informed Mr. Visentin and Mr. Icahn of HP’s response to the November 21 letter, Mr. Lores and Mr. Bergh responded to Mr. Visentin’s November 21, 2019 letter on behalf of the HP Board with the following letter:

Dear John,

The HP Board of Directors has reviewed and considered your November 21 letter, which has provided no new information beyond your November 5 letter. We reiterate that we reject Xerox’s proposal as it significantly undervalues HP. Additionally, it is highly conditional and uncertain. In particular, there continues to be uncertainty regarding Xerox’s ability to raise the cash portion of the proposed consideration and concerns regarding the prudence of the resulting outsized debt burden on the value of the combined company’s stock even if the financing were obtained. Consequently, your proposal does not constitute a basis for due diligence or negotiation.

We believe it is important to emphasize that we are not dependent on a Xerox combination. We have great confidence in our strategy and the numerous opportunities available to HP to drive sustainable long-term value, including the deployment of our strong balance sheet for increased share repurchases of our significantly undervalued stock and for value-creating M&A.

Proxy Statement	11

Board of Directors

It is clear in your aggressive words and actions that Xerox is intent on forcing a potential combination on opportunistic terms and without providing adequate information. When we were in private discussions with you in August and September, we repeatedly raised our questions; you failed to address them and instead walked away, choosing to pursue a hostile approach rather than continue down a more productive path. But these fundamental issues have not gone away, and your now-public urgency to accelerate toward a deal, still without addressing these questions, only heightens our concern about your business and prospects. Accordingly, we must have due diligence to determine whether a Xerox combination has any merit.

We remain prepared to study the potential value of a combination and to work quickly to learn more about your business trajectory. However, there are significant concerns about both the near-term health and long-term viability of your business that have a significant impact on Xerox’s value. The question of whether there is a path to turn around your business is a threshold issue. In addition to the visible and substantial declines at Xerox, our specific concerns include:

—	Xerox has missed consensus revenue estimates in four of the last five quarters;
—

Xerox’s revenue has fallen from $10.2 billion to $9.2 billion (on a trailing 12-month basis) since June 2018, and this is expected to continue –Xerox management projects revenue declines of 6% in fiscal 2019;

—

Given how much of your business is based on contractual revenue, we are concerned about the decline in customer Total Contract Value (TCV) in excess of revenue declines, which suggests your revenues may decline even faster in future years. We note that the TCV of enterprise signings (including renewals) in 2018 was down 13.9% in constant currency and your churn for 2018 was 18%, both data points which Xerox has stopped providing publicly since the end of 2018;

—

Our review of synergies based on public information and the limited information you have shared does not support achievable synergies of the scale you suggest, and it appears that your assumptions include significant savings that are already included in each company’s independently announced cost reduction plans; and

—

It appears to us that when Xerox exited the Fujifilm joint venture, Xerox essentially mortgaged its future for a short-term cash infusion. We fear that the exit has left a sizeable strategic hole in Xerox’s portfolio. In addition, we have concerns as to the state of Xerox’s technology resources, research and development pipeline, future product programs, and supply continuity and capability. Finally, we note that Xerox will have to get access to the fastest growing Asia Pacific region.

The HP Board of Directors is committed to serving the best interests of HP shareholders, not Xerox and its shareholders. HP has numerous opportunities to create value for HP shareholders on a standalone basis. We will not let aggressive tactics or hostile gestures distract us from our responsibility to pursue the most value-creating path.

On behalf of the Board of Directors,

/s/ Enrique Lores and Chip Bergh

On November 26, 2019, Mr. Visentin sent a letter to Mr. Lores and Mr. Bergh, in response to the letter sent by Mr. Lores and Mr. Bergh on November 24, 2019. Mr. Visentin stated that Xerox planned to engage directly with HP shareholders to solicit their support for the November Proposal. This letter was made public on the date it was sent to HP.

On December 4, 2019, Mr. Icahn published an open letter to HP’s shareholders criticizing HP’s decision not to engage in mutual due diligence.

On December 9, 2019, Xerox filed a publicly available presentation advocating for the November 6 proposal.

On December 17, 2019, Moody’s Investors Service issued a credit opinion update that reflected uncertainty about Xerox’s ability to stabilize and grow its revenue base over the next few years. Moody’s stated that the transaction contemplated by the November Proposal would lead to higher leverage, significant costs to realize synergies, and significant execution risks. Moody’s also stated that it believed that Xerox’s credit profile could be pressured if the transaction was consummated.

On January 6, 2020, Mr. Visentin sent a letter to Mr. Lores and Mr. Bergh (which was also made public) stating that Xerox had obtained financing commitments in connection with the November Proposal from Citigroup Global Markets Inc, Mizuho Bank, Ltd. and Bank of America, N.A.

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Board of Directors

On January 8, 2020, Mr. Lores and Mr. Bergh, on behalf of HP’s Board, sent the following letter to Mr. Visentin responding to his January 6, 2020 letter:

Dear John,

We reiterate that the HP Board of Directors’ focus is on driving sustainable long-term value for HP shareholders. Your letter dated January 6, 2020 regarding financing does not address the key issue – that Xerox’s proposal significantly undervalues HP – and is not a basis for discussion. The HP Board of Directors remains committed to advancing the best interests of all HP shareholders and to pursuing the most value-creating opportunities.

On behalf of the Board of Directors,

/s/ Enrique Lores and Chip Bergh

On January 23, 2020, Xerox submitted to HP a notice of the nomination of 11 directors and four alternate director nominees for election to the HP Board at the Company’s 2020 annual meeting. Xerox made a public announcement of its intention to nominate candidates to the HP Board on the same day.

Further on January 23, 2020, HP issued a statement in response to Xerox’s announcement of its intention to nominate directors for election to the HP Board at the Company’s 2020 annual meeting providing that the HP Board believes “that the nominations are a self-serving tactic by Xerox to advance its proposal that significantly undervalues HP and creates meaningful risk to the detriment of HP shareholders.”

On February 10, 2020, Xerox announced its intention to launch a tender offer on or around March 2, 2020, for all of the outstanding shares of common stock of HP at a nominal price of $24.00 per share, to be comprised of $18.40 in cash and 0.149 Xerox shares for each HP share (the “Revised Proposal”). Xerox stated that, while it did not have financing sufficient to fund the Revised Proposal, it was in discussions regarding a sale of convertible securities.

On February 11, 2020, HP announced the release date for its earnings for the first fiscal quarter of 2020 would be February 24; that it would present additional information about its long-term strategic plans at such time; and that it wants its shareholders to have full information on the earnings and the value inherent in the Company before responding to Xerox’s February 10 press release.

On February 20, 2020, given Xerox’s announcement that it intended to commence a tender offer to acquire all of the outstanding shares of HP common stock, HP adopted and announced a limited shareholder rights plan that expires on February 20, 2021, and declared a dividend of one preferred share purchase right for each outstanding share of HP common stock to stockholders of record on March 2, 2020.

In the event that a person or group acquires beneficial ownership of 20% or more of HP’s then outstanding common stock, subject to certain exceptions, each right would entitle its holder (other than such person or members of such group) to purchase additional shares of HP common stock at a substantial discount to the public market price. In addition, at any time after a person or group acquires 20% or more of HP’s outstanding common stock (unless such person or group acquires 50% or more), the HP Board may exchange one share of HP common stock for each outstanding right (other than rights owned by such person or group, which would have become void). The shareholder rights plan could make it more difficult for a third party to acquire HP or a large block of HP’s common stock without the approval of the Board.

HP adopted the shareholder rights plan because the HP Board believed that it would be essential that HP shareholders have sufficient time and full information when considering any tender offer that Xerox may commence. Following the commencement of the exchange offer by Xerox on March 2, 2020, the HP Board reaffirmed the shareholder rights plan and the maintenance of the rights to contribute to the preservation of HP’s long-term value for its stockholders, including in light of the commencement of the exchange offer.

On February 21, 2020, a friend of Mr. Icahn suggested to Mr. Bergh, the Chairman of the HP Board, that the two discuss the situation; and on February 22, 2020, Mr. Icahn and a colleague from Icahn Associates spoke with Mr. Bergh and Mr. Robert Bennett, another member of the HP Board. Mr. Bergh had not previously spoken or emailed with Mr. Icahn, and has never spoken with or otherwise had contact with Mr. Visentin. The conversation was cordial. Messrs. Bergh and Bennett stated that they were primarily there to listen and were interested to hear the views of Mr. Icahn on the situation in that HP was in a “quiet period” with earnings to be released on February 24. Mr. Icahn’s views were generally the

Proxy Statement	13

Board of Directors

same as had been reported in the news media the same day, including his perspective on management structure. Messrs. Bergh and Bennett indicated that their focus was HP shareholder value, especially in light of the significant amount of equity to be held by HP shareholders in any combination; that HP was a very large complex and global group of businesses relative to Xerox where failure to execute well on the business plan could have negative consequences on a scale greater than the value of Xerox; and that they had significant confidence in the HP team’s ability to reduce costs in the business judiciously while also executing the plan across the size and breadth of HP’s businesses over time.

On February 24, 2020, HP announced its earnings for the first fiscal quarter of 2020 and announced a new strategic and financial value plan including new 3-year financial targets and a new capital return plan. In connection with that, HP announced that the revised Xerox proposal announced on February 10 meaningfully undervalues HP, creates significant risk and compromises the future of the company. HP also announced that HP was reaching out to Xerox to explore if there is a combination that creates value for HP shareholders that is additive to HP’s strategic and financial plan. At the same time, Mr. Lores sent an email to Mr. Visentin proposing to arrange a meeting to explore the basis for a transaction and alternative transaction frameworks that could deliver attractive value to both HP and Xerox shareholders, and offering that Mr. Lores’ office would reach out to Mr. Visentin’s office to arrange a time to discuss. Such meeting was held on March 10, 2020 in New York.

On March 2, 2020, Xerox commenced an exchange offer to acquire all outstanding shares of HP common stock.

****************

The Board currently consists of 13 Directors. On the recommendation of the Nominating, Governance and Social Responsibility Committee, the Board has nominated the 12 persons named below for election as Directors this year, each to serve for a one-year term and until the Director’s successor is elected and qualified or, if earlier, until his or her resignation or removal. Mr. Weisler is not standing for re-election at this annual meeting, and the Board has determined that the size of the Board will be reduced to 12 Directors at the time of the annual meeting.

Our Board recommends using the enclosed WHITE proxy card to vote FOR the election of all of the Board’s 12 Director nominees listed below.

Xerox has notified us of its intent to nominate a slate of 12 nominees for election as Directors at the annual meeting in opposition to the nominees proposed by our Board. Our Board does not endorse any Xerox nominee and unanimously recommends that you disregard any blue proxy card that may be sent to you by Xerox. Voting to “withhold” with respect to any of Xerox’s nominees on its proxy card is not the same as voting FOR our Board’s nominees, because a vote to “withhold” with respect to any of Xerox’s nominees on its proxy card will revoke any previous proxy submitted by you, including any vote you may have made for our Board’s nominees. If you have previously voted using a blue proxy card sent to you by Xerox, you may change your vote by voting via the Internet or by telephone by following the easy instructions provided on the enclosed WHITE proxy card. You may also sign, date and return the enclosed WHITE proxy card to the address indicated on the card, but we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet. Only the latest validly executed proxy that you submit will be counted.

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Board of Directors

Who We Are

Overview

Our Directors bring an extraordinary wealth of skills and backgrounds to the Board. From Subra Suresh, an acclaimed scientist whose background in microfluidics gives him key understanding into the future of technologies, including 3D printing, to Stacy Brown-Philpot, CEO of TaskRabbit, a company at the forefront of today’s personal services-oriented disruptive technology boom, our Board members are advising us based on real world experiences. MacArthur Fellow Yoky Matsuoka brings her leadership and research and development experiences from acclaimed academic institutions and industry leading companies. Their skills are complementary. Chip Bergh’s experience at Procter & Gamble and now Levi’s means he can instantly grasp the complexities of our supply chain and Richard Clemmer’s experience at NXP Semiconductors and Agere Systems enables him to provide valuable insight in connection with the evaluation and execution of key strategic transactions, while Shumeet Banerji and Mary Anne Citrino both come from financial industry careers, lending keen eyes to our financial management, risk oversight and investment strategy. Former public company CEOs Stephanie Burns and Robert Bennett lend the benefit of their experience at the helms of companies and Aida Alvarez and Stacey Mobley provide perspectives from the fields of government and corporate law, respectively. Together, these Directors and their skills help us to keep reinventing.

Our Director Nominees

Name Principal Occupation	Age	HP Director Since	Committees				Other Current Public Company/ Public Registrant Boards
			A	F	H	N
Aida M. Alvarez INDEPENDENT Former Administrator, U.S. Small Business Administration & Cabinet Member	70	2016					K12 Inc. Fastly, Inc. Oportun, Inc.
Shumeet Banerji INDEPENDENT Co-Founder and Partner, Condorcet, LP	60	2011					Reliance Industries Ltd.
Robert R. Bennett INDEPENDENT Managing Director, Hilltop Investments, LLC	61	2013					Discovery Communications, Inc. Liberty Media Corporation
Charles “Chip” V. Bergh INDEPENDENT President and Chief Executive Officer, Levi Strauss & Co.	62	2015					Levi Strauss & Co.
Stacy Brown-Philpot INDEPENDENT Chief Executive Officer, TaskRabbit	44	2015					Nordstrom, Inc.
Stephanie A. Burns INDEPENDENT Former Chief Executive Officer and Chairman, Dow Corning	65	2015					Corning Incorporated Kellogg Company
Mary Anne Citrino INDEPENDENT Senior Advisor and former Senior Managing Director, Blackstone	60	2015					Barclays plc Royal Ahold Delhaize Alcoa Corporation
Richard L. Clemmer INDEPENDENT Chief Executive Officer and Executive Director, NXP Semiconductors N.V.(1)	68	2020					NCR Corporation(2) NXP Semiconductors N.V.
Yoky Matsuoka INDEPENDENT Division CEO, Panasonic Corporation	47	2019					None
Stacey Mobley INDEPENDENT Former Senior Vice President, Chief Administrative Officer and General Counsel, E.I. du Pont de Nemours and Company	74	2015					None
Subra Suresh INDEPENDENT President, Nanyang Technological University	63	2015					Singapore Exchange Limited
Enrique Lores President and Chief Executive Officer, HP Inc.	54	2019					None
(1)	NXP Semiconductors recently nominated a successor to succeed Mr. Clemmer as Chief Executive Officer and Executive Director and this will be proposed by NXP Semiconductors’ Board of Directors at NXP Semiconductors’ annual general meeting of shareholders scheduled for May 27, 2020. Mr. Clemmer will remain a strategic advisor to NXP Semiconductors upon stepping down.
(2)	Mr. Clemmer is not standing for re-election at NCR Corporation’s annual meeting of stockholders scheduled for April 21, 2020, and he will not serve as a director of NCR Corporation after such date.

Committees	A	Audit Committee	F	Finance, Investment and Technology Committee	H	Human Resources and Compensation Committee	N	Nominating, Governance and Social Responsibility Committee	Chair

Proxy Statement	15

Board of Directors

Collective Skills of Our Director Nominees

HP benefits from having leading academics in relevant fields sharing their expertise and providing valuable guidance on research trends and emerging areas of innovation.	HP operates one of the world’s largest supply chains, spanning a diverse mix of geographies, suppliers, contractors and partners – we benefit from Directors who have successfully led complex operations and can help us to optimize our business model.

It’s essential that we have Directors with experience allocating capital for large and complex enterprises, as these Directors provide valuable insights as HP continues to reduce costs and optimize its cost structure.	As a large global company serving a diverse set of customer segments, HP requires a Board well-versed in navigating complexity and capitalizing on business opportunities to further our innovation and growth.

HP’s customers are the foundation of our mission – we continually seek to better serve our customer base with products and solutions that inspire and innovate.	Cutting edge R&D, science and engineering have been core to HP’s success for decades – Directors with scientific backgrounds can provide technical advice and bring a deep understanding of the innovative core of our company.

At HP we continually seek to reinvent the Print and PC industries to deliver amazing innovative experiences to our customers – having disruptive innovators on our Board helps inform our strategy and drive us forward.	HP benefits from having Directors with experience leading organizations through significant strategic transactions, including mergers, acquisitions and divestitures, as well as the successful integration of acquired businesses, as these directors provide useful guidance and oversight as HP implements its strategy.

As a Fortune 100 company with a vast financial footprint, it’s essential that we have Directors with strong financial acumen and experience to provide sound oversight and guide our investment strategies.	The dynamic and fast-moving markets in which HP operates globally require a Board with strong strategic insights gained through multi-faceted and challenging prior experiences.

Substantive government experience on our Board offers us insight into the regulatory environment of the many jurisdictions in which we operate, their legislative and administrative priorities, and the potential implications for our business.	With our deep history of innovation, we know that design, technology and user experience add valuable and vital components to our Board dialogue.

HP operates in 180 countries worldwide, making international business experience a vital perspective on our Board and enabling us to succeed in the many markets in which we operate.

International Experience of Our Director Nominees

North America	Europe	Asia

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Board of Directors

Biographies of Director Nominees

The biographies describe each Director nominee’s qualifications and relevant experience. The biographies include key qualifications, skills, and attributes most relevant to the decision to nominate candidates to serve on the Board.

Aida M. Alvarez
Most Recent Role —Former Administrator, U.S. Small Business Administration & Cabinet Member	Current Public Company Boards —HP —K12 Inc. —Fastly, Inc. —Oportun, Inc.	Prior Public Company Boards —MUFG Americas Holdings Corporation —Wal-Mart Stores, Inc. —PacifiCare Health Systems Inc.
Independent Director Age: 70 Director since: 2016 HP Board Committees: HRC, NGSR

Qualifications:

Prior Business and Other Experience

—Founding Chair, Latino Community Foundation (since 2003)
—Administrator, U.S. Small Business Administration (1997–2001)
—Director, Office of Federal Housing Enterprise Oversight (1993–1997)
—Vice President, First Boston Corporation and Bear Stearns & Co. (prior to 1993)

Other Key Qualifications

The Honorable Aida Alvarez brings to the Board a wealth of expertise in media, public affairs, finance, and government. She led important financial and government agencies and served in the Cabinet of U.S. President William J. Clinton where she provided strategic feedback to the President. She has also been a public finance executive, has chaired a prominent philanthropic organization and was an award-winning journalist. The Board also benefits from Ms. Alvarez’s knowledge of investment banking and finance.

GOVERNMENT STRATEGY	FINANCE ROBUST BUSINESS EXPERIENCE

Shumeet Banerji
Current Role —Co-founder and Partner of Condorcet, LP, an advisory and investment firm that specializes in developing early stage companies (since 2013)	Current Public Company Boards —HP —Reliance Industries Limited	Prior Public Company Boards —Innocoll AG
Independent Director Age: 60 Director since: 2011 HP Board Committees: HRC, NGSR (Chair)

Qualifications:

Prior Business and Other Experience

—Senior Partner, Booz & Company, a consulting company (May 2012–March 2013)
—Chief Executive Officer, Booz & Company (July 2008–May 2012)
—President of the Worldwide Commercial Business, Booz Allen Hamilton (February 2008–July 2008)
—Managing Director, Europe, Booz Allen Hamilton (2007–2008)
—Managing Director, United Kingdom, Booz Allen Hamilton (2003–2007)
—Faculty, University of Chicago Graduate School of Business

Other Key Qualifications

Mr. Banerji brings to the Board a robust understanding of the issues facing companies and governments in both mature and emerging markets around the world through his two decades of work with Booz & Company. In particular, Mr. Banerji has valuable experience in addressing a variety of complex issues ranging from corporate strategy, organizational structure, governance, transformational change, operational performance improvement, and merger integration. As CEO of Booz & Company, Mr. Banerji oversaw the separation of Booz & Company from Booz Allen Hamilton. During his career at Booz Allen Hamilton and Booz & Company, he has advised numerous companies on restructuring and M&A, particularly in mature industries. He is the co-author of Cut Costs, Grow Stronger, published by Harvard Business Press in 2009.

CAPITAL ALLOCATION FINANCE ROBUST BUSINESS EXPERIENCE	INTERNATIONAL BUSINESS STRATEGIC TRANSACTIONS; M&A STRATEGY

Proxy Statement	17

Board of Directors

Robert R. Bennett
Current Role —Managing Director, Hilltop Investments, LLC, a private investment company (since 2005)	Current Public Company Boards —HP —Discovery Communications, Inc. —Liberty Media Corporation	Prior Public Company Boards —Sprint Corporation —Demand Media, Inc. —Discovery Holding Company —Liberty Interactive Corporation —Sprint Nextel Corporation
Independent Director Age: 61 Director since: 2013 HP Board Committees: Audit, FIT (Chair)

Qualifications:

Prior Business and Other Experience

—President, Discovery Holding Company (2005–2008)
—President and Chief Executive Officer, Liberty Media Corporation (prior to 2005)

Other Key Qualifications

Mr. Bennett brings to the Board in-depth knowledge of the media and telecommunications industry and his knowledge of the capital markets and other financial and operational matters from his experience as the president and chief executive officer of another public company. Additionally, as a result of his positions at Liberty Media, Mr. Bennett brings experience leading organizations through significant strategic transactions, including acquisitions, divestitures and integration. Mr. Bennett also has an in-depth understanding of finance and has held various financial management positions during his career including serving as CFO of a public company. He also contributes valuable insight to the Board due to his experience serving on the boards of both public and private companies.

CAPITAL ALLOCATION FINANCE ROBUST BUSINESS EXPERIENCE INTERNATIONAL BUSINESS	OPERATIONS STRATEGIC TRANSACTIONS; M&A STRATEGY

Charles “Chip” V. Bergh
Current Role —President, Chief Executive Officer, and Director of Levi Strauss & Co., an apparel/retail company (since September 2011)	Current Public Company Boards —HP —Levi Strauss & Co.	Prior Public Company Boards —VF Corporation
Independent Chairman of the Board Age: 62 Director since: 2015 Chairman since: 2017 HP Board Committees: HRC, NGSR

Qualifications:

Prior Business and Other Experience

—Group President, Global Male Grooming, Procter & Gamble Co. (2009–September 2011)
—In 28 years at Procter & Gamble, Mr. Bergh served in a variety of executive roles, including managing business in multiple regions worldwide

Other Key Qualifications

Mr. Bergh brings to the Board extensive experience in executive leadership at large global companies and international business management. From his more than 30 years at Levi Strauss and Procter & Gamble, Mr. Bergh has a strong operational and strategic background with significant experience in brand management. He also brings public company governance experience as a board member and chair of boards and board committees of other public and private companies.

CAPITAL ALLOCATION CUSTOMER EXPERIENCE OPERATIONS STRATEGY	INTERNATIONAL BUSINESS ROBUST BUSINESS EXPERIENCE STRATEGIC TRANSACTIONS; M&A

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Board of Directors

Stacy Brown-Philpot
Current Role —Chief Executive Officer, TaskRabbit, an online labor interface company (since April 2016)	Current Public Company Boards —HP —Nordstrom, Inc.	Prior Public Company Boards —None
Independent Director Age: 44 Director since: 2015 HP Board Committees: Audit, NGSR

Qualifications:

Prior Business and Other Experience

—Chief Operating Officer, TaskRabbit (January 2013–April 2016)
—Entrepreneur-in-Residence, Google Ventures, the venture capital investment arm of Google, Inc., a technology company (“Google”) (May 2012–December 2012)
—Senior Director of Global Consumer Operations, Google (2010–May 2012)
—Prior to 2010, Ms. Brown-Philpot served in a variety of Director-level positions at Google
—Prior to joining Google in 2003, Ms. Brown-Philpot served as a senior analyst and senior associate at the financial firms Goldman Sachs and PwC

Other Key Qualifications

Ms. Brown-Philpot brings to the Board extensive operational, analytical, financial, and strategic experience. In addition to her current role as CEO of TaskRabbit, Ms. Brown-Philpot’s decade of experience leading various operations at Google and her prior financial experience from her roles at Goldman Sachs and PwC provide unique operational and financial expertise to the Board.

CUSTOMER EXPERIENCE DISRUPTIVE INNOVATION INTERNATIONAL BUSINESS ROBUST BUSINESS EXPERIENCE	FINANCE OPERATIONS STRATEGY TECHNOLOGY

Stephanie A. Burns
Current Role —Director	Current Public Company Boards —HP —Corning Incorporated —Kellogg Company	Prior Public Company Boards —Dow Corning Corporation —GlaxoSmithKline plc —Manpower, Inc.
Independent Director Age: 65 Director since: 2015 HP Board Committees: FIT, HRC (Chair)

Qualifications:

Prior Business and Other Experience

—Chief Executive Officer, Dow Corning Corp., a silicon-based manufacturing company (2004–May 2011)
—President, Dow Corning (2003–November 2010)
—Executive Vice President, Dow Corning (2000–2003)

Other Key Qualifications

Dr. Burns has more than 30 years of global innovation and business leadership experience and brings significant expertise in scientific research, product development, issues management, science and technology leadership, and business management to the Board. Her leadership experience includes steering Dow Corning Corporation during an extended bankruptcy and restructuring process. Dr. Burns also brings public company governance experience to the Board as a member of boards and board committees of other public companies.

CAPITAL ALLOCATION CUSTOMER EXPERIENCE OPERATIONS SCIENCE STRATEGY	FINANCE INTERNATIONAL BUSINESS ROBUST BUSINESS EXPERIENCE STRATEGIC TRANSACTIONS; M&A TECHNOLOGY

Proxy Statement	19

Board of Directors

Mary Anne Citrino
Current Role —Senior Advisor and former Senior Managing Director, Blackstone, an investment firm (since 2004)	Current Public Company Boards —HP —Royal Ahold Delhaize —Alcoa Corporation —Barclays	Prior Public Company Boards —Health Net, Inc. —Dollar Tree Inc.
Independent Director Age: 60 Director since: 2015 HP Board Committees: AUDIT (Chair), FIT

Qualifications:

Prior Business and Other Experience

—Managing Director, Global Head of Consumer Products Investment Banking Group, and Co-head of Health Care Services Investment Banking, Morgan Stanley (1986–2004)

Other Key Qualifications

Ms. Citrino’s more than 30-year career as an investment banker provides the Board with substantial knowledge regarding business operations strategy, as well as valuable financial and investment expertise. She also brings public company governance experience as a member of boards and board committees of other public companies.

CAPITAL ALLOCATION FINANCE ROBUST BUSINESS EXPERIENCE	INTERNATIONAL BUSINESS STRATEGIC TRANSACTIONS; M&A STRATEGY

Richard L. Clemmer
Current Role —Chief Executive Officer and Executive Director of NXP Semiconductors N. V., a semiconductor company (since January 2009)*	Current Public Company Boards —HP —NCR Corporation** —NXP Semiconductors N. V.	Prior Public Company Boards —i2 Technologies, Inc.
Independent Director Age: 68 Director since: 2020 HP Board Committees: AUDIT, FIT

Qualifications:

Prior Business and Other Experience

—Senior Advisor, Kohlberg Kravis Roberts & Co. (May 2007-December 2008)
—President and Chief Executive Officer, Agere Systems Inc. (October 2005–April 2007)

Other Key Qualifications

Mr. Clemmer brings to the Board significant leadership experience in the high tech industry, including experience with semiconductor, storage, e-Commerce, and software companies, and brings valuable experience leading organizations through strategic transactions. In his roles at NXP Semiconductors and Agere Systems, Mr. Clemmer has overseen the successful execution of a number of key strategic transactions, including the acquisition and integration of several companies and business units.

CAPITAL ALLOCATION FINANCE INTERNATIONAL BUSINESS OPERATIONS	ROBUST BUSINESS EXPERIENCE STRATEGIC TRANSACTIONS; M&A STRATEGY TECHNOLOGY

*	NXP Semiconductors recently nominated a successor to succeed Mr. Clemmer as Chief Executive Officer and Executive Director and this will be proposed by NXP Semiconductors’ Board of Directors at NXP Semiconductors’ annual general meeting of shareholders scheduled for May 27, 2020. Mr. Clemmer will remain a strategic advisor to NXP Semiconductors upon stepping down.
**	Mr. Clemmer is not standing for re-election at NCR Corporation’s annual meeting of stockholders scheduled for April 21, 2020, and he will not serve as a director of NCR Corporation after such date.

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Board of Directors

Enrique Lores
Current Role —President and Chief Executive Officer, HP (since November 2019)	Current Public Company Boards —HP	Prior Public Company Boards —None
President, Chief Executive Officer and Director Age: 54 Director since: 2019 HP Board Committees: N/A

Qualifications:

Prior Business and Other Experience

—President, Imaging and Printing Solutions, HP Inc. (November 2015–October 2019)
—Separation Leader, Hewlett-Packard Company (2014–October 2015)
—Senior Vice President & General Manager, Business Personal Systems, Hewlett-Packard Company (2013–2014)
—Senior Vice President, Worldwide Customer Support & Services, Hewlett-Packard Company (2011–2013)
—Senior Vice President, Worldwide Sales and Solutions Partner Organization, Hewlett-Packard Company (2008–2011)
—Vice President & General Manager, Large Format Printing, Hewlett-Packard Company (2003–2008)
—Vice President, Imaging & Printing Group, EMEA, Hewlett-Packard Company (2001–2003)
—Experience in a variety of roles at Hewlett-Packard Company (1989–2001)

Other Key Qualifications

Mr. Lores’s international business and leadership experience, and his service in multiple facets of the HP business worldwide, provide the Board with an enhanced global perspective. Mr. Lores’s more than 25 years of experience in the information and technology industry with HP, and his position as HP’s Chief Executive Officer, provide the Board with valuable industry insight and expertise.

CUSTOMER EXPERIENCE OPERATIONS TECHNOLOGY STRATEGY	DISRUPTIVE INNOVATION INTERNATIONAL BUSINESS ROBUST BUSINESS EXPERIENCE STRATEGIC TRANSACTIONS; M&A

Yoky Matsuoka
Current Role —Division CEO, Panasonic Corporation (since October 2019)	Current Public Company Boards —HP	Prior Public Company Boards —None
Independent Director Age: 47 Director since: 2019 HP Board Committees: AUDIT, FIT

Qualifications:

Prior Business and Other Experience

—Vice President, Healthcare at Google, a subsidiary of Alphabet Inc. (“Alphabet”), a technology company (2018–October 2019)
—Chief Technology Officer, Nest, Alphabet (2010–2015; 2017–2018)
—Executive experience in healthcare, Apple Inc., a technology company (May 2016–December 2016)
—Chief Executive Officer, Quanttus, a technology company (2015–2016)
—Head of Innovation and Co-Founder, Google [X], Alphabet (2009–2010)
—Academic experience including professorships at Carnegie Mellon University and the University of Washington (2000–2011)
—MacArthur Fellow (2007)

Other Key Qualifications

Ms. Matsuoka is an accomplished executive and technologist who brings more than two decades of leadership experience to the HP Board. Throughout her career, she has held innovation-centric roles in both Silicon Valley and in academia and brings her strong background in management, strategy and research & development to the Board.

ACADEMICS DISRUPTIVE INNOVATION SCIENCE STRATEGY	CUSTOMER EXPERIENCE ROBUST BUSINESS EXPERIENCE TECHNOLOGY

Proxy Statement	21

Board of Directors

Stacey Mobley
Current Role —Director	Current Public Company Boards —HP	Prior Public Company Boards —International Paper Company —Hewitt Associates, Inc.
Independent Director Age: 74 Director since: 2015 HP Board Committees: HRC, NGSR

Qualifications:

Prior Business and Other Experience

—Senior Counsel and Advisor, Dickstein Shapiro, LLP, a law firm (2008–2016)
—Senior Vice President, Chief Administrative Officer and General Counsel, E.I. du Pont de Nemours and Company (“DuPont”), a chemical company (1999–2008)
—35 years of experience at DuPont (1973–2008) serving in a variety of leadership roles

Other Key Qualifications

Mr. Mobley’s more than 35 years of legal and senior management experience at DuPont brings a deep understanding of governance, regulations and risk management including the government relations strategies of public companies. He also brings public company governance experience as a member of boards and board committees of other public and private companies.

INTERNATIONAL BUSINESS ROBUST BUSINESS EXPERIENCE	OPERATIONS

Subra Suresh
Current Role —President, Nanyang Technological University, autonomous global research university in Singapore (since January 2018)	Current Public Company Boards —HP —Singapore Exchange Limited	Prior Public Company Boards —None
Independent Director Age: 63 Director since: 2015 HP Board Committees: AUDIT, FIT

Qualifications:

Prior Business and Other Experience

—Senior Advisor, Temasek International Private Ltd., an investment company headquartered in Singapore (since September 2017)
—President, Carnegie Mellon University, a global research university (July 2013–June 2017)
—Independent Director of the Board, Battelle Memorial Institute, Ohio, an international nonprofit that develops and commercializes technology and manages laboratories for government customers (2014–2017)
—Director, National Science Foundation, a federal agency charged with advancing science and engineering research and education (October 2010–March 2013)
—Dean and the Vannevar Bush Professor of Engineering, School of Engineering (2007-2010), and Professor (1993–2013), Massachusetts Institute of Technology

Other Key Qualifications

Mr. Suresh is one of the few Americans to have been elected to all three branches of the U.S. National Academies (Engineering, Sciences and Medicine) in recognition of his considerable scientific and technical accomplishments. Mr. Suresh’s experience as the president of two prominent research universities and his experience leading new entrepreneurship and innovation bring the Board valuable insights with respect to strategic opportunities and a robust understanding of the organizational, scientific, and technological requirements of ongoing innovation.

ACADEMICS FINANCE SCIENCE TECHNOLOGY	DISRUPTIVE INNOVATION GOVERNMENT STRATEGY

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In addition to the information above, Annex B sets forth information relating to our Directors, Director nominees, and certain of our executive officers and other employees who may be considered “participants” in our solicitation under the applicable U.S. Securities and Exchange Commission (“SEC”) rules by reason of their position as Directors of the Company or as Director nominees or because they may be soliciting proxies on our behalf.

How We Are Selected

Identifying and Evaluating Candidates for Director

The Nominating, Governance and Social Responsibility (“NGSR”) Committee uses a variety of methods for identifying and evaluating nominees for Director. The NGSR Committee, in consultation with the Chairman, regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the NGSR Committee considers various potential candidates for Director. Candidates may come to the attention of the NGSR Committee through current Board members, professional search firms, stockholders or other persons. Identified candidates are evaluated at regular or special meetings of the NGSR Committee and may be considered at any point during the year. As described below, the NGSR Committee considers properly submitted stockholder recommendations of candidates for the Board to be included in our proxy statement. Following verification of the stockholder status of individuals proposing candidates, recommendations are considered collectively by the NGSR Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a stockholder in connection with the nomination of a Director candidate, such materials are forwarded to the NGSR Committee. The NGSR Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the NGSR Committee seeks to achieve a balance of diverse knowledge, experience and capability on the Board. The NGSR Committee evaluates nominees recommended by stockholders using the same criteria it uses to evaluate all other candidates. In the case of Mr. Clemmer, a third-party professional search firm identified him as a potential director nominee.

The NGSR Committee also evaluated the Xerox nominees using the same criteria it uses to evaluate all other candidates, including the Board’s nominees, and concluded that the nominees recommended by the Board and named in this proxy statement collectively have a superior skill set in light of the needs of the Company.

Director Nominees and Director Nominees’ Experience and Qualifications

The Board annually reviews the appropriate skills and characteristics required of Directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Board believes that its members should possess a variety of skills, professional experience, and backgrounds in order to effectively oversee our business. In addition, the Board believes that each Director should possess certain attributes, as reflected in the Board membership criteria described below.

Our Corporate Governance Guidelines contain the current Board membership criteria that apply to nominees recommended for a position on the Board. Under those criteria, members of the Board should:

—	have the highest professional and personal ethics and values, consistent with our long-standing values and standards;
—	have broad experience at the policy-making level in business, government, education, technology or public service;
—	be committed to enhancing stockholder value and represent the interests of all of our stockholders; and
—

have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience (which means that Directors’ service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all Director duties).

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In addition, the NGSR Committee takes into account a potential Director’s ability to contribute to the diversity of background (such as race, gender, age and cultural background) and experience represented on the Board, and it reviews its effectiveness in balancing these considerations when assessing the composition of the Board. Although the Board uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. Our Corporate Governance Guidelines can be found on our website at https://investor.hp.com/ governance/governance-documents/default.aspx. In addition, our Bylaws also require that to be qualified to serve as a Director and to be eligible to be a Director nominee, each Director and Director nominee:

—	must not have been an officer or director of a company that is a competitor of HP within the prior three years; and
—

must not be a named subject of a criminal proceeding (excluding traffic violations and other minor offenses) pending as of the date HP first mails the proxy materials that include the name of the nominee and, within the ten years preceding such date, must not have been convicted in such a criminal proceeding.

All members of the HP Board are provided with opportunities for in-person and remote Director education on an ongoing basis, covering a variety of subjects relevant to HP. Recent topics have included strategy, innovation, people and culture development, best practices in governance and leadership, industry updates and technology trends.

The Board believes that all the nominees named above are highly qualified and have the skills and experience required for effective service on the Board. All the nominees named above have indicated to us that they will be available to serve as Directors. In the event that any nominee should become unavailable, the proxy holders, Enrique Lores, Steven J. Fieler and Kim M. Rivera, will vote for a substitute nominee or nominees designated by the Board, unless the Board decides to decrease the size of the Board. If any substitute nominees are so designated, we will file an amended proxy statement or additional soliciting material that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement or additional soliciting material and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable SEC rules. As previously announced, Mr. Weisler is not standing for re-election at this annual meeting.

There are no family relationships among our executive officers and Directors.

Annual Review/Self-Evaluation

On an annual basis at or near the end of each fiscal year, each Director completes a self-evaluation designed to gauge the health of board function and composition. Topics addressed in the self-evaluation process include individual performance, performance of all committees on which the Director served during the fiscal year, performance of the Board as a whole, areas for improvement, accessibility of management, time allocation, and quality of materials. Directors also provide us with input on key focus areas for the Board in the upcoming fiscal year.

The NGSR Committee oversees the annual self-evaluation process in conjunction with input from the independent Chairman of the Board and reviews the findings with the independent Chairman to assess board health. Each committee additionally reviews the consolidated committee self-evaluation results.

Stockholder Recommendations

The policy of the NGSR Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described above under the heading “Identifying and Evaluating Candidates for Directors.” In evaluating such recommendations, the NGSR Committee seeks to achieve a balance of diverse knowledge, experience and capability on the Board and to consider all applicable membership criteria. Any stockholder recommendations submitted for consideration by the NGSR Committee should include verification of the stockholder status of the person submitting the recommendation and the recommended candidate’s name and qualifications for Board membership and should be addressed to our Corporate Secretary at HP Inc., 1501 Page Mill Road, Palo Alto, California 94304.

Stockholder Nominations

In addition, our Bylaws permit stockholders to nominate Directors for consideration at an annual stockholder meeting and, under certain circumstances, to include their nominees in the HP proxy statement. For a description of the process for nominating Directors in accordance with our Bylaws, see “Questions and Answers—Voting Information.”

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How We Are Organized

Current Committee Memberships

Name	Audit	Finance, Investment and Technology	HR and Compensation	Nominating, Governance and Social Responsibility
Independent Directors
Aida M. Alvarez
Shumeet Banerji				Chair
Robert R. Bennett		Chair
Charles “Chip” V. Bergh
Stacy Brown-Philpot
Stephanie A. Burns			Chair
Mary Anne Citrino	Chair
Richard L. Clemmer
Yoky Matsuoka
Stacey Mobley
Subra Suresh
Other Directors
Enrique Lores
Dion J. Weisler
— Member
Audit Committee “financial expert”

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Audit Committee

We have an Audit Committee established in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee represents and assists the Board in fulfilling its responsibilities for overseeing our financial reporting processes and the audit of our financial statements. Specific duties and responsibilities of the Audit Committee include, among other things:

Independent Registered Public Accounting Firm	—	appointing, overseeing the work of, evaluating, compensating and retaining the independent registered public accounting firm;
	—	discussing with the independent registered public accounting firm its relationships with HP and its independence, and periodically considering whether there should be a regular rotation of the accounting firm in order to assure continuing independence;
	—	overseeing the rotation of the independent registered public accounting firm’s lead audit and concurring partners at least once every five years and the rotation of other audit partners at least once every seven years in accordance with SEC regulations, with the Audit Committee directly involved in the selection of the accounting firm’s lead partner; and
	—	determining whether to retain or, if appropriate, terminate the independent registered public accounting firm.
Audit & Non-Audit Services; Financial Statements; Audit Report	—	reviewing and approving the scope of the annual independent audit, the audit fee, and other audit services;
	—	preparing the Audit Committee report for inclusion in the annual proxy statement; and
	—	overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements.
Disclosure Controls; Internal Controls & Procedures; Legal Compliance	—

reviewing our disclosure controls and procedures, internal controls, information and technology security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; and

	—	overseeing compliance with legal and regulatory requirements.
Risk Oversight	—	reviewing risks facing HP and management’s approach to addressing these risks, including significant risks or exposures relating to litigation and other proceedings and regulatory matters that may have a significant impact on our financial statements; and
	—	discussing policies with respect to risk assessment and risk management.
Related Party Transactions	—	overseeing relevant related party transactions governed by applicable accounting standards (other than related-person transactions addressed by the NGSR Committee).
Annual Review/Evaluation	—	annually reviewing the Audit Committee’s charter and performance.

The Board determined that Ms. Citrino, Chair of the Audit Committee, and each of the other Audit Committee members (Mr. Bennett, Ms. Brown-Philpot, Mr. Clemmer, Ms. Matsuoka and Mr. Suresh) are independent within the meaning of the New York Stock Exchange (“NYSE”) and SEC standards of independence for directors and audit committee members, and has satisfied the NYSE financial literacy requirements. The Board also determined that each of Mr. Bennett, Ms. Brown-Philpot, Ms. Citrino, Mr. Clemmer and Mr. Suresh is an “audit committee financial expert” as defined by the SEC rules.

The report of the Audit Committee is included on page 42.

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Finance, Investment and Technology Committee

The Finance, Investment and Technology (“FIT”) Committee provides oversight of the finance and investment functions of HP. The FIT Committee’s responsibilities and duties include, among other things:

Treasury Matters	—	reviewing or overseeing significant treasury matters such as capital structure and allocation strategy, derivative policy, global liquidity, fixed income investments, borrowings, currency exposure, dividend policy, share issuances and repurchases, and capital spending.
M&A Transactions & Strategic Alliances	—	assisting the Board in evaluating investment, acquisition, enterprise services, joint venture and divestiture transactions in which we engage as part of our business strategy from time to time and reporting and making recommendations to the Board as to scope, direction, quality, investment levels and execution of such transactions;
	—	evaluating and revising our approval policies with respect to such transactions;
	—	overseeing our integration planning and execution and the financial results of such transactions after integration;
	—	evaluating the execution, financial results and integration of our completed transactions; and
	—	overseeing and approving our strategic alliances.
Capitalization; Debt & Obligations; Swaps	—	reviewing or overseeing our capital structure and allocation strategy;
	—	overseeing our loans and loan guarantees of third-party debt and obligations; and
	—	annually reviewing and approving certain swaps and other derivative transactions.
Technology Strategies & Guidance	—	making recommendations to the Board as to scope, direction, quality, investment levels, and execution of our technology strategies;
	—	overseeing the execution of technology strategies formulated by management; and
	—	providing guidance on technology as it may pertain to, among other things, market entry and exit, investments, mergers, acquisitions and divestitures, new business divisions and spin-offs, research and development investments, and key competitor and partnership strategies.

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Nominating, Governance and Social Responsibility Committee

The NGSR Committee oversees, and represents and assists the Board (and management, as applicable) in fulfilling its responsibilities relating to, our corporate governance, Director nominations and elections, HP’s policies and programs relating to global citizenship and other legal, regulatory and compliance matters relating to current and emerging political, environmental, global citizenship and public policy trends. Specific duties and responsibilities of the NGSR Committee include, among other things:

Board Matters	—	developing and recommending to the Board the criteria for identifying and evaluating Director candidates and periodically reviewing these criteria;
	—	identifying and recommending candidates to be nominated for election as Directors at our annual meeting, consistent with criteria approved by the Board;
	—	annually assessing the size, structure, functioning, and composition of the Board and recommending assignments of Directors to Board committees and chairs of Board committees;
	—	identifying and recruiting new Directors, establishing procedures for the consideration of Director candidates recommended by stockholders and considering candidates proposed by stockholders;
	—	assessing the contributions and independence of Directors in determining whether to recommend them for election or reelection to the Board; and
	—	periodically reviewing the Board’s leadership structure, recommending changes to the Board as appropriate and, if the Chairman of the Board is not independent, making a recommendation to the independent Directors regarding the appointment of the Lead Independent Director.
HP Governing Documents & Corporate Governance Guidelines & Other Policies	—	conducting a preliminary review of Director independence and the financial literacy and expertise of Audit Committee members, and making recommendations to the Board related to such matters;
	—	developing and regularly reviewing corporate governance principles, including our Corporate Governance Guidelines;
	—	reviewing proposed changes to our Certificate of Incorporation, Bylaws and Board committee charters; and
	—	establishing policies and procedures for the review and approval of related-person transactions and conflicts of interest, including reviewing and approving all potential “related-person transactions” as defined under SEC rules.
Stockholder Rights	—	assessing and making recommendations regarding stockholder rights plans or other stockholder protections, as appropriate; and
	—	reviewing stockholder proposals in conjunction with the CEO and recommending Board responses.
Public Policy Trends & Issues	—	reviewing emerging corporate governance issues and practices;
	—	identifying, evaluating, and monitoring social, political, and environmental trends, issues, concerns, legislative proposals, and regulatory developments that could significantly affect the public affairs of HP;
	—	overseeing the policies relating to, and the way HP conducts, its government relations activities; and
	—	reviewing, assessing, reporting, and providing guidance to management and the full Board relating to activities, policies, and programs with respect to public policy matters and policies and programs relating to global citizenship, as applicable.
Annual Review/Evaluation	—	annually reviewing the NGSR Committee’s charter and performance; and
	—	overseeing the annual self-evaluation of the Board and its committees.

The Board determined that Mr. Banerji, who serves as Chair of the NGSR Committee, and each of the other NGSR Committee members (Ms. Alvarez, Mr. Bergh, Ms. Brown-Philpot and Mr. Mobley) are independent within the meaning of the NYSE director independence standards.

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Human Resources and Compensation Committee

The Human Resources and Compensation (“HRC”) Committee discharges the Board’s responsibilities related to the compensation of our executives and Directors and provides general oversight of our compensation structure, including our equity compensation plans and benefits programs. Specific duties and responsibilities of the HRC Committee include, among other things:

Executive Compensation, Stock Ownership & Performance Reviews	—	recommending all elements of the CEO’s compensation to the independent members of the Board for their review and approval;
	—	reviewing and approving objectives relevant to other executive officer compensation and evaluating performance and determining the compensation of other executive officers in accordance with those objectives;
	—	conducting annual performance evaluation of CEO; soliciting 360 degree feedback across organization;
	—	reviewing performance feedback on executive team members;
	—	approving severance arrangements and other applicable agreements and policies for executive officers; and
	—	adopting and monitoring compliance with stock ownership guidelines for executive officers.
Non-Equity Compensation Plans, Incentive Plans & Other Employee Benefit Plans	—	overseeing and monitoring the effectiveness of non-equity-based benefit plan offerings, including but not limited to non-qualified deferred compensation, fringe benefits, and any perquisites, in particular those pertaining to Section 16 officers, and approving any material new employee benefit plan or change to an existing plan that creates a material financial commitment by HP.
Director Compensation & Stock Ownership	—	establishing compensation policies and practices for service on the Board and its committees, including annually reviewing the appropriate level of Director compensation and recommending to the Board any changes to that compensation; and
	—	adopting and monitoring compliance with stock ownership guidelines for Directors.
Executive Succession Planning & Leadership Development	—	reviewing senior management selection and overseeing succession planning, leadership development, diversity and pay equity; and
	—	driving CEO succession planning process in partnership with the Chairman and full Board.
Compensation Consultants	—	engaging compensation consultants on various topics to understand market perspectives;
	—	engaging compensation consultant for independent perspective on compensation programs; and
	—	assessing the independence of all advisors (whether retained by the HRC Committee or management) that provide advice to the HRC Committee, in accordance with applicable listing standards.
Risk Assessment; Other Disclosure	—	overseeing, approving, and evaluating HP’s overall human resources and compensation structure, policies and programs, and assessing whether these establish appropriate incentives and leadership development opportunities for management and other employees, and confirming they do not encourage risk taking that is reasonably likely to have a material adverse effect on HP;
	—	reviewing and discussing with management the Compensation Discussion and Analysis and performing other reviews and analyses and making additional disclosures as required of compensation committees by the rules of the SEC or applicable exchange listing requirements; and
	—	reviewing the results of stockholder advisory votes on HP’s executive compensation program and recommending to the Board or the NGSR Committee how to respond to such votes.
Annual Review/ Evaluation	—	overseeing the annual evaluation of the CEO with input from all non-employee Board members; and
	—	annually evaluating the HRC Committee’s performance and charter.
People Processes & Culture	—	reviewing employee engagement and cultural initiatives including key training and development programs (executive and manager training, unconscious bias), diversity and inclusion programs and results of the employee engagement survey; and
	—	monitoring the key health metrics to evaluate the workforce including workforce diversity, key hires, turnover and restructuring.

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The Board determined that Dr. Burns, who serves as Chair of the HRC Committee, and each of the other HRC Committee members (Ms. Alvarez, Mr. Banerji, Mr. Bergh and Mr. Mobley) are independent within the meaning of the NYSE standards of independence for directors and compensation committee members.

New Forefront of Governance: Board Oversight of ESG

HP continually seeks to improve and enhance its governance programs. This year, we are pleased to share for the first time an update on our Board’s involvement in our Environmental, Sustainability and Governance (“ESG”) efforts. HP is one of the leaders in this space through our Sustainability program, which includes Diversity & Inclusion, Corporate Sustainability and Environmental Impact.

Planet

The NGSR Committee oversees HP’s broad ESG strategy, including our areas of focus, global citizenship policies, and sustainable supply chain programs; our executive leadership team then integrates this into our global business strategy. The Audit Committee monitors our progress towards our sustainability goals as part of its ERM program reviews.
People

The NGSR Committee seeks to recruit directors of diverse backgrounds to lead the Board. The HRC Committee provides guidance and direction to our talent recruitment and retention strategies, including management succession planning, with a focus on ensuring our leadership represents the diversity of our workforce and customers worldwide. The Audit Committee’s oversight of our ERM program includes oversight of our global supply chain, which involves working with our suppliers to protect and empower all workers in our supply chain, not just HP employees.
Community

The Board and the NGSR Committee are committed to improving the communities in which we operate. This includes providing our leadership team with assistance in reaching out to the communities we seek to impact and approving broad-based strategies for corporate giving, including financial funding and employee engagement.

How We Govern and Are Governed

Board Leadership Structure

The HP Board continuously evaluates its leadership structure. Our Board continues to believe that it is in the best interests of the Company and its stockholders to separate the Chairman of the Board and Chief Executive Officer roles and for our Chairman to be independent. Currently, Mr. Bergh serves as our independent Chairman of the Board. Our Board believes that our current structure, with an independent Chairman, who is well-versed in the needs of a complex business and has strong, well-defined governance duties, gives our Board a strong leadership and corporate governance structure that best serves the needs of HP and its stockholders. The Board will continue to evaluate its leadership structure on an ongoing basis and may make changes as appropriate to HP and its future needs.

Independent Chairman

—	oversees the planning of the annual Board calendar;
—	in consultation with the CEO and the other Directors, schedules, approves and sets the agenda for meetings of the Board and chairs and leads the discussion at such meetings;
—	chairs HP’s annual meeting of stockholders;
—	is available in appropriate circumstances to speak on behalf of the Board and for consultation and direct communication with major stockholders upon request;

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—	provides guidance and oversight to management;
—	helps with the formulation and implementation of HP’s strategic plan;
—	serves as the Board liaison to management;
—	has the authority to call meetings of the independent Directors and schedules, sets the agenda for, and presides at executive sessions of the independent Directors;
—	approves information sent to the Board;
—	assists the Chairs of the Board committees in preparing agendas for the respective committee meetings;
—	works with the HRC Committee to coordinate the annual performance evaluation of the CEO;
—	works with the NGSR Committee to oversee the Board and committee evaluations and recommends changes to improve the Board, the committees, and individual Director effectiveness; and
—	performs such other functions and responsibilities as set forth in the Corporate Governance Guidelines or as requested by the Board from time to time.

Executive Sessions

During fiscal 2019, the Directors regularly met in executive session, including executive sessions of only the independent Directors. Throughout fiscal 2019, Mr. Bergh served as independent Chairman. As such, Mr. Bergh scheduled and chaired each executive session held during fiscal 2019. Any independent Director may request that an additional executive session be scheduled.

Director Independence

Our Corporate Governance Guidelines, which are available on our website at https://investor.hp.com/governance/governance-documents/default.aspx, provide that a substantial majority of the Board will consist of independent Directors and that the Board can include no more than three Directors who are not independent Directors. The independence standards can be found as Exhibit A to our Corporate Governance Guidelines. Our Director independence standards are consistent with, and in some respects more stringent than, the NYSE director independence standards. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the applicable listing and SEC standards and each member of the HRC Committee meets the heightened independence standards required for compensation committee members under the applicable listing standards and SEC standards.

Under our Corporate Governance Guidelines, a Director will not be considered independent in the following circumstances:

—	The Director is, or has been within the last three years, an employee of HP, or an immediate family member of the Director is, or has been within the last three years, an executive officer of HP.
—	The Director has been employed as an executive officer of HP, its subsidiaries or affiliates within the last five years.
—	The Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from HP, other than compensation for Board service, compensation received by a Director’s immediate family member for service as a non-executive employee of HP, and pension or other forms of deferred compensation for prior service with HP that is not contingent on continued service.
—	(A) The Director or an immediate family member is a current partner of the firm that is HP’s internal or external auditor; (B) the Director is a current employee of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and who personally worked on HP’s audit; or (D) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on HP’s audit within that time.
—	The Director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of HP’s present executive officers at the same time serves or has served on that company’s compensation committee.
—	The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, HP for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
—	The Director is affiliated with a charitable organization that receives significant contributions from HP.
—	The Director has a personal services contract with HP or an executive officer of HP.

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For these purposes, an “immediate family” member includes a person’s spouse, parents, stepparents, children, step-children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home.

In determining independence, the Board reviews whether Directors have any material relationship with HP. An independent Director must not have any material relationship with HP, either directly or as a partner, stockholder or officer of an organization that has a relationship with HP, nor any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In assessing the materiality of a Director’s relationship to HP, the Board considers all relevant facts and circumstances, including consideration of the issues from the Director’s standpoint and from the perspective of the persons or organizations with which the Director has an affiliation, and is guided by the standards set forth above.

In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2017 between HP and entities associated with the independent Directors or their immediate family members. In addition to the transactions described below under the heading “Fiscal 2019 Related-Person Transactions,” if any, the Board’s independence determinations included consideration of the following transactions:

Current Directors:

—	Mr. Bergh has served as President and Chief Executive Officer and a Director of Levi Strauss & Co. since September 2011. HP has entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years with Levi Strauss & Co. The amount that HP paid in each of the last three fiscal years to Levi Strauss & Co., and the amount received in each fiscal year by HP from Levi Strauss & Co., did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of either company’s consolidated gross revenues.
—	Mr. Clemmer has served as Chief Executive Officer and Executive Director of NXP Semiconductors N.V. since January 2009. HP has entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years with NXP Semiconductors N.V. The amount that HP paid in each of the last three fiscal years to NXP Semiconductors N.V., and the amount received in each fiscal year by HP from NXP Semiconductors N.V., did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of either company’s consolidated gross revenues.
—	Mr. Suresh has served as President of Nanyang Technological University since January 2018. HP has entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years with Nanyang Technological University. The amount that HP paid in each of the last three fiscal years to Nanyang Technological University, and the amount received in each fiscal year by HP from Nanyang Technological University, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of either entity’s consolidated gross revenues.
—	Ms. Matsuoka served as Vice President, Healthcare at Google, a subsidiary of Alphabet, from 2018 to October 2019. HP has entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years with Google and Alphabet. The amount that HP paid in each of the last three fiscal years to Google and Alphabet, and the amount received in each fiscal year by HP from Google and Alphabet, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of either company’s consolidated gross revenues.
—	Ms. Matsuoka has served as Division CEO at Panasonic since October 2019. HP has entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years with Panasonic. The amount that HP paid in each of the last three fiscal years to Panasonic, and the amount received in each fiscal year by HP from Panasonic, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of either company’s consolidated gross revenues.
—	Each of Mr. Banerji, Mr. Bennett, Ms. Brown-Philpot, Dr. Burns, Ms. Citrino, Ms. Matsuoka, and Mr. Mobley, or one of their immediate family members, is a non-employee director, trustee or advisory board member of another company that did business with HP at some time during the past three fiscal years. These business relationships were as a supplier or purchaser of goods or services in the ordinary course of business.

As a result of this review, the Board has determined the transactions described above and below under the heading “Fiscal 2019 Related-Person Transactions,” if any, would not interfere with the Director’s exercise of independent judgment in carrying out the responsibilities of a Director. The Board has also determined that, with the exception of Messrs. Lores and Weisler, (i) each of HP’s remaining Directors, including Ms. Alvarez, Mr. Banerji, Mr. Bennett, Mr. Bergh, Ms. Brown-Philpot, Dr. Burns, Ms. Citrino, Mr. Clemmer, Ms. Matsuoka, Mr. Mobley and Mr. Suresh, and (ii) each of the members of the Audit Committee, the HRC Committee and the NGSR Committee, has (or had) no material relationship with HP (either directly or as a partner, stockholder or officer of an organization that has a relationship with HP) and is (or was) independent within the meaning of the NYSE and our Director independence standards. The Board has determined that Mr. Lores is not independent because of his status as our current President and CEO, and Mr. Weisler is not independent due to his prior service as our President and CEO until November 1, 2019 and his subsequent role as Senior Executive Advisor to the Company.

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Meeting Attendance

During fiscal 2019, the Board held eleven meetings, nine of which included executive sessions. Each incumbent Director serving during fiscal 2019 attended at least 75% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a Director. During fiscal 2019, we had the following four standing committees, which held the number of meetings indicated in parentheses during fiscal 2019: Audit Committee (13); FIT Committee (5); HRC Committee (6); and NGSR Committee (5). All the committee charters are available on our investor relations website at https://investor.hp.com/governance/governance-documents/default.aspx.

Directors are encouraged to participate in our annual meeting of stockholders. Ten of our eleven then-serving Directors attended our last annual meeting, held on April 23, 2019.

Board Risk Oversight

The Board, with the assistance of committees of the Board as discussed below, reviews and oversees our enterprise risk management (“ERM”) program. This enterprise-wide program is designed to enable effective and efficient identification of, and management’s visibility into, critical enterprise risks. It also facilitates the incorporation of risk considerations into decision making. The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board levels and facilitate appropriate risk response strategies. Under the ERM program, management develops a holistic portfolio of our enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments and incorporating information regarding specific categories of risk gathered from various internal HP organizations. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas. Management provides regular reports on the risk portfolio and risk response efforts to senior management and to the Audit Committee.

The Board oversees management’s implementation of the ERM program, including reviewing our enterprise risk portfolio and evaluating management’s approach to addressing identified risks. Various Board committees also have responsibilities for oversight of risk management that supplement the ERM program as follows:

BOARD Stays Informed of Our Risk Profile Considers Risk in Connection with Strategic Planning and Other Matters

AUDIT Risk oversight	FINANCE, INVESTMENT AND TECHNOLOGY Financial risks and innovation opportunities	HR AND COMPENSATION Compensation risks and practices	NOMINATING, GOVERNANCE AND SOCIAL RESPONSIBILITY Risks associated with governance structure and processes

HP MANAGEMENT HP Management advises the Board and Board committees of key risks and the status of ongoing efforts to address these risks

Proxy Statement	33

Board of Directors

Compensation Risk Assessment

During fiscal 2019, Frederic W. Cook and Co., Inc. (“FW Cook”), independent compensation consultants to the HRC Committee, conducted an annual risk assessment of our executive compensation program, policies and processes as well as incentive and commission arrangements below the executive level. FW Cook concluded that our compensation programs and practices do not create risks that are reasonably likely to have a material adverse effect on HP, and that our compensation programs and practices reflect a balance in design, policies, management controls, and HRC Committee oversight that is consistent with market “best-practice” for mitigating potential compensation-related risk.

Code of Conduct

We maintain a code of business conduct and ethics for Directors, officers and employees known as Integrity at HP, which is available on our website at https://investor.hp.com/governance/integrity-at-hp/default.aspx. If the Board grants any waivers from our Standards of Business Conduct to any of our Directors or executive officers, or if we amend our Standards of Business Conduct, we will, if required, disclose these matters via updates to our website on a timely basis.

How We Communicate With You

Stockholder Outreach

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. Over the past year, the Board has continued to engage with stockholders, including seeking and encouraging feedback from stockholders about our corporate governance practices by conducting stockholder outreach and engagement throughout the year. Our annual corporate governance investor outreach cycle, in which the Chair of the Board, Chair of the HRC Committee and other Directors typically participate, is outlined below.

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Board of Directors

Our Investor Outreach Calendar of Scheduled Events

November 2018
—Q4 2018 HP Inc. Earnings Conference Call
December 2018
—2018 Wells Fargo Tech Summit —Barclays Global Technology, Media & Telecommunications Conference
January 2019
—Investor Meetings at CES 2019 —Citi 2019 Global Technology, Media & Telecommunications West Conference —2019 J.P. Morgan Tech Forum at CES
February 2019
—Q1 2019 HP Inc. Earnings Conference Call —Morgan Stanley Technology, Media & Telecom Conference
March 2019
—Daiwa Investment Conference Tokyo 2019
April 2019
—HP Inc. Annual Stockholder Meeting
May 2019
—Q2 2019 HP Inc. Earnings Conference Call —Bernstein’s 35th Annual Strategic Decisions Conference (SDC)
June 2019
—2019 Bank of America Merrill Lynch Global Technology Conference
August 2019
—Q3 2019 HP Inc. Earnings Conference Call
September 2019
—Citi 2019 Global Technology Conference —Deutsche Bank’s Technology Conference
October 2019
—HP Securities Analyst Meeting* —HP Inc. Announces Fiscal 2020 Financial Outlook

*	Event attended by member(s) of the HP Board.

In fiscal 2019, we also conducted outreach regarding our governance profile as part of our annual investor outreach cycle in the early part of the year. Through this program, we met or spoke with institutional investors representing more than 40% of our outstanding stock during fiscal 2019 as well as with proxy advisor firms. In fiscal 2020, prior to the filing of this proxy statement, we conducted our fiscal 2020 outreach regarding our governance profile. Through this program, we met or spoke with institutional investors representing more than 30% of our outstanding stock as of December 31, 2019, as well as proxy advisor firms. For additional details, please see pages 78-79 detailing our previous stockholder outreach conducted regarding written consent, which can be found in the opposition statement to the stockholder proposal.

Proxy Statement	35

Board of Directors

Communications with the Board

Stockholders and other interested parties can contact the HP Board by email at bod@hp.com or by mail at the HP Board of Directors, 1501 Page Mill Road, Palo Alto, California 94304.

All Directors have access to this correspondence. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or to individual Directors, as appropriate. Our independent Directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted. Communications that are intended specifically for the Chairman of the Board, other independent Directors, or the non-employee Directors should be sent to the e-mail address or street address noted above, to the attention of the Chairman of the Board.

How We Are Compensated

Director Compensation and Stock Ownership Guidelines

Non-employee Director compensation is determined annually by the independent members of the Board acting on the recommendation of the HRC Committee. In formulating its recommendation, the HRC Committee considers market data for our peer group and input from the independent compensation consultant retained by the HRC Committee. Mr. Weisler and Mr. Lores, as employees of the Company, do not receive any separate compensation for their HP Board service.

For the 2019 Board year, which began March 1, 2019 (and therefore approximates the period between annual stockholder meetings when non-employee Directors are regularly elected), each non-employee Director was entitled to receive an annual cash Board retainer of $105,000. Non-employee Directors may elect to defer up to 50% of their annual cash retainer. Additionally, in lieu of the annual cash retainer, non-employee Directors may elect to receive an equivalent value of equity either entirely in fully vested shares or in equal values of shares and stock options. For fiscal 2019, two non-employee Directors elected to receive an equivalent value of equity in shares and stock options, and two non-employee Directors elected to defer their annual cash retainer.

Each non-employee Director also received an annual equity Board retainer of $215,000 for service during the 2019 Board year, with regular grants on the date of the annual stockholder meeting. Under special circumstances, the annual equity retainer may be paid in cash. No annual equity retainer was paid in cash during fiscal 2019. Typically, the annual equity retainer is paid at the election of the Director either entirely in fully vested shares or in equal values of shares and stock options. The number of shares subject to the equity awards is determined based on the fair market value of our stock on the grant date, and the number of shares subject to stock option awards is determined as of the grant date based on a Black-Scholes-Merton option pricing formula. Equity grants to non-employee Directors are primarily intended to strengthen alignment with stockholder interests and to reinforce a long-term ownership view of the Company and its value. Retention is not the focus of equity grants for non-employee Directors and could cause entrenchment, which is why service-related vesting on equity awards was eliminated in July 2017. Non-employee Directors may elect to defer the settlement of shares received as part of the program until either (a) the first to occur of the Director’s death, disability (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) or when the non-employee Director no longer serves as a member of the HP Board (a “Separation From Service” as defined in Section 409A of the Code) or (b) April 1 of a given year; however, non-employee Directors may not defer the issuance of shares received upon the exercise of their stock options.

The Chairman of the Board receives an additional $200,000 annual cash retainer in recognition of the greater duties that the position requires. In addition to the regular annual cash and equity retainers, and the Chairman retainer described above, the non-employee Directors who served as chairs of standing committees during fiscal 2019 received cash retainers for such service. The Board approved annual cash retainers for committee chairs as follows for chair service during fiscal 2019:

—	$35,000 for the Audit Committee Chair;
—	$25,000 for the HRC Committee Chair;
—	$20,000 for the Nominating, Governance and Social Responsibility Committee Chair; and
—	$20,000 for Chairs of other Board standing committees.

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Board of Directors

Each non-employee Director also receives $2,000 for Board meetings attended in excess of ten meetings per Board year (which begins in March and ends the following February), and $2,000 for each committee meeting attended in excess of a total of ten meetings of each committee per Board year.

Non-employee Directors are reimbursed for their expenses in connection with attending Board meetings including expenses related to spouses when spouses are invited to attend Board events, and they may use the Company aircraft for travel to and from Board meetings and other Company events.
Fiscal 2019 Director Compensation
Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	All Other Compensation ($)	Total ($)
Aida Alvarez	$104,928	$215,003	$—	$—	$319,931
Shumeet Banerji	$123,253	$215,003	$—	$—	$338,256
Robert R. Bennett	$125,253	$215,003	$—	$—	$340,256
Charles “Chip” V. Bergh	$199,863	$160,017	$160,002	$—	$519,882
Stacy Brown-Philpot	$106,928	$215,003	$—	$—	$321,931
Stephanie A. Burns	$128,250	$215,003	$—	$—	$343,253
Mary Anne Citrino	$142,243	$107,502	$107,501	$—	$357,246
Yoky Matsuoka	$82,418	$344,182	$—	$—	$426,600
Stacey Mobley	$104,928	$215,003	$—	$—	$319,931
Subra Suresh	$106,928	$215,003	$—	$—	$321,931
Dion J. Weisler(4)	$—	$—	$—	$—	$—
(1)	Mr. Clemmer was appointed to our Board during our Fiscal 2020 year. Accordingly, he did not receive any compensation during Fiscal 2019.
(2)	For purposes of determining Director compensation, the Board year begins in March and ends the following February, which does not coincide with our November through October fiscal year. Cash amounts included in the table above represent the portion of the annual retainers and committee chair fees earned with respect to service during fiscal 2019, as well as any additional meeting fees paid during fiscal 2019. See “Additional Information about Fees Earned or Paid in Cash in Fiscal 2019” below.
(3)	Represents the grant date fair value of stock awards and option awards granted in fiscal 2019 calculated in accordance with applicable accounting standards relating to share-based payment awards. For awards of shares, that amount is calculated by multiplying the closing price of HP’s stock on the date of grant by the number of shares awarded. For elective options, that amount is calculated by multiplying the Black-Scholes-Merton value determined as of the date of grant by the number of options awarded. For information on the assumptions used to calculate the value of the stock awards, refer to Note 5 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, as filed with the SEC on December 12, 2019. See “Additional Information about Non-Employee Director Equity Awards” below.
(4)	Mr. Weisler served as President and CEO of HP until November 1, 2019, the first day of our 2020 fiscal year. Accordingly, he did not receive compensation for his Board service during Fiscal 2019.
Additional Information about Fees Earned or Paid in Cash in Fiscal 2019
Name	Annual Retainers(a) ($)	Committee Chair and Chairman Fees(b) ($)	Additional Meeting Fees(c) ($)	Total ($)
Aida Alvarez	$104,928	$0	$0	$104,928
Shumeet Banerji	$104,928	$18,325	$0	$123,253
Robert R. Bennett	$104,928	$18,325	$2,000	$125,253
Charles “Chip” V. Bergh	$0	$199,863	$0	$199,863
Stacy Brown-Philpot	$104,928	$0	$2,000	$106,928
Stephanie A. Burns	$104,928	$23,322	$0	$128,250
Mary Anne Citrino	$104,928	$33,315	$4,000	$142,243
Yoky Matsuoka	$82,418	$0	$0	$82,418
Stacey Mobley	$104,928	$0	$0	$104,928
Subra Suresh	$104,928	$0	$2,000	$106,928
(a)	The Board year begins in March and ends the following February, which does not coincide with HP’s November through October fiscal year. The dollar amounts shown include cash annual retainers earned for service during the last four months of the March 2018 through February 2019 Board year and cash annual retainers earned for service during the first eight months of the March 2019 through February 2020 Board year. This also includes cash earned in the period described that was deferred by Director election into the 2005 Executive Deferred Compensation Plan, which provides that Directors may elect when to receive their deferred cash annual retainer. Directors may not receive their deferred cash annual retainer earlier than January 2022. In the case of a termination of service, Directors can elect to receive the deferred money in the January following the termination of service if the date occurs prior to the specified distribution year elected.
(b)	Committee chair fees are calculated based on service during each Board term. The dollar amounts shown include such fees earned for service during the last four months of the March 2018 through February 2019 Board term and fees earned for service during the first eight months of the March 2019 through February 2020 Board term.
(c)	Additional meeting fees are calculated based on the number of designated Board meetings and the number of committee meetings attended during each Board term. The dollar amounts shown include any additional meeting fees paid during fiscal 2019 for service in the 2018 Board term ending February 2019. Additional meeting fees for the 2019 Board term, if any, will be paid during fiscal 2020.

Proxy Statement	37

Board of Directors

Additional Information about Non-Employee Director Equity Awards

The following table provides additional information about non-employee Director equity awards, including the stock awards and elective options made to non-employee Directors during fiscal 2019, the grant date fair value of each of those awards and the number of stock awards and option awards outstanding as of the end of fiscal 2019:

Name	Stock Awards Granted During Fiscal 2019 (#)	Option Awards Granted During Fiscal 2019 (#)	Grant Date Fair Value of Stock and Option Awards Granted During Fiscal 2019(a) ($)	Stock Awards Outstanding at Fiscal Year End(b) (#)	Option Awards Outstanding at Fiscal Year End (#)
Aida Alvarez	10,702	0	$215,003	11,402	0
Shumeet Banerji	10,702	0	$215,003	0	0
Robert R. Bennett	10,702	0	$215,003	10,875	0
Charles “Chip” V. Bergh	7,965	38,930	$320,019	31,073	146,148
Stacy Brown-Philpot	10,702	0	$215,003	51,663	0
Stephanie A. Burns	10,702	0	$215,003	20,966	0
Mary Anne Citrino	5,351	26,156	$215,003	33,506	159,671
Yoky Matsuoka	17,138	0	$344,182	0	0
Stacey Mobley	10,702	0	$215,003	51,663	0
Subra Suresh	10,702	0	$215,003	19,295	0
(a)	Represents the grant date fair value of stock awards and elective options granted in fiscal 2019 calculated in accordance with applicable accounting standards. For stock awards, that number is calculated by multiplying the closing price of HP’s stock on the date of grant by the number of shares awarded. For elective options, that amount is calculated by multiplying the Black-Scholes-Merton value determined as of the date of grant by the number of options awarded. For information on the assumptions used to calculate the value of the stock awards, refer to Note 5 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, as filed with the SEC on December 12, 2019.
(b)	Includes dividend equivalent units accrued with respect to share awards granted in fiscal 2019 and RSUs granted in previous years that have been deferred at the election of the Director.

Non-Employee Director Stock Ownership Guidelines

Under our stock ownership guidelines, non-employee Directors are required to accumulate, within five years of election to the Board, shares of HP’s stock equal in value to at least five times the amount of the annual cash Board retainer. Shares counted toward these guidelines include any shares held by the Director directly or indirectly, including deferred vested awards.

All non-employee Directors with more than five years of service have met our stock ownership guidelines and all non-employee Directors with less than five years of service have either met or are on track to meet our stock ownership guidelines within the required time based on current trading prices of HP’s stock. See “Common Stock Ownership of Certain Beneficial Owners and Management” on page 75 of this proxy statement.

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MANAGEMENT PROPOSAL NO. 1 Election of Directors
The Board recommends a vote FOR the election of all of the Director nominees listed above.

The Board currently consists of 13 Directors. On the recommendation of the NGSR Committee, the Board has nominated the 12 persons named above for election as Directors this year, each to serve for a one-year term and until the Director’s successor is elected and qualified or, if earlier, until his or her resignation or removal. Mr. Weisler is not standing for re-election at this annual meeting, and the Board has determined that the size of the Board will be reduced to 12 Directors at the time of the annual meeting.

Our Board recommends using the enclosed WHITE proxy card to vote FOR the election of all of the Board’s 12 Director nominees listed above.

Xerox has notified us of its intent to nominate a slate of 12 nominees for election as Directors at the annual meeting in opposition to the nominees proposed by our Board. Our Board does not endorse any Xerox nominee and unanimously recommends that you disregard any blue proxy card that may be sent to you by Xerox. Voting to “withhold” with respect to any of Xerox’s nominees on its proxy card is not the same as voting FOR our Board’s nominees, because a vote to “withhold” with respect to any of Xerox’s nominees on its proxy card will revoke any previous proxy submitted by you, including any vote you may have made for our Board’s nominees. If you have previously voted using a blue proxy card sent to you by Xerox, you may change your vote by voting via the Internet or by telephone by following the easy instructions provided on the enclosed WHITE proxy card. You may also sign, date and return the enclosed WHITE proxy card to the address indicated on the card, but we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet. Only the latest validly executed proxy that you submit will be counted.

Vote Required

Our Bylaws provide that each director is elected by the vote of a majority of the votes cast with respect to the nominee, except that where the secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with our Bylaws (and the notice is not withdrawn), all Directors are to be elected under a plurality voting standard. Under a plurality voting standard, the 12 nominees receiving the highest number of FOR votes will be elected. Accordingly, because Xerox has notified us that it intends to nominate a slate of 12 nominees in opposition to the nominees proposed by our Board and named in this proxy statement, the 12 nominees receiving the highest number of FOR votes will be elected as Directors at the annual meeting. Votes withheld and broker non-votes, if any, are not votes cast and will not be counted for purposes of determining the nominee receiving the highest number of FOR votes.

If you sign your WHITE proxy card but do not give instructions with respect to voting for Directors, your shares will be voted by Enrique Lores, Steven J. Fieler and Kim M. Rivera, as proxy holders, FOR the election of all 12 Board nominees. If you wish to give specific instructions with respect to voting for Directors, you may do so by indicating your instructions when you vote via Internet or by telephone, or on your WHITE proxy card or voting instruction form.

Governance Highlights

Governance Practices

HP’s corporate governance policies and practices are continuously evolving – from our time as Hewlett-Packard Company to our new identity as HP Inc., we have always led by example, adopting changes in line with our commitment to the highest standards of governance. Stockholder input has been key to our progression and as we continue to evolve our corporate governance policies and practices, we will continue to solicit feedback from our stockholders regarding our governance profile. The following examples highlight some of the key features of our corporate governance policies and practices, including updates we have recently made to strengthen our policies and practices:

—	Our Bylaws provide our stockholders with a proxy access right.

Proxy Statement	39

Corporate Governance

—	All members of our committees are independent.
—

Our stockholders owning 15% or more of our common stock have a right to call special meetings. We lowered this right from 25% after engaging with our stockholders on what rights to act outside of the annual meeting they would prefer.

—	Directors are elected annually by majority vote in uncontested Director elections.
—	We have adopted a policy whereby any incumbent Director who fails to receive a majority of the votes cast in uncontested Director elections will tender his or her offer of resignation.
—	We maintain a close, effective dialogue with our stockholders through an ongoing stockholder outreach program.
—	Non-employee Directors are expected to own Company stock equal to at least five times their annual cash Board retainer within five years of joining the Board.
—

We have evaluated our governance practices against the Corporate Governance Principles for U.S. Listed Companies published by the Investor Stewardship Group (“ISG”), a collective of some of the largest U.S.-based institutional investors and global asset managers, and we believe that our governance policies and practices are consistent with the ISG principles. The following table shows how certain of our key governance practices align with the ISG principles:

ISG Principle		HP Governance Policy or Practice
Principle 1:	Boards are accountable to stockholders.
—Annual election of each Director, for a one-year term
—Proxy access that allows stockholder to nominate Directors
—Policy whereby any incumbent Director who fails to receive a majority of the votes cast in uncontested Director elections will tender his or her offer of resignation
—Annual stockholder outreach program that typically includes the Chair of the Board, the Chair of the HRC Committee and other Directors
—Extensive disclosure of our corporate governance and Board practices

Principle 2:	Stockholders should be entitled to voting rights in proportion to their economic interest.	—One share, one vote
Principle 3:	Boards should be responsive to stockholders and be proactive in order to understand their perspectives.
—Directors participate in our stockholder outreach programs
—Directors are available for stockholder engagement outside our engagement programs
—Many Directors participate in and attend our annual meeting, at which management and those Directors present respond to each stockholder question

Principle 4:	Boards should have a strong, independent leadership structure.
—Independent Chair of the Board, with clearly defined responsibilities
—Structure for a Lead Independent Director if the Chair is not independent
—Robust independent key committees and other structures for facilitating contribution of independent Directors

Principle 5:	Boards should adopt structures and practices that enhance their effectiveness.
—11 of our 12 Director nominees are independent, with our Director nominees representing diverse backgrounds, skills and experiences
—Each Board committee is fully independent
—Track record of open dialogue between the Board and management
—Robust annual self-evaluation program

Principle 6:	Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
—Performance-oriented long-term incentive compensation mix with metrics that support our long-term strategy
—Combination of short- and long-term performance goals
—Executive and Director share ownership requirements

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Corporate Governance

Related-Person Transactions Policies and Procedures

Related Person Transactions Policy

We have adopted a written policy for approval of transactions between us and our non-employee Directors, Director nominees, executive officers, beneficial owners of more than 5% of HP’s stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the NGSR Committee reviews certain transactions subject to the policy and decides whether to approve or ratify those transactions. In doing so, the NGSR Committee determines whether the transaction is in the best interests of HP. In making that determination, the NGSR Committee considers, among other factors it deems appropriate:

—	the extent of the related-person’s interest in the transaction;
—	whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;
—	the benefits to HP;
—

the impact or potential impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, 10% stockholder or executive officer;

—	the availability of other sources for comparable products or services; and
—	the terms of the transaction.

The NGSR Committee has delegated authority to the Chair of the NGSR Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million.

A summary of any new transactions pre-approved by the Chair is provided to the full NGSR Committee for its review at each of the NGSR Committee’s regularly scheduled meetings.

The NGSR Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

—	compensation of executive officers that is excluded from reporting under SEC rules where the HRC Committee approved (or recommended that the Board approve) such compensation;
—	non-employee Director compensation;
—

transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the related-person has an interest only as an employee (other than executive officer), Director or beneficial holder of less than 10% of the other company’s shares;

—

contributions to a charity in an amount that does not exceed the greater of $1 million or 2% of the charity’s annual receipts, where the related person has an interest only as an employee (other than executive officer) or non-employee Director; and

—	transactions where all stockholders receive proportional benefits.

A summary of new transactions covered by the standing pre-approvals relating to other companies (as described above) is provided to the NGSR Committee for its review in connection with that committee’s regularly scheduled meetings.

Fiscal 2019 Related-Person Transactions

We enter into commercial transactions with many entities for which our executive officers or non-employee Directors serve as non-employee Directors and/or employees in the ordinary course of our business. All those transactions were pre-approved transactions as defined above. There have otherwise been no related-person transactions (actual or proposed) since the beginning of HP’s last completed fiscal year.

Proxy Statement	41

MANAGEMENT PROPOSAL NO. 2 Ratification of Independent Registered Public Accounting Firm
Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year.

The Audit Committee has appointed and, as a matter of good corporate governance, is requesting ratification by the stockholders of Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2020. During fiscal 2019, Ernst & Young LLP served as our independent registered public accounting firm and provided certain other audit-related and tax services. See “Report of the Audit Committee of the Board of Directors” and “Principal Accountant Fees and Services” below. Representatives of Ernst & Young LLP are expected to participate in the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as HP’s independent registered public accounting firm is in the best interests of HP and its investors.

Report of the Audit Committee of the Board of Directors

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of HP’s financial statements, HP’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of HP’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages HP’s relationship with its independent registered public accounting firm (which reports directly to the Audit Committee) and is responsible for the audit fee negotiations associated with HP’s retention of the independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from HP for such advice and assistance.

HP’s management is primarily responsible for HP’s internal control and financial reporting process. HP’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of HP’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of HP’s internal control over financial reporting. The Audit Committee monitors HP’s financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with HP’s management.
2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”).

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Audit Matters

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

AUDIT COMMITTEE
Mary Anne Citrino, Chair
Robert R. Bennett
Stacy Brown-Philpot
Subra Suresh
Yoky Matsuoka

Principal Accountant Fees and Services

Fees incurred by HP for Ernst & Young LLP

The following table shows the fees paid or accrued by HP for audit and other services provided by Ernst & Young LLP for fiscal 2019 and 2018. All fees paid to Ernst & Young LLP were pre-approved in accordance with the pre-approval policy, as discussed below.

	2019	2018
	In Millions
Audit Fees(1)	$15.9	$15.9
Audit-Related Fees(2)	$2.4	$3.3
Tax Fees(3)	$2.9	$4
All Other Fees(4)	$–	$0.2
Total	$21.2	$23.4
(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees for fiscal 2019 consisted primarily of accounting consultations, employee benefit plan audits and other attestation services. Audit-related fees for fiscal 2018 consisted primarily of accounting consultations, employee benefit plan audits, and other attestation services.
(3)	Tax fees consisted primarily of tax advice and tax planning fees of $650,000 and $1.6 million for fiscal 2019 and fiscal 2018, respectively. For fiscal 2019 and fiscal 2018, tax fees also included tax compliance fees of $2.2 million and $2.3 million, respectively.
(4)	For fiscal 2018, all other fees included primarily advisory service fees.

Pre-Approval of Audit and Non-Audit Services Policy

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees up to a maximum for any one service of $250,000, provided that the chair shall report any decisions to pre-approve services and fees to the full Audit Committee at its next regular meeting.

Proxy Statement	43

MANAGEMENT PROPOSAL NO. 3 Advisory Vote to Approve Executive Compensation
Our Board recommends a vote FOR the approval of the compensation of our NEOs, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.

In accordance with SEC rules, our stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K — a detailed description of our compensation program is available in the “Compensation Discussion and Analysis.”

Our Board and the HRC Committee believe that we have created a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables.

Although this vote is non-binding, the Board and the HRC Committee value the views of our stockholders and will review the voting results. If there are significant negative votes, we will take steps to understand those concerns that influenced the vote and consider them in making future decisions about executive compensation. We currently conduct annual advisory votes on executive compensation and expect to conduct the next advisory vote at our next annual meeting of stockholders in 2021.

Vote Required

The affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

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Executive Compensation

Overview

Alignment with Stockholders and Compensation Best Practices

Pay-for-Performance	Corporate Governance
—The majority of target total direct compensation for executives is performance-based as well as equity-based to align executives’ rewards with stockholder value.
—Total direct compensation is targeted at or near the median of peers to ensure that it is appropriate and competitive.
—Actual realized total direct compensation and pay positioning are designed to fluctuate with, and be commensurate with, actual annual and long-term performance, recognizing company-wide, business, and individual results.
—Incentive awards are heavily dependent upon our stock performance and are measured against objective financial metrics that we believe link either directly or indirectly to the creation of value for our stockholders. In addition, 25% of our target annual incentives are contingent upon the achievement of qualitative objectives that we believe will contribute to our long-term success.
—We balance growth, cash flow, revenue and profit objectives, as well as short- and long-term objectives to reward for overall performance that does not over-emphasize a singular focus on a particular metric or time period.
—A significant portion of our long-term incentives are primarily delivered in the form of performance-adjusted restricted stock units, referred to as “PARSUs,” which vest only upon the achievement of relative total shareholder return (“TSR”) and EPS objectives.
—We validate the pay-for-performance relationship on an annual basis and our Human Resources and Compensation (“HRC”) Committee reviews and approves performance goals under our incentive plans.
—The compensation of objectively identified peer companies based on industry and size criteria is considered to confirm that pay levels for the NEOs are appropriate and competitive.
—The maximum payouts under annual incentive awards and under PARSUs are capped at 200% of bonus target and 2x shares.

—We do not utilize executive employment contracts for senior officers.
—We devote significant time to management succession planning and leadership development efforts.
—We maintain a consistent market-aligned severance policy for executives and a conservative change in control policy which requires a double trigger for execution.
—The HRC Committee engages an independent compensation consultant.
—We have clawback and equity-forfeiture provisions that provide the Board with discretion to recoup compensation in the event of a material financial restatement or misconduct that results in material reputational harm to the Company, which mitigates compensation-related risk.
—We maintain strong stock ownership guidelines for executive officers and non-employee Directors.
—We prohibit all employees, including our executive officers, and also non-employee Directors, from engaging in any form of hedging transaction involving HP securities, holding HP securities in margin accounts and pledging stock as collateral for loans in a manner that could create compensation-related risk for the Company.
—We conduct a robust stockholder outreach program throughout the year and use that input to inform our program decisions and pay practices.
—We disclose our corporate performance goals and achievements relative to these goals.
—We do not provide excessive perquisites to our employees, including our executive officers.
—We do not allow our executives to participate in the determination of their own compensation.

Proxy Statement	45

Executive Compensation

Components of Compensation

Our executive compensation program primarily comprises performance-based components. The table below shows each pay component, the role and factors for determining the amount. Percentages are the averages of pay components at target for the NEOs, including the CEO.

Pay Component	Role	Determination Factors
Base Salary	—Provides a fixed portion of annual cash income	—Value of role in competitive marketplace —Value of role to the Company —Skills, experience and performance of individual compared to the market as well as others in the Company
Annual Incentive (i.e., Pay-for-Results (“PfR”)) Payments to executives for annual PfR incentive purposes are made under the Stock Incentive Plan (the “Plan”)	—Provides a variable and performance-based portion of annual cash income —Focuses executives on annual objectives that support the long-term strategy and creation of value
—Target awards based on competitive marketplace, level of position, skills and performance of executive
—Actual awards based on achievement against annual corporate, business unit, and individual goals as set and approved by the HRC Committee

Long-term Incentives —Restricted Stock Units (“RSUs”) —Performance-Adjusted Restricted Stock Units (“PARSUs”)
—Supports need for long-term sustained performance
—Aligns interests of executives and stockholders, reflecting the time-horizon and risk to investors
—Focuses executives on critical long-term performance goals
—Encourages equity ownership and stockholder alignment
—Retains key employees
—Target awards based on competitive marketplace, level of position, skills and performance of the executive —Actual earned values based on performance against corporate goals and TSR performance
All others: —Benefits —Limited perquisites —Severance protection	—Supports the health and security of our executives and their ability to save on a tax-deferred basis —Enhances executive productivity	—Competitive market practices for similar roles —Level of executive —Standards of best-in-class governance

Financial Highlights

As illustrated below for the three key financial measures used to fund our annual pay-for-performance incentive awards, we exceeded two of our three goals reflected in our business plan in fiscal 2019, even as the global-macroeconomic and foreign-currency environment was challenging.

GAAP Net Revenue	Adjusted Non-GAAP Net Earnings	Non-GAAP Free Cash Flow

$58.8 BILLION	$3.8 BILLION	6.78%
(as defined on page 52) compared to a target goal of $60.0 billion under our annual incentive plan.	(as defined on page 52) compared to a target goal of $3.7 billion under our annual incentive plan.	(as a percentage of revenue; as defined on page 52) compared to a target goal of 6.33% under our annual incentive plan.

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Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation philosophy and program, the compensation decisions the HRC Committee has made under the program, and the considerations in making those decisions in fiscal 2019.

Named Executive Officers

Our NEOs for fiscal 2019 are:

—	Dion J. Weisler, former President and CEO;
—	Steven J. Fieler, Chief Financial Officer;
—	Enrique J. Lores, President and CEO and former President, Imaging, Printing and Solutions;
—	Kim M. Rivera, President, Strategy and Business Management and Chief Legal Officer; and
—	Alex Cho, President, Personal Systems.

Following the end of fiscal 2019, Mr. Weisler stepped down as our President and CEO on November 1, 2019, and Mr. Lores was appointed to the role. Upon stepping down from such positions, Mr. Weisler continues to be employed by the Company as Senior Executive Advisor, a non-executive officer role, through our 2020 Annual Meeting of Stockholders. Mr. Weisler will also continue to serve as a member of the Board of Directors until the Company’s 2020 Annual Meeting of Stockholders.

Executive Summary

The HRC Committee continues to review and refine our compensation programs to support our evolving business strategy and attract high caliber executive talent. The HRC Committee’s assessment includes regular stockholder engagement and consideration of stockholder feedback. HP’s fiscal 2019 executive compensation structure remained the same as its fiscal 2018 program.

Below are brief highlights of key compensation decisions with respect to NEOs:

We provided competitive target pay opportunities, where amounts and mix were consistent with peers and stable year over year.

Target total direct compensation (“TDC”) consists of base salary, percent-of-salary target annual incentives that would be earned for achieving 100% of goals, and long-term incentive grant-date value. NEO base salaries were unchanged for fiscal 2019, except a 7.4% promotional increase for Ms. Rivera upon being appointed President, Strategy and Business Management in addition to her ongoing role as Chief Legal Officer and Secretary, plus a 3.6% market adjustment for Mr. Weisler, HP’s President and CEO. Target annual incentives were unchanged at 200% of salary for Mr. Weisler and 125% of salary for each of the other NEOs. Regular long-term incentive grant values increased moderately consistent with the market.

We aligned real pay delivery with performance through rigorous goal setting and performance measurement.

While our target TDC opportunities reflect market practice, our real pay delivery reflects performance. Annual incentives reward short-term performance measured against applicable enterprise-wide, business unit, and individual goals. Goals were set for the overall Company and businesses against internal budgets for GAAP net revenues, adjusted non-GAAP net earnings/profit, and non-GAAP free cash flow as a percent of revenue. Non-financial individual performance goals under the Management by Objectives (“MBO”) program were set for each NEO. Meanwhile, regular annual long-term incentive grants were approximately 60% in PARSUs that reward strategic performance measured by relative TSR compared to the S&P 500 and EPS measured in two and three year overlapping segments as explained on pages 55-56; the remaining 40% is in RSUs that are primarily for ownership and retention with the delivered value tied to stock price and reinvested dividend equivalents.

NEOs earned annual incentives averaging 117.2% of target for fiscal 2019. Individual bonuses varied from 93.2% to 150.7% of target and HP’s President & CEO was at 111.5%. The Company achieved above-target results with respect to HP adjusted non-GAAP net earnings/profit and non-GAAP free cash flow margin. GAAP net revenue results were below target. Further, NEOs successfully delivered against their MBOs as detailed on pages 53-54.

Proxy Statement	47

Executive Compensation

NEOs received payout for Segment 1 FY18 and Segment 2 FY17 PARSUs (measurement periods ending in fiscal 2019). EPS FY18 and EPS FY19 were above target. Fiscal 2017-2019 relative TSR approximated the 35th percentile of the S&P 500. Fiscal 2018-2019 relative TSR approximated the 15th percentile of the S&P 500.

We regularly engaged with and listened to stockholders, practiced strong governance, and mitigated potential compensation-related risks.

Our executive compensation program is continuously reviewed for peer group alignment and strategic relevance as part of a process that includes ongoing stockholder engagement. At the annual meeting in 2019, our say-on-pay proposal was approved by over 93% of the voted shares, indicating strong stockholder support. Consequently, changes have not been extensive. To ensure alignment with our three-year financial plan, we have moved our long-term performance-based incentives (PARSUs) to a single three-year performance period with full vesting only after three years of service and achievement of financial goals for that timeframe. We are also changing relative TSR from a standalone measure to a “modifier” on earnouts determined based on the three-year performance period. We feel that this will increase focus on line-of-sight strategic performance while continuing close alignment between stockholder value creation and real pay delivery.

We transitioned to a new HP President & CEO at the start of fiscal 2020, successfully executing the Board’s succession-planning process.

After a robust, in-depth succession planning assessment, Mr. Lores was appointed as President and CEO effective November 1, 2019. Mr. Lores’s initial target TDC was set moderately below the peer group median and the HRC Committee’s intent is to move him to the median or above median over the period of the next two-or-three years based on Company and individual performance. Mr. Lores did not receive a promotion grant or any special rewards in connection to his appointment as President and CEO.

Executive Compensation Program Oversight and Authority

Role of the HRC Committee and its Advisor

The HRC Committee continued to retain FW Cook as its independent consultant during fiscal 2019, and to work with them and management on all aspects of our pay program for senior executives. The HRC Committee makes recommendations regarding the CEO’s compensation to the independent members of the Board for approval, and reviews and approves the compensation of the remaining Section 16 officers, including our NEOs. Each HRC Committee member is an independent non-employee Director with significant experience in executive compensation matters.

The HRC Committee continually considers feedback from stockholders and the potential executive compensation implications of evolving business and strategic objectives. Based on these considerations, the HRC determined that it would be appropriate to make some fine-tuning changes in the program structure for 2020 (described further on page 57) that we believe are in our stockholders’ interests. We believe that our current compensation structure and proposed changes incent and reward achievement of specific goals, reinforce year-over-year results and provide an attractive pay-for-performance opportunity that encourages retention and leadership engagement.

FW Cook provides analyses and recommendations that inform the HRC Committee’s decisions; identifies peer group companies for competitive market comparisons; evaluates market pay data and competitive-position benchmarking; provides analyses and inputs on program structure, performance measures, and goals; provides updates on market trends and the regulatory environment as it relates to executive compensation; reviews various management proposals presented to the HRC Committee related to executive and Director compensation; and works with the HRC Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholder interests. FW Cook does not perform other services for HP and will not do so without the prior consent of the HRC Committee chair. FW Cook meets with the HRC Committee chair and the HRC Committee outside the presence of management while in executive session.

The HRC Committee met six times in fiscal 2019, and all six of these meetings included an executive session. FW Cook participated in five of the meetings and, when requested by the HRC Committee chair, in the preparatory meetings and the executive sessions.

Role of Management and the CEO in Setting Executive Compensation

The CEO recommends compensation for Section 16 officers, including NEOs other than himself, for approval by the HRC Committee. The Board considered market competitiveness, business results, experience, and individual performance when evaluating fiscal 2019 NEO compensation and the overall compensation structure. The Chief Human Resources Officer and other members of our executive compensation team, together with members of our finance and legal organizations, work with the CEO to design and develop the compensation program, to recommend changes to existing program provisions applicable to NEOs and other senior executives, as well as financial and other targets to be achieved under those programs, prepare analyses of financial data, peer comparisons and other briefing materials to assist the HRC Committee in making its decisions, and implement the decisions of the HRC Committee.

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Executive Compensation

During fiscal 2019, management continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. The HRC Committee took into consideration that Meridian provided executive compensation-related services to management when it evaluated any information and analyses provided by Meridian, all of which were also independently reviewed by FW Cook, as applicable, on the HRC Committee’s behalf.

During fiscal 2019, Mr. Weisler provided input to the HRC Committee regarding performance metrics and the setting of appropriate performance targets for his direct reports. Mr. Weisler also recommended MBOs for the NEOs (other than himself) and the other senior executives who report directly to him. Mr. Weisler is subject to the same financial performance goals as the executives who lead global functions, and Mr. Weisler’s MBOs and compensation are established by the HRC Committee and recommended to the independent members of the Board for approval.

Use of Comparative Compensation Data and Compensation Philosophy

The HRC Committee reviews the compensation of our Section 16 officers in comparison to that of executives in similar positions at our peer group companies. Our peer group includes companies we compete with for executive talent due to our geographical proximity and technology industry overlap. The HRC Committee takes size differentiations into consideration when reviewing the results of market data analysis. The HRC Committee uses this information to evaluate how our pay levels and practices compare to market practices.

When determining the peer group, the following characteristics were considered:

—	Direct talent market peers.
—

US-based companies in the technology sector (excluding distributors, contract manufacturers and outsourced services/IT consulting) with revenues between ~$10 billion and $250 billion and market cap between ~$7 billion and $175 billion.

—	Select general industry companies (industrials, consumer products and telecom) generally meeting size and business criteria that are top-brands.
—	Review of the peer companies chosen by companies within our proposed peer group and peer business similarity, to evaluate relevance.

We believe the resulting peer group provides HP and the HRC Committee with a valid comparison and benchmark for the Company’s executive compensation program and governance practices. For fiscal 2019, the HRC Committee added Apple (direct peer) and Micron Technology (size-appropriate technology company). The HRC Committee also removed Amazon, Procter & Gamble and Verizon as all exceeded size range and were not direct peers. The HP peer group for fiscal 2019, as approved by HRC Committee, consisted of the following companies:

Fiscal 2019 Peer Group

*	Represents fiscal 2019 reported revenue, except fiscal 2018 reported revenue is provided for General Electric, Honeywell, IBM, Intel, PepsiCo, Texas Instruments and Xerox.

Proxy Statement	49

Executive Compensation

Process for Setting and Awarding Executive Compensation

A broad range of facts and circumstances are considered in setting our overall executive compensation levels. In fiscal 2019, the HRC Committee continued to set target compensation levels within a competitive range of the market median, although in some cases lower or higher based on each executive’s situation (e.g., attraction and retention of critical talent). The Board maintains a total CEO target compensation package that approximates the median of our competitive market and is consistent with our pay positioning strategy and pay-for-performance philosophy.

The primary factors considered when determining pay opportunities for our NEOs are market competitiveness, internal equity, and individual performance. The weight given to each factor is not formulaic and may differ from year to year or by individual NEO. For example, when we recruit externally, market competitiveness, experience, and the candidate-specific circumstances may weigh more heavily in the compensation decision process. In contrast, when determining year-over-year compensation changes for current NEOs, internal equity and individual performance may factor more heavily in the decision.

The HRC Committee spends significant time determining the appropriate goals for our annual and long-term incentive plans, which make up the majority of NEO compensation. Management makes an initial recommendation of the goals, which is then assessed by the HRC Committee’s independent compensation consultant and discussed and approved by the HRC Committee. Major factors considered in setting financial goals for each fiscal year are business results from the most recently completed fiscal year, budgets and strategic plans, macroeconomic factors, guidance and analyst expectations, industry performance, conditions or goals specific to a particular business segment, and strategic initiatives. MBOs are set based on major shared and individual strategic, operating, and tactical initiatives.

Following the close of the fiscal year, the HRC Committee reviews actual financial results and MBO performance against the goals that it had set for the applicable plans for that year, with payouts under the plans determined based on performance against the established goals. The HRC Committee meets in executive session to review the MBO performance of the CEO and to determine a recommendation for his annual PfR incentive award to be approved by the independent members of the Board. See “2019 Annual Incentives” below for a further description of our results and corresponding incentive payouts.

Listening to our Stockholders on Compensation

We regularly engage with our stockholders on a variety of issues, including their views on best practices in executive compensation. The following changes to our executive compensation program, shown here, reflect those conversations with stockholders.

—

Starting with new grants in fiscal 2020, to ensure alignment with our three-year financial plan, we have moved our long-term performance-based incentives (PARSUs) to a single three-year performance period with full vesting only after three years of service and achievement of financial goals for that timeframe. We are also changing relative TSR from a standalone measure to a “modifier” on earnouts determined based on the three-year performance period. We feel that this will increase focus on line-of-sight strategic performance while continuing close alignment between stockholder value creation and real pay delivery.

—	Some changes during the last few years that reflect conversations with stockholders include the following:
—	Increased focus on enterprise-wide GAAP net revenue and adjusted non-GAAP net earnings/profit in our annual PfR incentive plan to encourage greater collaboration and teamwork among business leaders.
—

Replaced Return on Invested Capital (“ROIC”) with EPS in our PARSU grants for stronger alignment with stockholder interests and because it is a more appropriate measure for HP after the separation of HPE.

At the 2019 annual meeting, our annual say-on-pay proposal received the support of over 93% of the votes cast. As part of its 2019 executive compensation discussions, the HRC Committee reviewed the advisory vote result and considered it to be supportive of the Company’s compensation practices.

Determination of Fiscal 2019 Executive Compensation

Under our Total Rewards Program, executive compensation consists of: base salary, annual incentives, long-term incentives, benefits, and perquisites.

The HRC Committee regularly explores ways to improve our executive compensation program by considering stockholder feedback, our current business needs and strategy, and peer group practices. For 2019 the Committee decided to maintain a consistent compensation structure for executives since it supports our business strategy and aligns pay with stockholder interests.

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Executive Compensation

2019 Base Salary

Our executives receive a small percentage of their overall compensation in the form of base salary, which is consistent with our philosophy of tying the majority of pay to performance. The NEOs are paid an amount in the form of base salary sufficient to attract qualified executive talent and maintain a stable management team.

The HRC Committee aims to set executive base salaries at or near the market median for comparable positions. In fiscal 2019, salaries comprise on average 11% of our NEOs’ overall compensation, consistent with our peers. To decide the CEO’s salary, the HRC Committee reviews analyses and recommendations provided by FW Cook.

For fiscal 2019, Mr. Weisler’s salary was increased from $1.4 million to $ 1.45 million to recognize his contributions and better align with the market median. For fiscal 2019, the HRC Committee did not change the base salary for Mr. Fieler, Mr. Lores or Mr. Cho. During fiscal 2018, Mr. Fieler’s base salary had been increased to $690,000 during July 2018 and Mr. Cho’s base salary had been increased to $675,000 during June 2018 in conjunction with their promotions to CFO and President, Personal Systems, respectively. Ms. Rivera’s base salary was increased from $675,000 to $725,000 due to her new responsibilities as President, Strategy and Business Management while retaining her role as Chief Legal Officer and Secretary.

Changes in Base Salary

Executive	Fiscal Year-end 2018 Base Salary	Fiscal 2019 Base Salary	Percentage Change
Dion Weisler	$1,400,000	$1,450,000	+3.6%
Steven Fieler	$690,000	$690,000	+0.0%
Enrique Lores	$750,000	$750,000	+0.0%
Kim Rivera	$675,000	$725,000	+7.4%
Alex Cho	$675,000	$675,000	+0.0%

2019 Annual Incentives

The fiscal 2019 annual PfR incentive plan consisted of the following three core financial metrics: GAAP net revenue, adjusted non-GAAP net earnings/profit, and non-GAAP free cash flow as a percentage of revenue. A fourth metric, MBOs, was used to further drive individual performance and achievement of key strategic goals. Each metric was weighted at 25% of the target award value. Each individual metric may fund up to 250% of target; however, the maximum annual PfR incentive for each executive is capped at 200% of target.

The target annual PfR incentive awards for fiscal 2019 were set at 200% of salary for the CEO and 125% of salary for the other NEOs.

For fiscal 2019, the HRC Committee again established an “umbrella” formula governing the maximum bonus and then exercised negative discretion in setting actual bonuses. Under the umbrella formula, each Section 16 officer (including each NEO) was allocated a pro rata share of 0.75% of adjusted non-GAAP net earnings based on his or her target annual PfR incentive award, subject to a maximum bonus of 200% of the NEO’s target bonus, and the maximum $15 million individual cap under the Stock Incentive Plan. Below this umbrella funding structure, actual payouts were determined based upon financial metrics and MBOs established and evaluated by the HRC Committee for Section 16 officers (including each NEO) and by the independent members of the Board for the CEO.

Proxy Statement	51

Executive Compensation

Fiscal 2019 Annual Incentive Plan

	Corporate Goals
Key Design Elements	GAAP Net Revenue ($ in billions)	Adjusted Non-GAAP Net Earnings/Profit ($ in billions)	Non-GAAP Free Cash Flow as a % of Revenue(1) (%)	MBOs	% Payout Metric(2) (%)
Weight	25%	25%	25%	25%
Linkage
Global Functions Executives(3)	Corporate	Corporate	Corporate	Individual
Business Unit (“BU”) Executives(4)	Corporate/BU	Corporate/BU	Corporate	Individual
Corporate Performance Goals
Maximum	—	—	—	Various	250
Target	$60.0	$3.7	6.33%	Various	100
Threshold	—	—	—	Various	0
(1)

Maximum funding for non-GAAP free cash flow as a percentage of revenue is capped at 150% of target if adjusted non-GAAP net earnings/profit achievement was below target and is capped at 100% of target if adjusted non-GAAP net earnings/profit achievement was below threshold. If adjusted non-GAAP net earnings/profit achievement was above target, the maximum funding level is 250% for this metric. Maximum and threshold information are not disclosed because such disclosure would result in competitive harm. However, goals are set at levels we believe to be achievable in connection with strong performance.

(2)

Interpolated for performance between discrete points. Each individual metric may fund up to 250% of target; however, the maximum annual PfR incentive for each executive is capped at 200% of target. As a general administrative discretionary guideline, the HRC Committee may decide that financial funding for Global Functions Executives, including the CEO, cannot exceed the highest funding for a Business Unit Executive.

(3)	The Global Functions Executives include Mr. Weisler, Mr. Fieler and Ms. Rivera.
(4)

The Business Unit Executives includes Mr. Lores and Mr. Cho. Specific Business Unit GAAP net revenue and adjusted non-GAAP net earnings/profit goals are not disclosed because such disclosure would result in competitive harm. However, goals are set at levels we believe to be achievable in connection with strong performance.

The specific metrics, their linkage to corporate results, and the weighting that was placed on each were chosen because the HRC Committee believed that:

—	Performance against these metrics, in combination, enhances value for stockholders, capturing both the top and bottom line, as well as cash and capital efficiency.
—	A balanced weighting of metrics limits the likelihood of rewarding executives for excessive risk-taking.
—	Different measures avoid paying for the same performance twice.
—	MBOs enhance focus on business objectives, such as operational objectives, strategic initiatives, succession planning, and people development, which are important to the long-term success of the Company.

The following chart sets forth the definition of and rationale for each of the financial performance metrics that was used for the Fiscal 2019 Annual Incentive Plan:

Financial Performance Metrics	Definition	Rationale for Metric
GAAP Net Revenue	Net revenue as reported in our Annual Report on Form 10-K for fiscal 2019	Reflects top line financial performance, which is a strong indicator of our long-term ability to drive stockholder value
GAAP Business Revenue	Segment net revenue as reported in our Annual Report on Form 10-K for fiscal 2019
Adjusted Non-GAAP Net Earnings(1)	Non-GAAP net earnings, as defined and reported in our fourth quarter fiscal 2019 earnings press release and summarized in footnote (1) below, excluding bonus net of income tax	Reflects bottom line financial performance, which is directly tied to stockholder value on a short-term basis
Non-GAAP Business Net Profit (“BNP”)	Business net profit, excluding bonus net of income tax
Non-GAAP Free Cash Flow(2)	Cash flow from operations less the net of investments in and proceeds from sales of property, plant and equipment, as reported in our fourth quarter fiscal 2019 earnings press release and summarized in footnote (2) below divided by net revenue as reported in our Annual Report on Form 10-K for fiscal 2019 (expressed as a percentage of revenue)	Reflects efficiency of cash management practices, including working capital and capital expenditures

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Executive Compensation

(1)

As summarized above, Adjusted non-GAAP net earnings is a non-GAAP measure that is defined as GAAP net earnings (of $3.4 billion in fiscal 2019), which excludes (i) after-tax costs of $257 million related to restructuring and other charges, acquisition-related charges, amortization of intangible assets, non-operating retirement-related credits/(charges), and tax adjustments as well as (ii) bonus net of income tax. Management uses adjusted non-GAAP net earnings to evaluate and forecast our performance before gains, losses, or other charges that are considered by management to be outside of our core business segment operating results. We believe that presenting adjusted non-GAAP net earnings provides investors with greater visibility with respect to the information used by management in its financial and operational decision making. We further believe that providing this additional non-GAAP information helps investors understand our operating performance and evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. This additional non-GAAP information is not intended to be considered in isolation or as a substitute for GAAP diluted net earnings.

(2)	As summarized above, non-GAAP free cash flow is a non-GAAP measure that is defined as cash flow from operations ($4.7 billion in fiscal 2019) less the net of investments in and proceeds from sales of property, plant, and equipment ($0.7 in fiscal 2019). HP’s management uses non-GAAP free cash flow for the purpose of determining the amount of cash available for investment in HP’s businesses, repurchasing stock and other purposes. HP’s management also uses non-GAAP free cash flow to evaluate HP’s historical and prospective liquidity.

Following fiscal 2019, the HRC Committee reviewed performance against the financial metrics and certified the results as follows:

Fiscal 2019 Annual PfR Incentive Performance Against Financial Metrics(1,2)

Metric	Weight(3)	Target ($ in billions)	Result ($ in billions)	Percentage of Target Annual Incentive Funded
GAAP Net Revenue	25.0%	$60.0	$58.8	19.8%
Adjusted Non-GAAP Net Earnings	25.0%	$3.7	$3.8	25.8%
Non-GAAP Free Cash Flow (% of revenue)	25.0%	6.33%	6.78%	45.9%
Total	75.0%			91.5%
(1)

Mr. Weisler, Mr. Fieler and Ms. Rivera received annual PfR incentive payments based on corporate financial metrics. Mr. Lores and Mr. Cho received an annual PfR incentive payment based on corporate and business financial metrics.

(2)

As a general administrative discretionary guideline, the HRC Committee may decide that financial funding for Global Functions Executives, including the CEO, cannot exceed the highest funding for a Business Unit Executive.

(3)	The financial metrics were equally weighted to account for 75% of the target annual PfR incentive.

Mr. Weisler. At the end of the fiscal year, the independent members of the Board evaluated Mr. Weisler’s performance against all of his MBOs, which included, but were not limited to: setting strategic direction for the Company based on optimizing stockholder value, maintaining supplies stabilization, growing profitable share in Personal Systems, engaging with all major constituents including financial analysts, media, key governmental figures, partners and customers to execute the HP strategy, and ensuring HP has a robust evaluation and talent program. After conducting a thorough review of Mr. Weisler’s performance, the independent members of the Board determined that his MBO performance reflected a number of accomplishments but overall had been achieved below target due to Print supplies performance. Mr. Weisler had strong accomplishments, including the following:

—	Maintained the three-pronged Core, Growth, and Future strategy, designed to drive employees across the world towards a common goal.
—	Expanded Personal Systems revenue in profitable categories and the attach category initiatives.
—	Accelerated 3D print business through development of industrial go-to-market, applications and focus on key verticals.
—	Developed and managed an effective plan to address key regulatory/political changes as well as to mitigate US trade/tariff impacts.
—	Executed a plan to consistently engage with channel partners, customers, and ecosystem partners to ensure he was getting direct feedback on the HP strategy and product portfolio to enable appropriate adjustments.
—	Continued to invest across all three waves (Core, Growth and Future) in each business.
—	Drove digital transformation and created a core competency in software, data analytics and machine learning.
—	Kept the organization updated and motivated, from the leadership team to the broader employee population, to ensure that all understood the strategy and priorities. Cultivated a growth mindset across the organization with extreme customer focus.
—	Reinvented go-to-market and customer engagement models to address dramatic shift in buying behaviors.
—	Continued implementation of modern ERP platform with development of standardized and simplified processes.
—	Worked closely with external advisors to develop future strategy and a roadmap to accelerate value creation for customers, partners and stockholders.
—	Worked with the Independent Chair to set the annual Board and Committee objectives, priorities and the Board/Committee meeting agendas.

As CEO, Mr. Weisler evaluated the performance of each of the other Section 16 officers (including each of the other NEOs) and presented the results of those evaluations to the HRC Committee at its November 2019 meeting. The evaluations included an analysis of the officers’ performance against all of their MBOs. The HRC Committee reviewed the CEO’s assessment of the degree of attainment of the MBOs of the other Section 16 officers and set their MBO scores. The results of these evaluations for the other NEOs are summarized below.

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Mr. Fieler. The HRC Committee determined that Mr. Fieler’s MBOs performance had been achieved below target due to Print supplies performance. Overall, Mr. Fieler demonstrated strategic, thoughtful and engaged leadership in running the Finance function. His strong operational perspective supported the Company through business changes. Mr. Fieler has strong relationships with the investor relations community and is critical to ensuring our results deliver against financial expectations.

Mr. Lores. The HRC Committee determined that Mr. Lores’s MBOs performance had been achieved below target due to Print supplies performance. Mr. Lores did continue reinventing the Print business with a focus on differentiated innovation, business model transformation and strategic M&A. Over the past year, Mr. Lores did a remarkable job working with the HP Board on a comprehensive global review of the Company strategy and business operations, with a focus on simplifying its operating model, evolving its business models and driving significant improvement in its cost structure while making the Company more digitally enabled and customer centric.

Ms. Rivera. The HRC Committee determined that Ms. Rivera’s MBO performance had been achieved above target. Ms. Rivera worked closely with the businesses on critical matters such as supplies infringements, counterfeit seizures and IP protection. She did an excellent job on corporate governance, tariffs, investigations, launching the “Transformation Management Office” and customer service transformation initiatives. Ms. Rivera is a well-respected leader with a strong understanding of commercial decisions and is a strong partner in business, technology and governance matters.

Mr. Cho. The HRC Committee determined that Mr. Cho’s MBO performance had been achieved above target. Despite the various challenges in the marketplace, Mr. Cho did an excellent job in delivering profits and steady revenue progress. He did a remarkable job in the introduction and roll out of new products such as Dragonfly in Asia. Mr. Cho is a thoughtful and well respected leader in the organization with a strong team to drive the business appropriately.

Based on the findings of these performance evaluations, the HRC Committee (and, in the case of the CEO, the independent members of the Board) evaluated performance against the non-financial metrics for the NEOs as follows:

Fiscal 2019 Annual PfR Incentive Performance Against Non-Financial Metrics (MBOs)

Named Executive Officer	Weight (%)	Percentage of Target Annual Incentive Funded (%)
Dion J. Weisler	25.0	20.0
Steven J. Fieler	25.0	20.0
Enrique J. Lores	25.0	20.0
Kim M. Rivera	25.0	27.5
Alex Cho	25.0	37.5

Based on the level of performance described above on both the financial and non-financial metrics for fiscal 2019, the payouts to the NEOs under the annual PfR incentive were as follows:

Fiscal 2019 Annual PfR Incentive Payout

	Percentage of Target Annual Incentive Funded		Total Annual Incentive Payout
Named Executive Officer	Financial Metrics (%)	Non-Financial Metrics (%)	As % of Target Annual Incentive (%)	Payout ($)
Dion J. Weisler	91.5	20.0	111.5	3,233,533
Steven J. Fieler	91.5	20.0	111.5	961,697
Enrique J. Lores	73.2	20.0	93.2	873,522
Kim M. Rivera	91.5	27.5	119.0	1,078,448
Alex Cho	113.2	37.5	150.7	1,271,882

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Long-term Incentive Compensation

The HRC Committee established a total long-term incentive target value for each NEO in early fiscal 2019 that was 60% weighted in the form of PARSUs and 40% weighted in the form of time-based RSUs. The high proportion of performance-based awards reflects our pay-for-performance philosophy. The time-based awards support retention and are linked to stockholder value and ownership, which are important goals of our executive compensation program.

2019 PARSUs

The fiscal 2019 PARSUs have the same structure as used in the fiscal 2017 and fiscal 2018 PARSUs. Fiscal 2019 PARSUs have a two-and three-year vesting period, subject to one-, two-, and three-year performance periods that began at the start of fiscal 2019 and continue through the end of fiscal 2019, 2020 and 2021. Under this program, 50% of the PARSUs (including dividend equivalent units) are eligible for vesting based on EPS and 50% are eligible for vesting based on relative TSR performance. These PARSUs vest as follows: 16.6% of the units are eligible for vesting based on EPS performance of year one with continued service over two years, 16.6% of the units are eligible for vesting based on EPS performance of year two with continued service over three years, 16.6% of the units are eligible for vesting based on EPS performance of year three with continued service over three years, 25% of the units are eligible for vesting based on relative TSR performance over two years with continued service over two years, and 25% of the units are eligible for vesting based on relative TSR performance over three years with continued service over three years. This structure is depicted in the chart below:

2019 PARSUs

Key Design Elements	EPS vs. Internal Goals			Relative TSR vs. S&P 500		Payout
Weight	16.6%	16.6%	16.6%	25%	25%
Performance Periods(1)	Year 1	Year 2	Year 3	2 Years	3 Years	% of Target(3)
Vesting Periods(2)	Year 2	Year 3	Year 3	Year 2	Year 3
Performance Levels:
Max					> 90th percentile	200%
> Target	Target to be disclosed after the end of the three-year performance period				70th percentile	150%
Target					50th percentile	100%
Threshold					25th percentile	50%
< Threshold					< 25th percentile	0%
(1)	Performance measurement occurs at the end of the one-, two-, and three-year periods.
(2)	Vesting occurs at the end of the two- and three-year periods, subject to continued service.
(3)	Interpolate for performance between discrete points.

EPS was chosen because it is a critical driver of long-term stockholder value and because of our focus on bottom-line profitability in the business transformation strategy. Year 1 (fiscal 2019) EPS goals were set after consideration of historical performance, internal budgets, external expectations, and peer group performance.

Relative TSR was chosen as a performance measure because it is a direct measure of stockholder value and rewards for outperformance relative to the broader market.

EPS and relative TSR are weighted equally in determining earned PARSUs. The first segment (42% of total target units) will vest after the end of fiscal 2020, subject to Year 1 EPS performance and relative TSR performance for the first two years. The second segment (58% of total target units) will vest after the end of fiscal 2021, subject to Year 2 EPS performance, Year 3 EPS performance, and relative TSR performance for the three years.

For more information on grants of PARSUs to the NEOs during fiscal 2019, see “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2019.”

2019 RSUs

2019 RSUs and related dividend equivalent units vest ratably on an annual basis over three years from the grant date. Three-year vesting is common in our industry and supports executive retention and alignment with stockholder value.

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Fiscal 2019 Long-term Incentive Compensation at Target

The following table shows combined total grant values for grants attributable to fiscal 2019. It is important to note that these values are target opportunities to earn future value-based compensation and are not actual earned amounts, which will be determined after three years based on continued employment and performance against the EPS and relative TSR goals.

Named Executive Officer	PARSUs	RSUs	Total Fiscal 2019 Long-term Incentive Grant
Dion J. Weisler	$8,700,000	$5,800,000	$14,500,000
Steven J. Fieler	$2,400,000	$1,600,000	$4,000,000
Enrique J. Lores	$3,390,000	$2,260,000	$5,650,000
Kim M. Rivera	$3,000,000	$2,000,000	$5,000,000
Alex Cho	$2,400,000	$1,600,000	$4,000,000

Values in the Summary Compensation Table are different than the target values described in the table above. In the Summary Compensation Table, consistent with accounting standards, amounts reflect the grant date fair value for the full TSR component (two and three-year performance period), and the EPS component for Year 1 (2019), for which goals were approved in January 2019. Grant date fair values for the EPS component for Year 2 (2020) and Year 3 (2021) are not included in the grant date fair value reported in the Summary Compensation Table since EPS goals for those years are approved in their respective fiscal year.

The Summary Compensation Table for fiscal 2019 also includes a portion of the fiscal 2018 PARSUs Year 2 EPS (2019) and 2017 PARSUs Year 3 EPS (2019) for which the goal was approved in fiscal 2019.

For more information on grants to the NEOs during fiscal 2019, see “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2019.”

2018 PARSUs

2018 PARSUs have the same vesting structure as 2019 PARSUs (chart described above). The actual performance achievement for the one- and two-year periods (i.e., fiscal 2018 and fiscal 2018–2019) as a percentage of target for the PARSUs as of October 31, 2019 is summarized in the table below:

Actual Performance – Segment 1

	EPS vs. Internal Goals		Relative TSR vs. S&P 500(1)
Segment	Fiscal 2018 Result	Payout	Fiscal 2018-2019 Results	Payout
Segment 1 (42%)	$1.94	192.9%	15th percentile	0.0%
	Target: $1.81
(1)	Through October 2019, HP’s relative TSR performance was at the 15th percentile of the S&P 500 which corresponds to a payout of 0% of target.

2017 PARSUs

2017 PARSUs have the same vesting structure as 2018 and 2019 PARSUs (chart described above). The actual performance achievement for the two-year period (i.e., fiscal 2017–2018), as a percentage of target for the HP PARSUs as of October 31, 2018, was summarized in our proxy statement for fiscal 2018. The actual performance achievement for the three-year period (i.e., fiscal 2017–2019) as a percentage of target for the HP PARSUs as of October 31, 2019 is summarized in the table below:

Actual Performance – Segment 2

	EPS vs. Internal Goals				Relative TSR vs. S&P 500(1)
Segment	2018	Payout	2019	Payout	Fiscal 2017-2019 Results	Payout
Segment 2 (58%)	$1.94	192.9%	$2.23	122.7%	35th percentile	70.4%
	Target: $1.81		Target: $2.18
(1)	Through October 2019, HP’s relative TSR performance was at the 35th percentile of the S&P 500 which corresponds to a payout of 70.4% of target.

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CEO Transition

Dion Weisler stepped down from his positions as President and Chief Executive Officer of the Company, effective November 1, 2019. Upon stepping down from such positions, Mr. Weisler continued to be employed by the Company in a non-executive role as a Senior Executive Advisor. During the period between November 1, 2019 through January 31, 2020, Mr. Weisler’s compensation arrangements remained unchanged from those in place while he served as President and Chief Executive Officer of the Company. The Board approved continuing to employ Mr. Weisler as a Senior Executive Advisor beyond January 31, 2020 through the date of the Company’s 2020 Annual Meeting of Stockholders with his compensation consisting solely of his base salary at the monthly rate of $120,833, which was Mr. Weisler’s base salary rate for fiscal year 2019. Mr. Weisler also continued to serve as a member of the Board and will continue to do so until the Company’s 2020 Annual Meeting of Stockholders. He has not received and will not receive any compensation in connection with his services as a member of the Board.

Fiscal 2020 Compensation Program

The HRC Committee regularly identifies and evaluates ways to improve our executive compensation program. We believe that our current compensation structure effectively aligns real pay delivery with critical financial and strategic non-financial goals, reinforces year-over-year improvement and growth, offers a stable and consistent message to both stockholders and participants, and provides an attractive pay-for-performance opportunity to encourage retention and leadership engagement.

However, as we plan to discuss in further detail in the fiscal 2020 proxy statement, we made the following changes that we believe are in our stockholders’ interests and are appropriate to the characteristics and business strategy of the Company, and to ensure our compensation is tied to our three-year strategic and financial plan:

—	Our annual incentive continues to focus on Revenue Growth, Net Earnings and Cash Flow goals
—	We have moved to three-year cliff vesting on our Performance Based equity compensation to align with our annual plan
—	Grants made for 2020 (granted in Dec 2019) will vest in 2022
—	The metrics on those performance-based shares consist of EPS with a TSR governor
—	EPS consists of three annual goals that roll up into our three-year annual EPS plan
—	Then, a TSR governor is applied to the EPS payout to ensure alignment with our stockholders’ experience
—	TSR is measured over the full three-year period based on performance against market (S&P 500)
—	The relative TSR is a market-based governor that adjusts payout so there is alignment with stockholder results

Fiscal 2021 Compensation Program

As the HRC Committee embarks upon our compensation plan design for 2021 and beyond, we will be looking at the most appropriate measures to continue reinforcing the commitments articulated in our long-term financial plans. While EPS and TSR are important measures that tie management and stockholder interest, key metrics like operating profit and cash flow, could be impactful as three-year measures tied to our long-term incentives. Operating profit and cash flow are critical value drivers to deliver on the long-term commitments we have made to stockholders. The final compensation structure will be discussed in more detail in our 2021 proxy.

Benefits

We do not provide our executives, including the NEOs, with special or supplemental U.S. defined benefit pension or health benefits. Our NEOs receive health and welfare benefits (including retiree medical benefits, if eligibility conditions are met) under the same programs and subject to the same eligibility requirements that apply to our employees generally.

Benefits under all U.S. pension plans were frozen effective December 31, 2007. Benefits under the Electronic Data Systems (“EDS”) Pension Plan ceased upon HP’s acquisition of EDS in 2008. As a result, no NEO or any other HP employee accrued a benefit under any HP U.S. defined benefit pension plan during fiscal 2019. The amounts reported as an increase in pension benefits in the Summary Compensation Table are for those NEOs who previously accrued a benefit in a defined benefit pension plan prior to the cessation of accruals and reflect changes in actuarial values only, not additional benefit accruals.

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The NEOs, along with other executives who earn base pay or an annual incentive in excess of certain limits of the Code or greater than $150,000, are eligible to participate in the 2005 Executive Deferred Compensation Plan (the “EDCP”). This plan is maintained to permit executives to defer some of their compensation in order to also defer taxation on such amounts. This is a standard benefit plan also offered by most of our peer group companies. The EDCP permits deferral of base pay in excess of the amount allowed under the qualified HP 401(k) Plan (the “HP 401(k) Plan”) (the 401(k)-deferral limit for calendar 2019 was $19,000) and up to 95% of the annual incentive payable under the Stock Incentive Plan, the PfR Plan and other eligible plans. In addition, we make a 4% matching contribution to the EDCP on base pay contributions in excess of IRS limits up to a maximum of two times that limit (maximum of $11,200 in calendar 2019). This is the same percentage of matching contributions those executives are eligible to receive under the 401(k) Plan. In effect, the EDCP permits these executives and all eligible employees to receive a 401(k)-type matching contribution on a portion of base-pay deferrals in excess of IRS limits. Amounts deferred or matched under the EDCP are credited with hypothetical investment earnings based on investment options selected by the participant from among nearly all the proprietary funds available to employees under the 401(k) Plan. No amounts earn above-market returns. Benefits payable under the EDCP are unfunded and unsecured.

Executives are also eligible to have a yearly HP-paid medical exam as part of the HP U.S. executive physical program. This includes a comprehensive exam, thorough health assessment and personalized health advice. This benefit is also offered by our peer group companies.

Consistent with its practice of not providing any special or supplemental executive defined benefit programs, including arrangements that would otherwise provide special benefits to the family of a deceased executive, in 2011 the HRC Committee adopted a policy that, unless approved by our stockholders pursuant to an advisory vote, we will not enter into a new plan, program or agreement or modify an existing plan, program or agreement with a Section 16 officer (including the NEOs) that provides for payments, grants or awards following the death of the officer in the form of unearned salary or unearned annual incentives, accelerated vesting or the continuation in force of unvested equity grants, perquisites, and other payments or awards made in lieu of compensation, except to the extent that such payments, grants or awards are provided or made available to our employees generally.

We provide our executives with financial counseling services to assist them in obtaining professional financial advice, a common benefit among our peer group companies, for convenience and to increase the understanding and effectiveness of our executive compensation program.

Limited Perquisites

We provide a small number of perquisites to our senior executives, including the NEOs. For a list of all perquisites provided to our NEOs for fiscal 2019, please refer to the All Other Compensation Table on page 62.

Due to our global presence, we maintain one corporate aircraft. In the event a NEO is accompanied by a guest or family member on the aircraft for personal reasons, as approved by the CEO, the NEO is taxed on the value of this usage according to the relevant Code rules. There is no tax gross-up paid on the income attributable to this value. Among our NEOs, Mr. Weisler is the only executive that used the corporate aircraft for personal use during fiscal 2019, which was for convenience and security.

Our Audit Committee periodically conducts global risk management reviews, which include reviewing home security services of NEOs. Services considered necessary by the Audit Committee may be paid for by HP, due to the range of security issues that may be encountered by key executives of any large, multinational corporation.

Termination and Change in Control Protections

Severance and Long-term Incentive Change in Control Plan for Executive Officers

Our Section 16 officers (including all of the NEOs) are covered by the Severance and Long-term Incentive Change in Control Plan for Executive Officers (“SPEO”), which is intended to protect us and our stockholders, and provide a level of transition assistance in the event of an involuntary termination of employment. Under the SPEO, participants who incur an involuntary termination (i.e., a termination not for cause), and who execute a full and effective release of claims following such termination, are eligible to receive severance benefits in an amount determined as a multiple of base pay, plus the average of the actual annual incentives paid for the preceding three years. In the case of the NEOs other than the CEO, the multiplier is 1.5. In the case of the CEO, the multiplier is 2.0. In all cases, this benefit will not exceed 2.99 times the sum of the executive’s base pay plus target annual incentive as in effect immediately prior to the termination of employment.

Although most of the compensation for our executives is performance-based and largely contingent upon the achievement of financial goals, the HRC Committee continues to believe that the SPEO is appropriate for the attraction and retention of executive talent. In addition, we find it more equitable to offer severance benefits based on a standard formula for the Section 16 officers (including all of the NEOs) because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations. As a result, and consistent with the practice of our peer group companies, other compensation decisions are not generally based on the existence of this severance protection.

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In addition to the cash benefit, SPEO participants are eligible to receive (1) a pro-rata annual incentive for the year of termination based on actual performance results, at the discretion of the HRC Committee, (2) pro-rata vesting of unvested equity awards (and for performance-based equity awards, only if any applicable performance conditions have been satisfied), and (3) payment of a lump-sum health-benefit stipend of an amount equal to 18 months’ COBRA premiums for continued group medical coverage for the executive and his or her eligible dependents.

Severance Benefits in the Event of a Change in Control under SPEO

In order to better ensure the retention of our executive leadership team in the event of a potentially disruptive corporate transaction, the SPEO also includes change in control terms for our NEOs. In addition to the benefits provided for involuntary terminations, the SPEO provides for full vesting of outstanding stock options, RSUs, and PARSUs upon involuntary termination not for Cause or voluntary termination for Good Reason (as defined in the plan) within 24 months after a change in control (“double trigger”), and in situations where equity awards are not assumed by the surviving corporation (a “modified double trigger”). The SPEO further provides that under a double trigger, PARSUs will vest based on target performance, whereas under a modified double trigger, PARSUs will vest based upon the greater of the number of PARSUs that would vest based on actual performance and the number of PARSUs that would vest pro-rata based upon target performance. We do not provide tax gross ups in connection with terminations, including terminations in the event of a change in control.

The HRC Committee is focused on ensuring that the change of control provisions in the SPEO are consistent with market practice, provide clarity to prospective and current executives, and will help attract and retain talent.

Amendment and Restatement of SPEO

Effective February 28, 2020, HP adopted an Amended and Restated Severance and Long-Term Incentive Change in Control Plan for Executive Officers. Under the SPEO as amended and restated, in the event of a change in control of HP, all outstanding and unvested equity will vest either in full if the successor does not assume such awards or if an individual is terminated without Cause or terminates with Good Reason within 24 months of a change in control, with performance-based awards that remain subject to performance criteria as of the date of the qualifying termination or change in control, as applicable, vesting based on target levels of performance. In addition, under the SPEO as amended and restated, in the event of any dispute under the SPEO relating to a participant’s termination of employment within 24 months following a change in control, the Company will reimburse all related legal fees and expenses reasonably incurred by the participant if claims are brought in good faith. Other than these provisions, the terms of the SPEO as amended and restated are substantially similar in all material respects to the terms of the SPEO as in effect prior to the amendment and restatement as described herein.

Other Compensation-Related Matters

Succession Planning

Among the HRC Committee’s responsibilities described in its charter is to oversee succession planning and leadership development. The Board plans for succession of the CEO and annually reviews senior management selection and succession planning that is undertaken by the HRC Committee. As part of this process, the independent Directors annually review the HRC Committee’s recommended candidates for senior management positions to see that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board. We also host a Board Buddy program through which each executive officer is aligned to a board member as a mentor to aid the executive’s development while giving board members a deeper understanding of the day-to-day operations of the Company.

In fiscal 2019, an executive talent review was conducted along with succession plans for each of the executive leaders. Successors were identified to reflect necessary skill sets, performance, potential, and diversity. Development plans for successors were also established to ensure readiness and will be managed throughout the year. In addition to the annual succession planning process, the HRC Committee participates in an in-depth performance discussion of each executive officer at the time of the annual compensation review. During fiscal 2019, we leveraged our robust, in-depth succession planning to successfully maneuver through various leadership changes on the executive team. We executed a CEO assessment process in partnership with the Board to identify internal and external candidates for Mr. Weisler’s replacement, which led to unanimous Board support for Mr. Lores. We also shifted other executives into new or expanded roles based on business needs and tied to succession and development plans. Further, there is a People Update at each HRC Committee meeting, which includes a review of key people processes and developments for that quarter.

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In addition, the executive team participated in a robust development process that included individual assessments, interviews with executive coaches, and an individualized development plan that can be leveraged throughout the year. Development themes for the entire executive team will be addressed during quarterly face-to-face meetings for full team development.

Stock Ownership Guidelines and Prohibition on Hedging

Our stock ownership guidelines are designed to align executives’ interests with those of our stockholders and mitigate compensation-related risk. The current guidelines provide that, within five years of assuming a designated position, the CEO should attain an investment position in our stock equal to seven times his base salary and all other Section 16 officers reporting directly to the CEO should attain an investment position equal to five times their base salaries. Shares counted toward these guidelines include any shares held by the executive directly or through a broker, shares held through the 401(k) Plan, shares held as restricted stock, shares underlying time-vested RSUs, and shares underlying vested but unexercised stock options (50% of the in-the-money value of such options is used for this calculation). Mr. Weisler is the only NEO who has served in a role covered by our stock ownership guidelines for over five years and his ownership exceeds the current guidelines. Our other NEOs are on pace to meet the stock ownership guidelines within the allotted time frame.

The HRC Committee has adopted a policy prohibiting all employees, including executive officers, and Directors from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) involving Company securities, including, among other things, short sales and transactions involving publicly traded options. In addition, with limited exceptions, our executive officers are prohibited from holding our securities in margin accounts and from pledging our securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our stockholders.

Accounting and Tax Effects

The impact of accounting treatment is considered in developing and implementing our compensation programs, including the accounting treatment as it applies to amounts awarded or paid to our executives.

The impact of federal tax laws on our compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as limited by Section 162(m) of the Code. For prior fiscal years, Section 162(m) included an exception from the deductibility limitation for qualified “performance-based compensation.” This exception, however, has been repealed for tax years beginning in fiscal 2019 under the Tax Cuts and Jobs Act. As such, compensation paid to certain of our executive officers in excess of $1.0 million is not deductible unless it qualifies for certain transition relief applicable for compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017. In addition, the Tax Cuts and Jobs Act increased the scope of individuals subject to the deduction limitation. Thus, compensation originally intended to satisfy the requirements for exemption from Section 162(m) may not be fully deductible. Although our compensation program may take into consideration the Section 162(m) rules as a factor, these considerations will not necessarily limit compensation to amounts deductible under Section 162(m). Despite the modifications to Section 162(m), the HRC Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of HP and its stockholders.

Policy for Recoupment of Performance-Based Incentives

In fiscal 2006, the Board adopted a “clawback” policy that provides Board discretion to recover certain annual incentives from senior executives (including the NEOs) whose fraud or misconduct resulted in a significant restatement of financial results. The policy specifically allows for the recovery of annual incentives paid at or above target from those senior executives whose fraud or misconduct resulted in the restatement where the annual incentives would have been lower absent the fraud or misconduct, to the extent permitted by applicable law. Additionally, our incentive plan document (and award agreements) allow for the recoupment of performance-based annual incentives and long-term incentives consistent with applicable law and the clawback policy.

Also, in fiscal 2014, we added a provision to our grant agreements to clarify that equity awards are subject to the clawback policy. Award agreements also provide Board discretion to cause forfeiture of certain outstanding cash and equity awards for fraud or misconduct that results in reputational harm to HP even when such fraud or misconduct does not result in a significant restatement of financial results.

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HR and Compensation Committee Report on Executive Compensation

The HRC Committee of the Board of HP has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of HP filed for the fiscal year ended October 31, 2019.

HR and Compensation Committee of the Board of Directors

Stephanie A. Burns, Chair
Aida Alvarez
Shumeet Banerji
Charles “Chip” V. Bergh
Stacey Mobley

Fiscal 2019 Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for fiscal years 2019, 2018, and 2017, as applicable. Per SEC reporting guidelines, our NEOs for fiscal 2019 include our CEO (Mr. Weisler), our CFO (Mr. Fieler), and the next three most highly compensated individuals still serving as executive officers at year end (Mr. Lores, Ms. Rivera, and Mr. Cho) as of the last day of the fiscal year (October 31, 2019).

Name and Principal Position	Year	Salary(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Dion J. Weisler(1) former President and CEO	2019	1,450,000	14,531,293	3,233,533	—	103,146	19,317,972
	2018	1,400,000	12,737,004	4,984,348	—	94,182	19,215,534
	2017	1,300,033	9,841,200	3,511,560	—	77,232	14,730,025
Steven J. Fieler Chief Financial Officer	2019	690,000	3,427,818	961,697	332	14,950	5,094,797
	2018	550,000	2,382,017	793,632	210	19,404	3,745,263
Enrique J. Lores(1) President and CEO (formerly President, Imaging, Printing and Solutions)	2019	750,000	5,527,211	873,522	—	48,155	7,198,888
	2018	750,000	4,623,686	1,579,331	—	43,973	6,996,990
	2017	725,019	3,075,370	1,219,035	—	23,786	5,043,210
Kim M. Rivera President, Strategy and Business Management and Chief Legal Officer	2019	725,000	4,717,598	1,078,448	—	54,705	6,575,751
	2018	675,000	3,088,732	1,438,699	—	72,927	5,275,358
	2017	645,016	2,255,264	1,088,921	—	193,081	4,182,282
Alex Cho President, Personal Systems	2019	675,000	3,427,818	1,271,882	67,760	16,795	5,459,255

(1)	Mr. Weisler stepped down as our President and Chief Executive Officer on November 1, 2019 at which time Mr. Lores was appointed to the role. Upon stepping down from such positions, Mr. Weisler continues to be employed by the Company as Senior Executive Advisor, a non-executive officer role, until the date of our 2020 Annual Meeting of Stockholders. Mr. Weisler will also continue to serve as a member of the Board of Directors until the Company’s 2020 Annual Meeting of Stockholders.
(2)	Amounts shown represent base salary earned or paid during the fiscal year, as described under the heading “Compensation Discussion and Analysis—Determination of Fiscal 2019 Executive Compensation—2019 Base Salary.”

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(3)	The grant date fair value of all stock awards has been calculated in accordance with applicable accounting standards. In the case of RSUs, the value is determined by multiplying the number of units granted by the closing price of our stock on the grant date. For PARSUs awarded in fiscal 2019, amounts shown reflect the grant date fair value of the PARSUs for the two- and three-year vesting periods beginning with fiscal 2019 based on the probable outcome of performance conditions related to these PARSUs at the grant date. The 2019 PARSUs include both internal (EPS) and market-related (TSR) performance goals as described under the “Compensation Discussion and Analysis—Determination of Fiscal 2019 Executive Compensation—Long-Term Incentive Compensation.” Consistent with the applicable accounting standards, the grant date fair value of the market related TSR component has been determined using a Monte Carlo simulation model. Further, consistent with accounting standards, grant date fair value reflects the EPS portion of the award for Year 1 only, for which goals were approved in January 2019. This value also reflects grant date fair value of the EPS portion of the 2018 PARSU award for Year 2 (fiscal 2019 EPS) and the EPS portion of the 2017 PARSU award for Year 3 (fiscal 2019 EPS), for which goals were approved in January 2019. The table below sets forth the grant date fair value for the 2019 PARSUs granted on December 7, 2018; the fiscal 2019 EPS portion of the 2018 PARSUs granted on December 7, 2017 and the fiscal 2019 EPS portion of the 2017 PARSUs granted on December 7, 2016:

Name	Date of Original PARSU Grant	Probable Outcome of Performance Conditions Grant Date Fair Value ($)*	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)*	Market-related Component Grant Date Fair Value ($)**
Dion J. Weisler	12/7/2018	1,223,552	2,447,105	4,805,041
	12/7/2017	1,270,894	2,541,788
	12/7/2016	1,431,800	2,863,600
Steven J. Fieler	12/7/2018	337,537	675,074	1,325,534
	7/1/2018	164,737	329,475
Enrique J. Lores	12/7/2018	476,761	953,523	1,872,307
	12/7/2017	470,699	941,398
	12/7/2016	447,439	894,878
Kim M. Rivera	12/7/2018	421,905	843,810	1,656,910
	12/7/2017	310,656	621,312
	12/7/2016	328,127	656,255
Alex Cho	12/7/2018	337,537	675,074	1,325,534
	7/1/2018	164,737	329,475
*	Amounts shown represent the grant date fair value of the PARSUs subject to the internal EPS performance goal (i) based on the probable or target outcome as of the date the goals were set and (ii) based on achieving the maximum level of performance for the performance period beginning in fiscal 2019. The grant date fair value of the 2019 PARSUs Year 1 EPS units awarded on December 7, 2018, of the 2018 PARSUs Year 2 EPS units awarded on December 7, 2017 (or for Mr. Fieler’s and Mr. Cho’s grants, on July 1, 2018) and of the 2017 PARSUs Year 3 EPS units awarded on December 7, 2016 was $21.05 per unit, which was the closing share price of our common stock on January 16, 2019 when the EPS goal was approved. The values of 2019 PARSUs Year 2 and Year 3 EPS units will not be available until January 2020 and January 2021 respectively, and therefore are not included for fiscal 2019, but will be included for their respective fiscal years.
**	Amounts shown represent the grant date fair value of PARSUs subject to the market related TSR goal component of the PARSUs, for which expense recognition is not subject to probable or maximum outcome assumptions. The grant date fair value of the market related TSR goal component of the PARSUs granted December 7, 2018 was $27.56 per unit, which was determined using a Monte Carlo simulation model. The significant assumptions used in this simulation model were a volatility rate of 26.5%, a risk-free interest rate of 2.7%, and a simulation period of 2.9 years. For information on the assumptions used to calculate the fair value of the awards, refer to Note 5 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, as filed with the SEC on December 12, 2019.
(4)	Amounts shown represent payouts under the annual PfR incentive (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).
(5)	Amounts shown represent the increase in the actuarial present value of NEO pension benefits during the applicable fiscal year. As described in more detail under the heading “Narrative to the Fiscal 2019 Pension Benefits Table” below, pension accruals have generally ceased for all NEOs, and NEOs hired after the dates that pension accruals ceased are not eligible to participate in any U.S. defined benefit pension plan. The only exception for the NEOs listed above is that Mr. Cho participates in the International Retirement Guarantee (IRG) which is provided to a small closed group of employees who have transferred between countries with pension/retirement indemnity plans. Mr. Cho will not accrue additional benefits under the IRG unless he transfers outside of the US with HP Inc. for an extended period of time. Accordingly, the amounts reported for the NEOs do not reflect additional accruals but reflect the passage of one more year from the prior present value calculation and changes in other actuarial assumptions. The assumptions used in calculating the changes in pension benefits are described in footnote (2) to the “Fiscal 2019 Pension Benefits Table” below. No HP plan provides for above-market earnings on deferred compensation amounts, so the amounts reported in this column do not reflect any such earnings.
(6)	The amounts shown are detailed in the “Fiscal 2019 All Other Compensation Table” below.

Fiscal 2019 All Other Compensation Table

The following table provides additional information about the amounts that appear in the “All Other Compensation” column in the “Summary Compensation Table” above.

Name	401(k) Company Match(1) ($)	NQDC Company Match(2) ($)	Mobility Program(3) ($)	Security Services/ Systems(4) ($)	Personal Aircraft Usage(5) ($)	Non-U.S. Tax Gross-Up(6) ($)	Miscellaneous(7) ($)	Total AOC ($)
Dion J. Weisler	11,200	10,800	15,937	2,707	36,654	9,073	16,775	103,146
Steven J. Fieler	11,200	—	—	—	—	—	3,750	14,950
Enrique J. Lores	11,200	11,000	7,895	—	—	60	18,000	48,155
Kim M. Rivera	11,200	—	26,796	—	—	—	16,709	54,705
Alex Cho	11,200	4,920	—	—	—	—	675	16,795
(1)	Represents matching contributions made under the HP 401(k) Plan that were earned for fiscal year 2019.
(2)	Represents matching contributions credited during fiscal 2019 under the HP Executive Deferred Compensation Plan with respect to the 2018 calendar year of that plan.

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(3)	For Ms. Rivera, represents benefits provided under our domestic executive mobility program. For Mr. Weisler and Mr. Lores, represents tax preparation, filing, equalization and compliance services paid under HP’s tax assistance due to business travel in Korea. Due to the taxation impact on US taxpayers who travel to Korea on business and the increase in Korea travel due to our acquisition of Samsung’s Print business, the HRC Committee approved a Tax Assistance Program during its July 2017 meeting that covers our Section 16 officers. The program has the same characteristics as the existing tax equalization program for all other employees. Both programs together ensure a tax neutral scenario for all HP employees who must comply with Korean tax requirements due to business travel to Korea.
(4)	Represents home security services provided to the NEOs and, consistent with SEC guidance, the expense is reported here as a perquisite since there is an incidental personal benefit.
(5)	Represents the value of personal usage of HP corporate aircraft. For purposes of reporting the value of such personal usage in this table, we use data provided by an outside firm to calculate the hourly cost of operating each type of aircraft. These costs include the cost of fuel, maintenance, landing and parking fees, crew, catering and supplies. For trips by NEOs that involve mixed personal and business usage, we include the incremental cost of such personal usage (i.e., the excess of the cost of the actual trip over the cost of a hypothetical trip without the personal usage). For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level valuation method. No tax gross ups are provided for this imputed income.
(6)	Represents tax gross up costs for Korean, California state and U.S. social taxes under HP’s Tax Assistance Program for Korea business travel.
(7)	Includes amounts paid either directly to the executives or on their behalf for financial counseling, tax preparation and estate planning services.

Grants of Plan-Based Awards in Fiscal 2019

The following table provides information on annual PfR incentive awards for fiscal 2019 and awards of RSUs and PARSUs granted during fiscal 2019 as a part of our long-term incentive program:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant-Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dion J. Weisler
PfR		29,000	2,900,000	5,800,000
RSU	12/7/2018							252,944	5,800,006
PARSU	12/7/2018				116,253	232,506	465,012		6,028,593
PARSU	12/7/2017				30,188	60,375	120,750		1,270,894
PARSU	12/7/2016				34,010	68,019	136,038		1,431,800
Steven J. Fieler
PfR		8,625	862,500	1,725,000
RSU	12/7/2018							69,778	1,600,010
PARSU	12/7/2018				32,070	64,140	128,280		1,663,071
PARSU	7/1/2018				3,913	7,826	15,652		164,737
Enrique J. Lores
PfR		9,375	937,500	1,875,000
RSU	12/7/2018							98,561	2,260,004
PARSU	12/7/2018				45,299	90,597	181,194		2,349,069
PARSU	12/7/2017				11,181	22,361	44,722		470,699
PARSU	12/7/2016				10,628	21,256	42,512		447,439
Kim M. Rivera
PfR		9,063	906,250	1,812,500
RSU	12/7/2018							87,222	2,000,000
PARSU	12/7/2018				40,087	80,174	160,348		2,078,815
PARSU	12/7/2017				7,379	14,758	29,516		310,656
PARSU	12/7/2016				7,794	15,588	31,176		328,127
Alex Cho
PfR		8,438	843,750	1,687,500
RSU	12/7/2018							69,778	1,600,010
PARSU	12/7/2018				32,070	64,140	128,280		1,663,071
PARSU	7/1/2018				3,913	7,826	15,652		164,737
(1)	Amounts represent the range of possible cash payouts for fiscal 2019 PfR incentive awards, under the Stock Incentive Plan based upon annual salary.

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(2)

PARSU amounts represent the range of shares that may be released at the end of the two- and three-year vesting periods applicable to the PARSUs assuming achievement of threshold, target, or maximum performance. 50% of the PARSUs are eligible for vesting based on EPS performance and 50% are eligible for vesting based on relative TSR performance. PARSUs vest as follows: 16.6% of the units are eligible for vesting based on EPS performance of year one with continued service over two years, 16.6% of the units are eligible for vesting based on EPS performance of year two with continued service over three years, 16.6% of the units are eligible for vesting based on EPS performance of year three with continued service over three years, 25% of the units are eligible for vesting based on TSR performance over two years with continued service over two years, 25% of the units are eligible for vesting based on relative TSR performance over three years with continued service over three years. 2019 PARSU year 1 EPS units and all relative TSR units are reflected in this table. Further, the 2018 PARSU – fiscal 2019 EPS units and the 2017 PARSU – fiscal 2019 EPS units are also included. If our EPS and relative TSR performance are below threshold for the performance period, no shares will be released for the applicable segment. For additional details, see the discussion of PARSUs under the heading “Compensation Discussion and Analysis—Determination of Fiscal 2019 Executive Compensation—Long-Term Incentive Compensation—2019 PARSUs.”

(3)	RSUs vest as to one-third of the units on each of the first three anniversaries of the grant date, subject to continued service.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information on stock and option awards held by the NEOs as of October 31, 2019:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(1) ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Dion J. Weisler	369,020			17.29	12/9/2022	701,986	12,193,497	137,827	2,394,055
	525,719			13.83	11/1/2023
Steven J. Fieler						350,191	6,082,818	30,913	536,959
Enrique J. Lores	156,976			12.47	10/29/2023	260,215	4,519,935	52,783	916,841
Kim M. Rivera						203,543	3,535,542	42,725	742,133
Alex Cho	9,566			17.29	12/9/2022	179,887	3,124,637	30,913	536,959
	48,812			13.83	11/1/2023
(1)	Option exercise prices are the fair market value of our stock on the grant date. In connection with the separation of HPE and in accordance with the employee matters agreement, HP made certain adjustments to the exercise price and number of stock-based compensation awards with the intention of preserving the intrinsic value of the awards prior to the separation. Exercisable and non-exercisable stock options were converted to similar awards of the entity where the employee was working post-separation. RSUs and performance-contingent awards were adjusted to provide holders with RSUs and performance-contingent awards in the Company that employs such employee following the separation.
(2)	All options have an eight-year term.
(3)	The amounts in this column include shares underlying dividend equivalent units credited with respect to outstanding stock awards through October 31, 2019. The amounts also include PARSUs granted in fiscal 2018 (Year 2 EPS units) and fiscal 2019 (Year 1 EPS units) plus accrued dividend equivalent shares. The 2018 PARSUs Year 2 EPS units and 2019 PARSUs Year 1 EPS units are reported based on actual performance since those results have been certified (fiscal 2019 EPS period). The release dates and release amounts for all unvested stock awards are as follows, assuming continued service and satisfaction of any applicable financial performance conditions:
—	Mr. Weisler: December 7, 2019 (269,223 shares plus accrued dividend equivalent shares); December 7, 2020 (170,152 shares plus accrued dividend equivalent shares); December 7, 2021 (84,315 shares plus accrued dividend equivalent shares). The number of PARSUs and dividend equivalent shares, as described above, that will be paid out at the end of the two- and three-year vesting periods is 151,874.
—	Mr. Fieler: December 7, 2019 (35,181 shares plus accrued dividend equivalent shares); January 3, 2020 (168,351 shares plus accrued dividend equivalent shares); January 11, 2020 (15,618 shares plus accrued dividend equivalent shares); July 1, 2020 (11,753 shares plus accrued dividend equivalent shares); December 7, 2020 (35,181 shares plus accrued dividend equivalent shares); July 1, 2021 (11,753 shares plus accrued dividend equivalent shares); December 7, 2021 (23,260 shares plus accrued dividend equivalent shares). The number of PARSUs and dividend equivalent shares, as described above, that will be paid out at the end of the two- and three-year vesting periods is 30,267.
—	Mr. Lores: December 7, 2019 (95,604 shares plus accrued dividend equivalent shares); December 7, 2020 (64,646 shares plus accrued dividend equivalent shares); December 7, 2021 (32,854 shares plus accrued dividend equivalent shares). The number of PARSUs and dividend equivalent shares, as described above, that will be paid out at the end of the two- and three-year vesting periods is 57,668.
—	Ms. Rivera: December 7, 2019 (72,760 shares plus accrued dividend equivalent shares); December 7, 2020 (50,057 shares plus accrued dividend equivalent shares); December 7, 2021 (29,074 shares plus accrued dividend equivalent shares). The number of PARSUs and dividend equivalent shares, as described above, that will be paid out at the end of the two- and three-year vesting periods is 44,511.
—	Mr. Cho: December 7, 2019 (57,968 shares plus accrued dividend equivalent shares); July 1, 2020 (11,753 shares plus accrued dividend equivalent shares); December 7, 2020 (38,360 shares plus accrued dividend equivalent shares); July 1, 2021 (11,753 shares plus accrued dividend equivalent shares); December 7, 2021 (23,260 shares plus accrued dividend equivalent shares). The number of PARSUs and dividend equivalent shares, as described above, that will be paid out at the end of the two- and three-year vesting periods is 30,267.
(4)	Value calculated based on the $17.37 closing price of our stock on October 31, 2019.
(5)	The amounts in this column include the amounts of PARSUs granted in fiscal 2018 (50% of TSR units) and fiscal 2019 (all TSR units) plus accrued dividend equivalent shares. The TSR units are reported based on threshold performance. Actual payout will be on achievement of performance goals at the end of the two- and three-year vesting periods.

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Option Exercises and Stock Vested in Fiscal 2019

The following table provides information about options exercised and stock awards vested for the NEOs during the fiscal year ended October 31, 2019:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Dion J. Weisler	—	—	942,712	19,492,224
Steven J. Fieler	—	—	233,744	4,688,198
Enrique J. Lores	—	—	250,258	4,943,981
Kim M. Rivera	—	—	264,931	5,690,415
Alex Cho	—	—	83,297	1,809,716
(1)	Includes PARSUs, RSUs, and accrued dividend equivalent shares.
(2)	Represents the amounts realized based on the fair market value of our stock on the performance period end date for PARSUs (October 31, 2019) and on the vesting date for RSUs and accrued dividend equivalent shares. Fair market value is determined based on the closing price of our stock on the applicable performance period end/vesting date.

Fiscal 2019 Pension Benefits Table

The following table provides information about the present value of accumulated pension benefits payable to each NEO:

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Dion J. Weisler(3)	—	—	—	—
Steven J. Fieler	CAPP	1.3	$9,955	—
Enrique J. Lores(3)	—	—	—	—
Kim Rivera(3)	—	—	—	—
Alex Cho	RP	7.6	91,020
	EBP	7.6	12
	IRG	24.3	138,518	—
(1)	The “RP” and the “EBP” are the qualified HP Retirement Plan and the non-qualified HP Excess Benefit Plan, respectively. “CAPP” is the qualified Cash Account Pension Plan. All benefits are frozen under these plans. The RP and CAPP have been merged into the HP Inc. Pension Plan (formerly known as the Hewlett-Packard Company Retirement Plan). The “IRG” is the International Retirement Guarantee which is a nonqualified plan covering certain highly compensated international transfers.
(2)	The present value of accumulated benefits is shown at the age 65 unreduced retirement age for the RP, the EBP and the IRG, and the immediate unreduced benefit from the CAPP using the assumptions under Accounting Standards Codification (ASC) Topic 715-30 Defined Benefit Plans—Pension for the 2019 fiscal year-end measurement (as of October 31, 2019). The present value is based on a discount rate of 3.21% for the RP (this discount rate also applies for CAPP but since the benefit is currently unreduced, there is no discounting applied), 2.39% for the EBP and 2.50% for the IRG, lump sum interest rates of 2.13% for the first five years, 3.07% for the next 15 years and 3.65% thereafter, and applicable mortality for lump sums with the respective mortality improvement scale applied for future years. As of October 31, 2018 (the prior measurement date), the ASC Topic 715-30 assumptions included a discount rate of 4.54% for the RP, 4.02% for the EBP, and 4.07% for the IRG, lump sum interest rates of 3.21% for the first five years, 4.26% for the next 15 years and 4.55% thereafter, and applicable mortality for lump sums with the respective mortality improvement scale applied for future years.
(3)	Mr. Weisler, Mr. Lores and Ms. Rivera are not eligible to receive benefits under any defined benefit pension plan because we ceased benefit accruals under all of our U.S.-qualified defined benefit pension plans prior to the commencement of their employment with HP in the United States.

Narrative to the Fiscal 2019 Pension Benefits Table

No NEO currently accrues a benefit under any qualified or non-qualified defined benefit pension plan because we ceased benefit accruals in all our U.S.-qualified defined benefit pension plans (and their non-qualified plan counterparts) in prior years. In the case of Mr. Cho, his IRG benefit is based on the US retirement program and since the US pension plans are frozen there is no accrual under that plan. Benefits previously accrued by Mr. Fieler under CAPP and those accrued by Mr. Cho under the RP, EBP and IRG are payable to them following termination of employment, subject to the terms of the applicable plans.

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Executive Compensation

Terms of the HP Retirement Plan (RP)
Mr. Cho earned benefits under the RP and the EBP based on pay and service prior to 2006. The RP is a traditional defined benefit plan that provided a benefit based on years of service and the participant’s “highest average pay rate,” reduced by a portion of Social Security earnings. “Highest average pay rate” was determined based on the 20 consecutive fiscal quarters when pay was the highest. Pay for this purpose included base pay and bonus, subject to applicable IRS limits. Benefits under the RP may be taken in one of several different annuity forms or in an actuarially equivalent lump sum. Since Mr. Cho became a participant in the RP after November 1, 1993, he has no Deferred Profit Sharing Plan (DPSP) balance to be integrated with the RP.

Benefits not payable from the RP due to IRS limits are paid from the EBP under which benefits are unfunded and unsecured. When an EBP participant with relatively small benefits terminates they are paid their EBP benefit in January of the year following their termination, subject to any delay required by Section 409A of the Code.

Terms of the Cash Account Pension Plan (CAPP)
Mr. Fieler earned benefits under the CAPP based on his compensation beginning in September 2004 through the end of 2005 when benefits were frozen. While interest continues to accrue on the CAPP balance, no pay credits have been applied since the end of 2005. CAPP provided for 4% of pay credits to a cash balance account with interest credited at a 1-year Treasury bill plus 1% interest rate. The CAPP balance can be paid as a lump sum with the appropriate election and spousal consent if married or can be converted to annuity forms of payment.

Terms of the International Retirement Guarantee (IRG)
Employees who transferred internationally at the Company’s request prior to 2000 were put into an international umbrella plan. This plan determines the country of guarantee which is generally the country in which an employee has spent the longest portion of his HP Inc. career. For Mr. Cho, the country of guarantee is currently the U.S. The IRG determines the present value of a full career benefit for Mr. Cho under the HP Inc. sponsored retirement benefit plans that applied to employees working in the U.S., and U.S. Social Security (since the U.S. is his country of guarantee) then offsets the present value of the retirement benefits from plans and social insurance systems in the countries in which he earned retirement benefits (France and the US) for his total period of HP Inc. employment. The net benefit value is payable as a single lump sum amount as soon as practicable after termination or retirement, subject to any delay required by Section 409A of the Code. This is a nonqualified retirement plan.

Fiscal 2019 Non-Qualified Deferred Compensation Table

The following table provides information about contributions, earnings, withdrawals, distributions, and balances under the EDCP:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1)(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at FYE(4) ($)
Dion J. Weisler	10,800	10,800	3,854	—	79,705
Steven J. Fieler	—	—	1,829	—	18,672
Enrique J. Lores	595,866	11,000	186,131	—	2,189,074
Kim M. Rivera	—	—	2,810	—	28,313
Alex Cho	10,320	4,920	2,698	—	35,985
(1)	The amounts reported here as “Executive Contributions” and “Registrant Contributions” are reported as compensation to such NEO in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the “Summary Compensation Table” above.
(2)	The contributions reported here as “Registrant Contributions” were made in fiscal 2019 with respect to calendar year 2018 participant base pay deferrals. During fiscal 2019, the NEOs were eligible to receive a 4% matching contribution on base pay deferrals that exceeded the IRS limit that applies to the qualified HP 401(k) Plan up to a maximum of two times that limit.
(3)	The distributions reported here were made pursuant to participant elections made prior to the time that the amounts were deferred in accordance with plan rules.
(4)	Of these balances, the following amount was reported as compensation to such NEO in the Summary Compensation Table in prior proxy statements: Mr. Weisler $52,258, Mr. Lores $644,811, Ms. Rivera $8,840, Mr. Fieler $9,932, and Mr. Cho $0. The information reported in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional earned compensation.

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Narrative to the Fiscal 2019 Non-qualified Deferred Compensation Table

HP sponsors the EDCP, a non-qualified deferred compensation plan that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the qualified HP 401(k) Plan and bonus amounts of up to 95% of the annual PfR incentive bonus payable under the annual PfR incentive plan. In addition, a matching contribution is available under the plan to eligible employees. The matching contribution applies to base pay deferrals on compensation above the IRS limit that applies to the qualified HP 401(k) Plan, up to a maximum of two times that compensation limit (matching contributions made in fiscal year 2019 pertained to base pay from $275,000 to $550,000 during calendar year 2018). During fiscal 2019, the NEOs were eligible for a matching contribution of up to 4% on base pay contributions in excess of the IRS limit, up to a maximum of two times that limit.

Upon becoming eligible for participation or during the annual enrollment period, employees must specify the amount of base pay and/or the percentage of bonus to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 15 years of continuous service), distribution is made in the form of a lump sum in January of the year following the year of termination, subject to any delay required under Section 409A of the Code. At retirement (or earlier, if properly elected), benefits are paid according to the distribution election made by the participant at the time of the deferral election, subject to any delay required under Section 409A of the Code. In the event of death, the remaining vested EDCP account balance will be paid to the designated beneficiary, or otherwise in accordance with the EDCP provisions, in a single lump-sum payment in the month following the month of death.

Amounts deferred or credited under the EDCP are credited with hypothetical investment earnings based on participant investment elections made from among the investment options available under the HP 401(k) Plan. Accounts maintained for participants under the EDCP are not held in trust, and all such accounts are subject to the claims of general creditors of HP. No amounts are credited with above-market earnings.

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Executive Compensation

Potential Payments Upon Termination or Change in Control

The amounts in the following table estimate potential payments due if a NEO had terminated employment with HP effective October 31, 2019 under each of the circumstances specified below. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from the retirement plans and the HP 401(k) Plan and payment of accrued vacation where required.

				Long Term Incentive Programs(3)
Name	Termination Scenario	Total(1)	Severance(2)	Stock Options	Restricted Stock	PARSU
Dion J. Weisler	Voluntary/For Cause	$0	$0	$0	$0	$0
	Disability	$20,173,559	$0	$0	$9,555,432	$10,618,127
	Retirement	$0	$0	$0	$0	$0
	Death	$20,173,559	$0	$0	$9,555,432	$10,618,127
	Not for Cause	$20,357,645	$10,743,471	$0	$4,565,618	$5,048,556
	Change in Control	$30,917,030	$10,743,471	$0	$9,555,432	$10,618,127
Steven J. Fieler	Voluntary/For Cause	$0	$0	$0	$0	$0
	Disability	$7,872,629	$0	$0	$5,557,079	$2,315,550
	Retirement	$0	$0	$0	$0	$0
	Death	$7,872,629	$0	$0	$5,557,079	$2,315,550
	Not for Cause	$6,944,192	$2,375,340	$0	$3,542,785	$1,026,067
	Change in Control	$10,247,969	$2,375,340	$0	$5,557,079	$2,315,550
Enrique J. Lores	Voluntary/For Cause	$0	$0	$0	$0	$0
	Disability	$7,575,972	$0	$0	$3,518,240	$4,057,732
	Retirement	$0	$0	$0	$0	$0
	Death	$7,575,972	$0	$0	$3,518,240	$4,057,732
	Not for Cause	$6,522,615	$2,984,787	$0	$1,618,241	$1,919,587
	Change in Control	$10,560,759	$2,984,787	$0	$3,518,240	$4,057,732
Kim M. Rivera	Voluntary/For Cause	$0	$0	$0	$0	$0
	Disability	$6,009,261	$0	$0	$2,762,376	$3,246,885
	Retirement	$0	$0	$0	$0	$0
	Death	$6,009,261	$0	$0	$2,762,376	$3,246,885
	Not for Cause	$5,620,679	$2,898,601	$0	$1,228,911	$1,493,167
	Change in Control	$8,907,862	$2,898,601	$0	$2,762,376	$3,246,885
Alex Cho	Voluntary/For Cause	$0	$0	$0	$0	$0
	Disability	$4,914,434	$0	$0	$2,598,884	$2,315,550
	Retirement	$0	$0	$0	$0	$0
	Death	$4,914,434	$0	$0	$2,598,884	$2,315,550
	Not for Cause	$4,413,889	$2,335,895	$0	$1,051,927	$1,026,067
	Change in Control	$7,250,329	$2,335,895	$0	$2,598,884	$2,315,550
(1)	Total does not include amounts earned or benefits accumulated due to continued service by the NEO through October 31, 2019, including vested stock options, PCSOs, RSUs, PARSUs, accrued retirement benefits, and vested balances in the EDCP, as those amounts are detailed in the preceding tables. Total also does not include amounts the NEO was eligible to receive under the annual PfR incentive with respect to fiscal 2019 performance.
(2)	The amounts reported are the cash benefits payable in the event of a qualifying termination under the SPEO: for CEO, 2x multiple of base pay plus the average of the actual annual incentives paid for the preceding three years; for other NEOs, 1.5x multiple of base pay plus the average of the actual annual incentives paid for the preceding three years, and includes 18 months’ COBRA premiums for continued group medical coverage for the NEOs and their eligible dependents.
(3)	Upon an involuntary termination not for cause, covered executives receive pro-rata vesting on unvested equity awards as discussed under the heading “Executive Compensation—Compensation Discussion and Analysis—Severance and Long-term Incentive Change in Control Plan for Executive Officers.” Full vesting of PARSUs based on performance at target levels (to the extent that the actual performance period has not been completed) applies in the event of a termination due to death or disability for all grant recipients. Pro-rata vesting of PARSUs based on actual performance applies in the event of a termination due to retirement for all grant recipients. To calculate the value of unvested PARSUs for purposes of this table, target performance is used unless the performance period has been completed and the results have been certified. Full vesting of unvested PCSOs applies in the event of a termination due to death or disability for all grant recipients. PCSOs vest pro-rata in the event of a termination due to retirement. With respect to the treatment of equity in the event of a change in control of HP, the information reported reflects the SPEO approved change in control terms.

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Narrative to the Potential Payments Upon Termination or Change in Control Table

HP Severance Plan for Executive Officers
An executive will be deemed to have incurred a qualifying termination for purposes of the SPEO if he or she is involuntarily terminated without cause and executes a full release of claims in a form satisfactory to HP promptly following termination. For purposes of the SPEO, “cause” means an executive’s material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to HP or conduct (including action or failure to act) that is not in the best interest of, or is injurious to, HP. The material terms of the SPEO are described under the heading “Executive Compensation—Compensation Discussion and Analysis—Severance and Long-term Incentive Change in Control Plan for Executive Officers.”

Voluntary or “For Cause” Termination
In general, an NEO who remained employed through October 31, 2019 (the last day of the fiscal year) but voluntarily terminated employment immediately thereafter, or was terminated immediately thereafter in a “for cause” termination, would be eligible (1) to receive his or her annual incentive amount earned for fiscal 2019 under the annual PfR incentive (subject to any discretionary downward adjustment or elimination by the HRC Committee prior to actual payment, and to any applicable clawback policy), (2) to exercise his or her vested stock options up to three months following a voluntary termination, and up to the date of termination in the case of termination “for cause,” (3) to receive a distribution of vested amounts deferred or credited under the EDCP, and (4) to receive a distribution of his or her vested benefits, if any, under the HP 401(k) and pension plans. An NEO who terminated employment before October 31, 2019, either voluntarily or in a “for cause” termination, would generally not have been eligible to receive any amount under the annual PfR incentive with respect to the fiscal year in which the termination occurred, except that the HRC Committee has the discretion to make payment of prorated bonus amounts to individuals on leave of absence or in non-pay status, as well as in connection with certain voluntary severance incentives, workforce reductions, and similar programs.

“Not for Cause” Termination
A “not for cause” termination of an NEO who remained employed through October 31, 2019 and was terminated immediately thereafter would qualify the NEO for the amounts described above under a “voluntary” termination in addition to benefits under the SPEO if the NEO signs the required release of claims in favor of HP.

In addition to the cash severance benefits and pro-rata equity awards payable under the SPEO, the NEO would be eligible to exercise vested stock options up to one year after termination and receive distributions of vested, accrued benefits from HP deferred compensation and pension plans.

Termination Following a Change in Control
In the event of a change in control of HP, RSUs, stock options, and PCSOs will vest in full if the successor does not assume such awards or if an individual is terminated without Cause or terminates with Good Reason within 24 months of a change in control. Outstanding PARSUs will vest in full upon a termination in connection with or following a change in control, assuming target performance level. Upon failure of the successor to assume outstanding PARSUs in connection with a change in control, the PARSUs will vest in full based on the better of (i) pro-rata vesting at target, and (ii) 100% of units vesting based on actual performance as determined by the Committee within 30 days of change in control.

Death or Disability Terminations
An NEO who continued in employment through October 31, 2019 whose employment is terminated immediately thereafter due to death or disability would be eligible (1) to receive his or her full annual incentive amount earned for fiscal 2019 under the annual PfR incentive determined by HP in its sole discretion, (2) to receive a distribution of vested amounts deferred or credited under the EDCP, and (3) to receive a distribution of his or her vested benefits under the HP 401(k) and pension plans.

Upon termination due to death or disability, equity awards held by the NEO may vest in full. If termination is due to disability, RSUs, stock options, and PCSOs will vest in full, subject to satisfaction of applicable performance conditions, and, in the case of stock options and PCSOs, must be exercised within three years of termination or by the original expiration date, if earlier; all unvested portions of the PARSUs, including any amounts for dividend equivalent payments, shall vest based on performance at target levels. If termination is due to the NEO’s death, RSUs, stock options, and PCSOs will vest in full and, in the case of stock options and PCSOs, must be exercised within one year of termination or by the original expiration date, if earlier; all unvested portions of the PARSUs, including any amounts for dividend equivalent payments, shall vest based on performance at target levels.

Proxy Statement	69

Executive Compensation

HP Severance Policy for Senior Executives
Under the HP Severance Policy for Senior Executives adopted by the Board in July 2003 (the “HP Severance Policy”), HP will seek stockholder approval for future severance agreements, if any, with certain senior executives that provide specified benefits in an amount exceeding 2.99 times the sum of the executive’s current annual base salary plus annual target cash bonus, in each case as in effect immediately prior to the time of such executive’s termination. Individuals subject to this policy consist of the Section 16 officers designated by the Board. In implementing this policy, the Board may elect to seek stockholder approval after the material terms of the relevant severance agreement are agreed upon.

For purposes of determining the amounts subject to the HP Severance Policy, benefits subject to the limit generally include cash separation payments that directly relate to extraordinary benefits that are not available to groups of employees other than the Section 16 officers upon termination of employment. Benefits that have been earned or accrued, as well as prorated bonuses, accelerated stock or option vesting, and other benefits that are consistent with our practices applicable to employees other than the Section 16 officers, are not counted against the limit. Specifically, benefits subject to the HP Severance Policy include: (a) separation payments based on a multiplier of salary plus target bonus, or cash amounts payable for the uncompleted portion of employment agreements; (b) the value of any service period credited to a Section 16 officer in excess of the period of service actually provided by such Section 16 officer for purposes of any employee benefit plan; (c) the value of benefits and perquisites that are inconsistent with our practices applicable to one or more groups of employees in addition to, or other than, the Section 16 officers (“Company Practices”); and (d) the value of any accelerated vesting of any stock options, stock appreciation rights, restricted stock, RSUs, or long-term cash incentives that is inconsistent with Company Practices. The following benefits are not subject to the HP Severance Policy, either because they have been previously earned or accrued by the employee or because they are consistent with Company Practices: (i) compensation and benefits earned, accrued, deferred or otherwise provided for employment services rendered on or prior to the date of termination of employment pursuant to bonus, retirement, deferred compensation, or other benefit plans (e.g., 401(k) Plan distributions, payments pursuant to retirement plans, distributions under deferred compensation plans or payments for accrued benefits such as unused vacation days), and any amounts earned with respect to such compensation and benefits in accordance with the terms of the applicable plan; (ii) payments of prorated portions of bonuses or prorated long-term incentive payments that are consistent with Company Practices; (iii) acceleration of the vesting of stock options, stock appreciation rights, restricted stock, RSUs or long-term cash incentives that is consistent with Company Practices; (iv) payments or benefits required to be provided by law; and (v) benefits and perquisites provided in accordance with the terms of any benefit plan, program, or arrangement sponsored by HP or its affiliates that are consistent with Company Practices.

For purposes of the HP Severance Policy, future severance agreements include any severance agreements or employment agreements containing severance provisions that we may enter into after the adoption of the HP Severance Policy by the Board, as well as agreements renewing, modifying, or extending such agreements. Future severance agreements do not include retirement plans, deferred compensation plans, early retirement plans, workforce restructuring plans, retention plans in connection with extraordinary transactions, or similar plans or agreements entered into in connection with any of the foregoing, provided that such plans or agreements are applicable to one or more groups of employees in addition to the Section 16 officers.

HP Retirement Arrangements
Upon retirement immediately after October 31, 2019 with a minimum age of 55 and years of combined age and service equal to or greater than 70, HP employees in the United States receive full vesting of time-based options granted under our stock plans with a post-termination exercise period of up to three years or the original expiration date, whichever comes first, as well as full vesting of RSUs (other than RSUs granted under a retention agreement on or after June 25, 2019). PCSOs will receive prorated vesting if the stock price appreciation conditions are met and may vest on a prorated basis post-termination to the end of the performance period, subject to stock price appreciation conditions and certain post-employment restrictions. Awards under the PARSU program, if any, are paid on a prorated basis to participants at the end of the performance period based on actual results, and bonuses, if any, under the annual PfR incentive plan may be paid in prorated amounts at the discretion of management based on actual results. In accordance with Section 409A of the Code, certain amounts payable upon retirement (or other termination) of the NEOs and other key employees will not be paid out for at least six months following termination of employment.

We sponsor two retiree medical programs in the United States, one of which provides subsidized coverage for eligible participants based on years of service. Eligibility for this program requires that participants have been continuously employed by HP since January 1, 2003 and have met other age and service requirements. None of the NEOs are eligible for this program.

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The other U.S. retiree medical program we sponsor provides eligible retirees with access to coverage at group rates only, with no direct subsidy provided by HP. All the NEOs could be eligible for this program if they retire from HP on or after age 55 with at least ten years of qualifying service or if they retire at any age with combined age plus service equal to 80 or more years. In addition, beginning at age 45, eligible U.S. employees may participate in the HP Retirement Medical Savings Account Plan (the “RMSA”), under which certain participants are eligible to receive HP matching credits of up to $1,200 per year, up to a lifetime maximum of $12,000, which can be used to cover the cost of such retiree medical coverage (or other qualifying medical expenses) if the employee meets the eligibility requirements for HP retiree medical benefits. None of the NEOs are eligible for the HP matching credits under the RMSA.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of October 31, 2019.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants and rights(1) (a)		Weighted- average exercise price of outstanding options, warrants and rights(2) (b)	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by HP stockholders	36,472,053	(3)	$15.4187	265,135,483	(4)
Equity compensation plans not approved by HP stockholders	—		—	—
Total	36,472,053		$15.4187	265,135,483
(1)	This column does not reflect awards of options and RSUs assumed in acquisitions where the plans governing the awards were not available for future awards as of October 31, 2019. As of October 31, 2019, there were no individual awards of options or RSUs outstanding pursuant to awards assumed in connection with acquisitions and granted under such plans.
(2)	This column does not reflect the exercise price of shares underlying the assumed options referred to in footnote (1) to this table or the purchase price of shares to be purchased pursuant to the HP Inc. 2011 Employee Stock Purchase Plan (the “2011 ESPP”) or the legacy HP Employee Stock Purchase Plan (the “Legacy ESPP”). In addition, the weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of RSUs and PARSUs, which have no exercise price.
(3)	Includes awards of options and RSUs outstanding under the 2004 Plan and 2011 ESPP. Also includes awards of PARSUs representing 4,465,608 shares that may be issued under the 2004 Plan. Each PARSU award reflects a target number of shares that may be issued to the award recipient. HP determines the actual number of shares the recipient receives at the end of a three-year performance period based on results achieved compared with Company performance goals and stockholder return relative to the market. The actual number of shares that a grant recipient receives at the end of the period may range from 0% to 200% of the target number of shares.
(4)	Includes (i) 184,508,645 shares available for future issuance under the 2004 Plan; (ii) 76,534,847 shares available for future issuance under the 2011 ESPP; (iii) 2,725,611 shares available for future issuances under the Legacy ESPP, a plan under which employee stock purchases are no longer made; and (iv) 1,366,380 shares are reserved for issuance under our Service Anniversary Stock Plan, a plan under which awards are no longer granted. Taking into account the enumerated unavailable shares from the Legacy ESPP and the Service Anniversary Stock Plan, a total of 265,135,483 shares were available for future grants as of October 31, 2019.

CEO Pay Ratio Disclosure

In accordance with SEC rules we are reporting our CEO pay ratio. As set forth in the Summary Compensation Table, our CEO’s annual total compensation for fiscal 2019 was $19,317,972. Our median employee’s annual total compensation was $75,013, resulting in a CEO pay ratio of 258:1.

In calculating the CEO pay ratio, the SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported CEO pay ratio may not be comparable to CEO pay ratios reported by other companies due to differences in industries and geographical dispersion, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their CEO pay ratios.

Our CEO pay ratio is based on the following methodology:

—	We are using the same median employee for our fiscal 2019 pay ratio calculation as we used in fiscal 2018, as there have been no changes in employee population or compensation arrangements, such as any mergers, spinoffs, or mass layoffs, that would result in a significant change to our pay ratio disclosure.
—	We calculated the median employee’s annual total compensation for fiscal 2019 using the same methodology that was used for our named executive officers, as set forth in the Summary Compensation Table.

Proxy Statement	71

Executive Compensation

MANAGEMENT PROPOSAL NO. 4 Vote to Approve the Company’s 2021 Employee Stock Purchase Plan
Our Board Recommends FOR the approval of the Company’s 2021 Stock Purchase Plan

On January 15, 2020, the HR and Compensation Committee of the Board adopted the HP Inc. Company 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and reserved 50,000,000 shares of HP common stock for issuance thereunder (subject to adjustments permitted under the 2021 ESPP). The 2021 ESPP will be effective May 1, 2021, subject to HP stockholder approval within 12 months of Board approval.

HP stockholders are being asked to approve the 2021 ESPP and the Board’s reservation of shares under the 2021 ESPP for the purpose of qualifying such shares for special tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2021 ESPP is intended to replace HP’s 2011 Employee Stock Purchase Plan (the “2011 ESPP”), which will terminate on May 1, 2021, upon the effectiveness of the 2021 ESPP.

Vote Required

The affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal.

Summary of the 2021 ESPP

The principal features of the 2021 ESPP are summarized below. The following summary of the 2021 ESPP does not purport to be a complete description of all of the provisions of the 2021 ESPP. It is qualified in its entirety by reference to the complete text of the 2021 ESPP, which has been filed with the SEC as Annex A to this proxy statement. Any HP stockholder who wishes to obtain a copy of the 2021 ESPP may do so upon written request to the Secretary at HP’s principal executive offices.

General. The purpose of the 2021 ESPP is to provide employees of HP and its designated subsidiaries and affiliates with an opportunity to purchase HP common stock and, therefore, to have an additional incentive to contribute to the prosperity of HP.

Administration. The 2021 ESPP is administered by a committee (the “Administrative Committee”) appointed by the Board. The Administrative Committee has full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the 2021 ESPP, to interpret the provisions and supervise the administration of the 2021 ESPP, to make factual determinations relevant to 2021 ESPP entitlements and to take all action in connection with administration of the 2021 ESPP as it deems necessary or advisable, consistent with the delegation from the Board. The decisions of the Board and the Administrative Committee are final and binding upon all participants.

Eligibility. Any employee of HP or any HP subsidiary or affiliate designated by the Administrative Committee who is regularly employed for at least 20 hours per week and more than five months in a calendar year on an Entry Date (as defined below) is eligible to participate in the 2021 ESPP during the Offering Period (as defined below) beginning on that Entry Date, subject to administrative rules established by the Administrative Committee. However, no employee is eligible to participate in the 2021 ESPP to the extent that, immediately after the grant, that employee would have owned 5% of either the voting power or the value of HP’s common stock. No employee may be granted an option to purchase HP’s common stock pursuant to the 2021 ESPP at a rate that exceeds $25,000 of the fair market value of such common stock per calendar year. Eligible employees become participants in the 2021 ESPP by filing with HP an enrollment agreement authorizing payroll deductions on a date set by the Administrative Committee prior to the applicable Entry Date. As of October 31, 2019, approximately 51,445 HP employees, including certain executive officers, were eligible to participate in the 2011 ESPP and such individuals are expected to be eligible to participate in the 2021 ESPP.

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Participation in an Offering. The 2021 ESPP is implemented by offering periods lasting for six months (an “Offering Period”). If stockholders approve the 2021 ESPP, the first six-month Offering Period will begin on May 1, 2021. Common stock is purchased under the 2021 ESPP every six months on the last trading day of each Offering Period (a “Purchase Date”), unless the participant becomes ineligible, withdraws or terminates employment earlier. The Entry Date is the first trading day of the Offering Period. To participate in the 2021 ESPP, each eligible employee must authorize contributions pursuant to the 2021 ESPP, which will generally be collected through payroll deductions. Such payroll deductions may not exceed 10% of a participant’s eligible compensation and are also subject to the limitations discussed above. A participant may increase or decrease his or her rate of contribution through payroll deductions at any time, but at no time may such rate of contribution exceed 10%. Each participant who has elected to participate is automatically granted an option on his or her Entry Date to purchase shares of common stock. The option is automatically exercised at the end of each Offering Period with the contributions accumulated during such Offering Period. The option expires upon the earlier to occur of the Offering Period, the employee’s termination of employment, or upon the employee becoming ineligible. The number of shares that may be purchased by an employee in any Offering Period, subject to the limitations discussed above, may not exceed 5,000 shares of common stock.

Purchase Price; Shares Purchased. Shares of common stock may be purchased under the 2021 ESPP at a price not less than 95% of the fair market value of the common stock on the last trading day of the Offering Period; however, the Administrative Committee has the discretion to adjust the purchase price in the future so long as it is not less than 85% of the fair market value of the common stock on the last trading day of the Offering Period. The number of whole shares of HP common stock a participant purchases in each Offering Period is determined by dividing the total amount of the participant’s contributions during that Offering Period by the purchase price, subject to the 5,000 share limit.

Termination of Employment. Termination of a participant’s employment for any reason, including death, immediately cancels his or her option and participation in the 2021 ESPP. In such event, the contributions credited to the participant’s account will be returned without interest to him or her or, in the case of death, to the person or persons entitled to those contributions.

Adjustments upon Changes in Capitalization, Merger or Sale of Assets. In the event that HP common stock is changed by reason of any stock split, stock dividend, combination or recapitalization, appropriate proportional adjustments may be made in the number of shares of stock subject to the 2021 ESPP, the number of shares of stock to be purchased pursuant to an option and the price per share of common stock covered by an option. Any such adjustment will be made by the Board, whose determination shall be conclusive and binding. In the event of a proposed sale of all or substantially all of the assets of HP or the merger or consolidation of HP with another company, the Board may determine that each option will be assumed by, or an equivalent option substituted by, the successor company or its affiliates, that the Purchase Date will be accelerated and that all outstanding options will be exercised on such date, or that all outstanding options will terminate and accumulated payroll deductions will be refunded.

Amendment and Termination of the Plan. The Board may terminate or amend the 2021 ESPP at any time, except that it may not increase the number of shares subject to the 2021 ESPP other than as described in the 2021 ESPP. The 2021 ESPP will continue until May 1, 2031, unless otherwise terminated by the Board.

Transferability. Options granted to employees may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition will be null and void and without effect.

Withdrawal. Generally, a participant may withdraw from the 2021 ESPP during an Offering Period prior to the change enrollment deadline established by the Administrative Committee. The Administrative Committee may establish rules limiting the frequency with which participants may withdraw and re-enroll in the plan and may establish a waiting period for participants wishing to re-enroll.

New Plan Benefits. Because benefits under the 2021 ESPP will depend on employees’ elections to participate and the fair market value of HP common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2021 ESPP is approved by the stockholders. Non-employee Directors are not eligible to participate in the 2021 ESPP.

Proxy Statement	73

Executive Compensation

U.S. Federal Income Tax Consequences

If HP stockholders approve this proposal, the 2021 ESPP, and the right of participants to make purchases thereunder, should qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2021 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the applicable Entry Date and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of (i) the excess of the amount received upon such sale or disposition over the purchase price, or (ii) an amount equal to 5% of the fair market value of the shares as of the Entry Date. Any additional gain should be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. HP is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to HP.

The foregoing is only a summary of the effect of U.S. federal income taxation upon participants and HP with respect to the 2021 ESPP based on the U.S. Federal income tax laws in effect as of the date of this proxy statement. It is not intended to be exhaustive and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable or the gift, estate, or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, HP advises all recipients to consult their own tax advisor concerning the tax implications of participation in the 2021 ESPP.

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Common Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 13, 2020 (or as of the date otherwise indicated below) concerning beneficial ownership by:

—	holders of more than 5% of HP’s outstanding shares of common stock;
—	our Directors and nominees;
—	each of the named executive officers listed in the Summary Compensation Table on page 61; and
—	all of our Directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the SEC and information provided to HP, except where otherwise noted.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of May 12, 2020 (60 days after March 13, 2020) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after May 12, 2020 and any RSUs vesting/ settling, as applicable, on or before May 12, 2020 that may be payable in cash or shares at HP’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares set forth in the following table.

Beneficial Ownership Table

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Dodge & Cox(1)	146,883,601	10.3%
BlackRock, Inc.(2)	99,903,361	7.0%
The Vanguard Group(3)	129,732,144	9.1%
Aida M. Alvarez	50,788	*
Shumeet Banerji	31,311	*
Robert R. Bennett	71,182	*
Charles “Chip” V. Bergh(4)	181,704	*
Stacy Brown-Philpot	52,074	*
Stephanie A. Burns	63,406	*
Mary Anne Citrino(5)	197,947	*
Richard L. Clemmer	5,265	*
Yoky Matsuoka	17,138	*
Stacey Mobley	52,074	*
Subra Suresh	56,677	*
Dion J. Weisler(6)	1,767,869	*
Alex Cho(7)	88,582	*
Steven J. Fieler	251,284	*
Enrique J. Lores(8)	480,793	*
Kim M. Rivera	203,223	*
All current Executive Officers and Directors as a Group (20 persons)(9)	4,417,659	*
*	Represents holdings of less than 1% based on shares of our common stock outstanding as of March 13, 2020.

Proxy Statement	75

Ownership of Our Stock

(1)

Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2020 by Dodge & Cox. According to its Schedule 13G/A, Dodge & Cox reported having sole voting power over 140,708,785 shares, shared voting power over no shares, sole dispositive power over 146,883,601 shares and shared dispositive power over no shares. The securities reported on the Schedule 13G/A are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts, and which clients have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, HP’s stock. Dodge & Cox Stock Fund, an investment company registered under the Investment Company Act of 1940, has an interest of 91,145,478 shares. The Schedule 13G/A contained information as of January 31, 2020 and may not reflect current holdings of HP’s stock. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.

(2)	Based on the most recently available Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. According to its Schedule 13G/A, BlackRock, Inc. reported having sole voting power over 83,693,896 shares, shared voting power over no shares, sole dispositive power over 99,903,361 shares and shared dispositive power over no shares. The Schedule 13G/A contained information as of December 31, 2019 and may not reflect current holdings of HP’s stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Based on the most recently available Schedule 13G/A filed by the Vanguard Group on February 12, 2020. According to its Schedule 13G/A, the Vanguard Group reported having sole voting power over 2,199,101 shares, shared voting power over 460,709 shares, sole dispositive power over 127,188,851 shares, and shared dispositive power over 2,543,293 shares. The Schedule 13G/A contained information as of December 31, 2019 and may not reflect current holdings of HP’s stock. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Includes 146,148 shares that Mr. Bergh has the right to acquire by exercise of stock options.
(5)	Includes 159,671 shares that Ms. Citrino has the right to acquire by exercise of stock options.
(6)	Includes 894,739 shares that Mr. Weisler has the right to acquire by exercise of stock options.
(7)	Includes 58,378 shares that Mr. Cho has the right to acquire by exercise of stock options.
(8)	Includes 156,976 shares that Mr. Lores has the right to acquire by exercise of stock options.
(9)	Includes 1,731,494 shares that current executive officers and Directors have the right to acquire by exercise of stock options.

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STOCKHOLDER PROPOSAL NO. 1 Right to Act by Written Consent	The Board recommends a vote AGAINST this proposal

This stockholder proposal has been submitted by John Chevedden, 2215 Nelson Avenue, No. 205 Redondo Beach, CA 90278 (the beneficial owner of 200 shares of HP Common Stock). The proponent has requested we include the proposal and supporting statement in this proxy statement, and, if properly presented, the proposal will be voted on at the annual meeting.

This proposal and supporting statement are quoted verbatim below and HP is not responsible for any inaccuracies contained in them.

The HP Board recommends a vote AGAINST this proposal and its opposition statement can be found below the proposal.

Proposal 5 – Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

This proposal topic also won 51%-support at our 2018 annual meeting. Written consent is gaining acceptance as a more valuable right for shareholders than the right to call for a special meeting.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. This is particularly important since our stock has fallen from $25 in October 2019. Poor stock performance also follows a June 2018 announcement of additional share repurchase authorization of up to $4 Billion which was supposed to increase the price of HP stock even if HP does not perform better.

Dion Weisler is no longer our CEO after his $27 million in total realized pay in 2018. And there is the October 2019 headline that HP stock tumbled after HP announced plans to cut up to 9,000 jobs.

Hopefully Mr. Enrique Lores will break with the recent practice of a remote communication annual meeting. A live annual meeting will allow shareholders to be impressed with the plans that Mr. Lores has for HP. A live annual meeting will almost guarantee that there will be a news article on the annual meeting (as opposed to a remote communication meeting) for the benefit of the vast majority of shareholders. A photograph of Mr. Lores that accompanied an article on his new HP job appears to show him enjoying a presentation to a live audience.

Please vote yes:
Right to Act by Written Consent - Proposal 5

Proxy Statement	77

Stockholder Proposals

Statement in Opposition

The Board has carefully reviewed this proposal and unanimously recommends a vote AGAINST it for the following key reasons:

—	the existing right of HP stockholders to call a special meeting of stockholders at a 15% threshold;
—

HP’s strong stockholder engagement practices year-round, including recently and specifically with respect to a proposal to permit stockholders to act by written consent without a meeting of stockholders; and

—	the Board’s belief that the proposal would circumvent the protections, procedural safeguards and advantages provided to all stockholders by stockholder meetings.

HP continually evaluates stockholder feedback and developments in corporate governance, and implements appropriate changes to its corporate governance policies and practices that it believes are in the best interests of HP and its stockholders.

Our stockholders were given an opportunity to consider a nearly identical proposal at our 2018 Annual Meeting. At that meeting, holders of 37.5% of our outstanding shares expressed support for an advisory proposal to provide stockholders with the ability to act by written consent without a meeting of stockholders. Of the votes cast, 50.4% supported the proposal, while 49.2% voted against it, with 0.3% abstaining. The Board took note of the closeness of the vote on the written consent proposal at the 2018 Annual Meeting and the significant lack of consensus reflected in the vote, as well as the importance of respecting the perspectives expressed by all stockholders. The Board also remained concerned about the disruptive effect a stockholder written consent solicitation could have on the Board’s and our stockholders’ ability to thoroughly consider significant corporate actions and possible alternatives. As such, the Board determined that the appropriate approach was to conduct further engagement with our stockholders to better understand the vote results and incorporate stockholder feedback into the Board’s ultimate response to that vote.

As part of this engagement, we reached out to our 75 largest stockholders at that time (representing approximately 68% of our outstanding shares at the time). We ultimately received feedback from stockholders that represented approximately 50% of our outstanding shares at the time. Of those that provided feedback, approximately 60% (representing almost 30% of our outstanding shares at the time) voted against the written consent proposal at our 2018 Annual Meeting and approximately 40% (representing approximately 20% of our outstanding shares at the time) voted for the written consent proposal at our 2018 Annual Meeting. We believe these stockholders consulted as part of this engagement were representative of our stockholder base, as these stockholders represented a broad-based group, and included stockholders that voted for and stockholders that voted against the written consent proposal at our 2018 Annual Meeting.

As previously disclosed, as part of that engagement, we heard the following key perspectives from our stockholders.

—

A large majority of the stockholders we consulted preferred the right to call a special meeting over the right to act by written consent, expressing views that the former is more protective of stockholders, accessible and inclusive.

—

Nearly 76% of the stockholders we conversed with during our engagement (representing over 38% of our outstanding shares at the time) preferred that we consider lowering our special meeting threshold instead of implementing written consent.

—

Many of those with whom we spoke volunteered that they had voted against the written consent proposal specifically because HP already afforded stockholders the right to call a special meeting (at the time, with a 25% threshold).

Moreover, of the stockholders consulted, approximately 40% (representing approximately 20% of our outstanding shares at the time) had supported the written consent proposal at our 2018 Annual Meeting. However, when presented with the option of lowering our special meeting threshold instead of implementing the right to act by written consent, approximately 40% of these stockholders preferred lowering our special meeting threshold.

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Stockholder Proposals

Accordingly, the Board determined it would be consistent with the wishes of the broadest group of our stockholders and responsive to the vote on the written consent proposal at the 2018 Annual Meeting to further facilitate the ability of stockholders to act in between annual meetings. Specifically, in lieu of adopting a written consent right, effective as of February 7, 2019, the Board amended our Bylaws to lower the threshold share ownership required to call a special meeting from 25% to 15% of our outstanding shares.

HP also regularly engages with its stockholders regarding a variety of topics, including corporate governance, in order to stay informed of issues important to its stockholders. These practices provide stockholders with meaningful, year-round opportunities to bring important matters to the attention of HP and the Board.

Following the receipt of this proposal, the Board revisited its review and analysis from last year. Specifically, the Board considered whether there have been any material changes to the factors that the Board considered last year with respect to the potential adoption of a written consent right. After thorough consideration, the Board determined that adopting a written consent right is not in the best interests of HP or our stockholders at this time for the following reasons:

—

HP’s most recent stockholder engagement conducted in January 2020 confirmed once again that many of our stockholders (representing approximately 34% of our outstanding shares at the time) continue to be satisfied with our current corporate governance profile, robust record of engagement with and responsiveness to stockholders, and commitment to transparency;

—	the slim margin by which the 2018 proposal passed, and the significant number of stockholders that opposed that proposal;
—	a nearly identical written consent stockholder proposal having failed at our 2015 Annual Meeting, with support of only 43.3% of votes cast;
—	other governance rights we already provide our stockholders, including a meaningful proxy access right;
—

the fact that the written consent process is less transparent and less democratic than action at a stockholder meeting, because stockholder action by written consent may not result in all stockholders receiving advance notice of a proposed action prior to its approval by written consent and does not permit a variety of views on a proposal to be exchanged;

—

the fact that action by written consent can create substantial confusion and disruption, as different stockholder groups may solicit multiple written consents simultaneously, some of which may be duplicative or contradictory; and

—

our current stockholder base and the relatively consistent presence of at least one stockholder that has owned or controlled the vote of more than 10% of our outstanding shares over the past few years, which makes the 15% threshold to call a special meeting realistic to achieve.

For all of the above reasons, the Board continues to believe that the risk of abuse associated with stockholder action by written consent, including bypassing procedural protections that offer transparency and advance notice, both of which are afforded with a stockholder meeting, as well as HP’s commitment to good corporate governance, HP’s strong stockholder engagement program and HP stockholders’ existing right to call a special meeting with a 15% threshold, make this proposal not in the best interest of all of our stockholders.

Board Recommendation

The Board believes that adoption of this proposal is unnecessary and not in HP’s or our stockholders’ best interests for the reasons described above. Accordingly, the Board recommends that you vote AGAINST this proposal.

Vote Required

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Proxy Statement	79

Stockholder Proposals

STOCKHOLDER PROPOSAL NO. 2 To Repeal Certain Provisions of, or Amendments to, the Company’s Bylaws Adopted After February 7, 2019	The Board recommends a vote AGAINST this proposal.

The Company has received notice from Xerox Holdings Corporation, 201 Merritt 7, Norwalk, Connecticut 06851-1056 of its intention to present the following resolution for action at the annual meeting, which would repeal each provision of, or amendment to, the Company’s Bylaws adopted by the Board without the approval of the Company’s stockholders subsequent to February 7, 2019 (the date of the most recent publicly disclosed Bylaws) and up to and including the date of the annual meeting.

Proposal 6 – To Repeal Certain Provisions of, or Amendments to, the Company’s Bylaws Adopted After February 7, 2019

The following is the text of the proposed resolution:

RESOLVED, that each provision of, or amendment to, the Bylaws adopted by the Board without the approval of the Company’s stockholders subsequent to February 7, 2019 (the date of the most recent publicly disclosed Bylaws) and prior to the approval of this resolution be, and they hereby are, repealed, effective as of the time this resolution is approved by the Company’s stockholders.

If Xerox Holdings Corporation does not properly present this proposal at the annual meeting, this proposal will not be submitted to a vote.

Statement in Opposition

The Board recommends that stockholders vote AGAINST this proposal for the following key reasons:

This proposal seeks to repeal any provisions of, or amendments to, the Company’s Bylaws adopted without stockholder approval after February 7, 2019 and up to and including the date of the annual meeting, without regard to the subject matter of any Bylaw provisions or amendments in question. No provisions or amendments to the Company’s Bylaws have been adopted subsequent to February 7, 2019. While the Board does not currently expect to adopt any amendments to the Bylaws prior to the annual meeting, the Board could determine prior to the annual meeting that an amendment is necessary and in the best interest of the stockholders. The Board believes that the automatic repeal of any Bylaw amendment, irrespective of its content, duly adopted by the Board (whether with or without stockholder approval) could have the effect of repealing one or more properly adopted Bylaw amendments that the Board determined to be in the best interests of the Company and its stockholders and adopted in furtherance of its fiduciary duties, including in response to future events not yet known to the Company.

As the Board is fully empowered by its governing documents and applicable law to alter, amend, repeal or add provisions to the Company’s Bylaws in accordance with its fiduciary duties and no provision of the Company’s Bylaws is expected to be impacted by this proposal, we believe this proposal represents no purpose other than to limit Board actions otherwise permitted by the Company’s governing documents and Delaware law.

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Stockholder Proposals

Board Recommendation

The Board believes that adoption of this proposal is unnecessary and not in HP’s or our stockholders’ best interests for the reasons described above. Accordingly, the Board recommends that you vote AGAINST this proposal.

Vote Required

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting, except with respect to all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 6.1, Section 6.4 and Article IX of the Bylaws, with respect to which approval of this proposal requires a majority of the outstanding shares entitled to vote thereon.

Proxy Statement	81

Questions and Answers

Proxy Materials

1.	Why am I receiving these materials?

We have provided these materials to you in connection with our annual meeting of stockholders, which will take place on Tuesday, May 12, 2020, at HP Inc. Customer Welcome Center, 1501 Page Mill Road, Palo Alto, CA 94304. This proxy statement includes information that we are required to provide to you under the SEC rules and that is designed to assist you in voting your shares. The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the Board and Board committees, the compensation of our Directors and certain executive officers for fiscal 2019 and other required information. See Questions 12 and 13 below for information regarding how you can vote your shares at the annual meeting or by proxy (without attending the annual meeting).

2.	What is included in the proxy materials?

The proxy materials include:

—	our proxy statement for the 2020 annual meeting of stockholders; and
—	our 2019 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2019.

These materials also include the WHITE proxy card for the 2020 annual meeting of stockholders. WHITE proxy cards are being solicited on behalf of our Board. If you sign your WHITE proxy card but do not give instructions with respect to voting for Directors and other proposals, your shares will be voted by Enrique Lores, Steven J. Fieler and Kim M. Rivera, as proxy holders, FOR the election of all 12 Board nominees, FOR ratification of the appointment of our independent registered public accounting firm, FOR the approval of the compensation of our named executive officers (“say on pay” vote), FOR the approval of the Company’s 2021 Employee Stock Purchase Plan, AGAINST the stockholder proposal regarding written consent and AGAINST the Stockholder Bylaws Proposal. Our Board strongly urges you not to vote any blue proxy card sent to you by Xerox, and to vote FOR our Board of Directors’ nominees, AGAINST the Stockholder Bylaws Proposal and on the other matters to be voted on at the meeting in accordance with the Board’s recommendations by voting via Internet or by telephone by following the easy instructions provided on the enclosed WHITE proxy card. You may also sign, date and return the enclosed WHITE proxy card to the address indicated on the card, but we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

Our proxy materials are also publicly available on our dedicated annual meeting website at www.hpannualmeeting.com.

3.	What should I do if I receive a blue proxy card from Xerox?

The Board strongly urges you NOT to vote using any blue proxy card sent to you by Xerox. The Board does NOT endorse any Xerox nominee and unanimously recommends that you vote FOR the election of all of the nominees proposed by the Board and named in this proxy statement and AGAINST the Stockholder Bylaws Proposal. If you previously voted using a blue proxy card sent to you by Xerox, you can revoke it and vote FOR the Director nominees recommended by the Board by voting via the Internet or by telephone by following the easy instructions provided on the enclosed WHITE proxy card. You may also sign, date and return the enclosed WHITE proxy card to the address indicated on the card, but we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet. Only the latest-dated validly executed proxy that you submit will be counted and any proxy may be revoked at any time prior to its exercise at the 2020 annual meeting of stockholders. If you attend the meeting and desire to vote in person, your proxy will not be used.

4.	What should I do if I receive more than one copy of HP’s proxy materials?

You may receive more than one copy of HP’s proxy materials, including multiple copies of this proxy statement and multiple WHITE proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one WHITE proxy card. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on each WHITE proxy card to ensure that all of your shares are voted.

You will likely receive multiple mailings from Xerox, and HP will likely conduct multiple mailings prior to the annual meeting date to ensure stockholders have HP’s latest proxy information and materials to vote. HP will send you a WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by our Board, then you should only vote by using the WHITE proxy card.

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Other Matters

5.	Does the Board recommend that I take any action with respect to the Xerox exchange offer?

Xerox has commenced an unsolicited exchange offer to acquire all outstanding shares of HP common stock. After consultation with its independent financial and legal advisors, the Board concluded that the unsolicited exchange offer is not in the best interests of HP stockholders and unanimously recommended that HP stockholders reject the offer and NOT tender their HP shares pursuant to the offer. On March 5, 2020, HP filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the unsolicited exchange offer. We encourage you to read the Solicitation/Recommendation Statement for more information about the Board's reasons and other important information.

6.	How can I access the proxy materials over the Internet?

Our proxy materials are also publicly available on our dedicated annual meeting website at:

www.hpannualmeeting.com

All of HP’s filings, including the 2019 Form 10-K are also available on HP’s Investor Relations site:

https://investor.hp.com

We also will furnish any exhibit to the 2019 Form 10-K if specifically requested.

Please note however, that if your shares are held by a broker, trustee, or other nominee (that is, in “street name”), or if you hold shares in the HP 401(k) Plan, you must use the voting instruction form provided by that broker, trustee or other nominee to instruct such broker, trustee or other nominee how to vote your shares on your behalf.

Voting Information

7.	What proposals will be voted on at the meeting? How does the Board recommend that I vote and what is the voting requirement for each of the proposals?

Proposals	Board Recommendation	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes, if any*
Election of Directors	FOR ALL OF THE NOMINEES RECOMMENDED BY THE BOARD	Plurality – 12 nominees who receive the greatest number of votes cast	None	None
Ratification of Independent Registered Public Accounting Firm	FOR	Majority of the shares present, in person or represented by proxy, and entitled to vote on the proposal	Same as “AGAINST”	None
Advisory Vote to Approve Executive Compensation (“Say on Pay” Vote)	FOR	Majority of the shares present, in person or represented by proxy, and entitled to vote on the proposal	Same as “AGAINST”	None
Vote to Approve the Company’s 2021 Employee Stock Purchase Plan	FOR	Majority of the shares present, in person or represented by proxy, and entitled to vote on the proposal	Same as “AGAINST”	None
Stockholder Proposal No. 1: Right to Act by Written Consent	AGAINST	Majority of the shares present, in person or represented by proxy, and entitled to vote on the proposal	Same as “AGAINST”	None
Stockholder Proposal No. 2: To Repeal Certain Provisions of, or Amendments to, the Company’s Bylaws Adopted After February 7, 2019	AGAINST	Majority of the shares present, in person or represented by proxy, and entitled to vote on the proposal, except with respect to all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 6.1, Section 6.4 and Article IX of the Bylaws, with respect to which approval of this proposal requires majority of the outstanding shares entitled to vote thereon.	Same as “AGAINST”	None, except with respect to all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 6.1, Section 6.4 and Article IX of the Bylaws, same as AGAINST
*	In light of Xerox’s intention to nominate a slate of 12 Directors, we expect the annual meeting to have a contested Director election. Under the NYSE rules, this means that for shares held in accounts to which Xerox’s proxy materials have been sent, brokers, trustees and other nominees will not have discretionary authority to vote for any matters listed above (including the ratification of the appointment of the independent registered public accounting firm) unless they receive your instructions.

Proxy Statement	83

Other Matters

We also will consider any other business that properly comes before the annual meeting. See Question 22 below.

8.	What are broker non-votes?

A broker non-vote occurs with respect to a proposal when a broker, trustee, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner and the beneficial owner fails to provide the nominee with such instructions. Under the rules of the NYSE, brokers, trustees, or other nominees may normally vote on routine matters but cannot vote on non-routine matters. However, because of the contested nature of the election of Directors, under the rules of the NYSE, if you are the beneficial owner of shares rather than the stockholder of record and receive proxy materials from Xerox, your broker will not be able to vote your shares with respect to any of the proposals to be voted at the annual meeting, whether routine or not, unless they receive your instructions.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card and sign the WHITE proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, FOR the approval of the compensation of our named executive officers (“say on pay” vote), FOR the approval of the Company’s 2021 Employee Stock Purchase Plan, AGAINST the stockholder proposal regarding written consent and AGAINST the Stockholder Bylaws Proposal).

For any shares you hold in the HP 401(k) Plan, if your voting instructions are not received by 11:59 p.m., Eastern Time, on May 7, 2020, your shares will be voted in proportion to the way the shares held by the other HP 401(k) Plan participants are voted, except as may be otherwise required by law.

9.	Is cumulative voting permitted for the election of Directors?

No, you may not cumulate your votes in the election of Directors. At the 2016 Annual Meeting, our stockholders approved an amendment to the Certificate of Incorporation eliminating cumulative voting. Therefore, cumulative voting is no longer available to our stockholders.

10.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

—	Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to HP or to a third party, or to vote your shares during the annual meeting.
—

Beneficial Owner—If your shares are held in a brokerage account, by a trustee, or by another nominee (that is, in “street name”), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote, or to vote your shares in person by ballot at the annual meeting (other than shares held in the HP 401(k) Plan, which must be voted prior to the annual meeting).

11.	Who is entitled to vote and how many shares can I vote?

Each holder of shares of HP common stock issued and outstanding as of the close of business on March 25, 2020, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted upon at the annual meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the stockholder of record, including shares purchased through our dividend reinvestment program and employee stock purchase plans, and shares held through our Direct Registration Service; and (2) shares held for you as the beneficial owner through a broker, trustee, or other nominee.

On the record date, HP had approximately 1,429,764,119 shares of common stock issued and outstanding.

12.	How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, except that shares held in the HP 401(k) Plan cannot be voted in person at the annual meeting. If you hold shares in the HP 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on

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Other Matters

May 7, 2020 for the trustee to vote your shares. However, holders of shares in the HP 401(k) Plan will still be able to attend the annual meeting and ask questions during the annual meeting. While we have established a physical location for the annual meeting, we recommend that you vote by proxy by using the WHITE proxy card as described below, in light of the public health concerns relating to the novel coronavirus (COVID-19).

13.	How can I vote my shares without attending the annual meeting?

Whether you are a stockholder of record or the beneficial owner but not the stockholder of record, you can vote in the following ways:

—	VIA THE INTERNET: You can vote via the Internet by following the easy instructions on the enclosed WHITE proxy card or voting instruction form.
—	VIA TELEPHONE: You can vote by telephone by following the easy instructions on the WHITE proxy card or voting instruction form.
—

VIA MAIL: We are encouraging all stockholders to submit their proxies by Internet or by telephone, given the circumstances relating to the novel coronavirus (COVID-19). You may also sign, date and return the enclosed WHITE proxy card or voting instruction form to the address indicated on the card or form, but we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

14.	What is the deadline for voting my shares?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close during the annual meeting.

If you hold shares in the HP 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on May 7, 2020 for the trustee to vote your shares. If you are the beneficial owner of shares held through a broker, trustee, or other nominee (including any shares held as a result of your participation in HP’s 2011 Employee Stock Purchase Plan (the “ESPP”)), please follow the voting instructions provided by your broker, trustee or nominee. The deadline to provide voting instructions for shares you hold as a beneficial owner may be earlier than the deadline provided above.

15.	May I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote during the annual meeting, except that any change to your voting instructions for shares held in the HP 401(k) Plan must be provided by 11:59 p.m., Eastern Time, on May 7, 2020 as described above.

If you are the stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing a written notice of revocation to the Corporate Secretary at the address below in Question 26 prior to your shares being voted; or (3) attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy. For shares you hold beneficially in the name of a broker, trustee, or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee, or by attending the meeting and, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, voting in person.

If you have previously signed a proxy card sent to you by Xerox or otherwise voted according to instructions provided by Xerox, you may change your vote by voting via the Internet or by telephone by following the easy instructions provided on the enclosed WHITE proxy card. You may also sign, date and return the enclosed WHITE proxy card to the address indicated on the card, but we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet. Submitting a later-dated vote using Xerox’s blue proxy card will revoke any votes you previously made using the Company’s WHITE proxy card.

16.	Are stockholders entitled to exercise appraisal rights in connection with any matter identified in this proxy statement to be acted upon at the annual meeting?

Stockholders will not have rights of appraisal or similar dissenters' rights with respect to any of the matters identified in this proxy statement to be acted upon at the annual meeting.

17.	Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within HP or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to management.

18.	Who can answer my questions about how to vote?

If you need assistance in voting your shares, you may call our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), TOLL-FREE at (877) 750-5838 (from the U.S. and Canada). From other countries, you may call Innisfree at +1 (412) 232-3651.

Proxy Statement	85

Other Matters

19.	How can I attend the annual meeting?

The annual meeting will be held at HP Inc. Customer Welcome Center, 1501 Page Mill Road, Palo Alto, California 94304 on May 12, 2020 at 2:00 p.m., Pacific Time. The meeting will be held at HP’s corporate campus, which can be found via the Page Mill Road Exit of Interstate 280 or the Oregon Expressway Exit of U.S. Route 101. While we have established a physical location for the annual meeting, we encourage all of our stockholders to vote their proxies in advance of the meeting, rather than attempting to attend in person.

We are actively monitoring the public health concerns relating to the novel coronavirus (COVID-19) and the protocols and recommendations that federal, state, and local governments, including the Centers for Disease Control and Prevention (the “CDC”), the State of California, and the County of Santa Clara, have imposed or may impose in the future. Our headquarters are located in the County of Santa Clara, California, which on March 16, 2020 announced the implementation of “shelter in place” orders prohibiting virtually all group gatherings through April 7, 2020. We do not know if these restrictions or similar restrictions will remain in place on the date of the annual meeting, but at this time do not expect that we will be able to conduct a widely attended annual meeting at a physical location.

We may also take action to change the time, date or location of the meeting and may conduct the meeting by means of remote communication (either in conjunction with a meeting held at a physical location or solely by means of remote communication). If we determine to change the date, time or location of our annual meeting, we will publicly announce such change as soon as practicable before the meeting by press release and posting on our investor relations website at https://investor.hp.com, as well as through an SEC filing. Any and all future press releases, filings or other public announcements regarding the time, date or location of the annual meeting, including if the annual meeting will be held solely by remote communication and not in a physical location or both in-person and virtually and, if so, how you may access the annual meeting virtually and participate and vote during such meeting, or any other changes that may be required as determined by the Board, are incorporated by reference into this proxy statement.

In order to ensure that your shares are represented at the meeting, we strongly encourage you to vote your shares by proxy prior to the meeting, and, further encourage you to submit your proxies electronically—by telephone or by Internet—by following the easy instructions on the enclosed WHITE proxy card. Your vote is important, and voting electronically should facilitate the timely receipt of your proxy despite any potential disruptions in mail service due to COVID-19.

As mentioned above, given a possibility of ongoing restrictions on group gatherings at the time of our annual meeting, to the extent we are able to offer some form of access via the Internet for this contested meeting, we intend to publicly disclose detailed information about such forms of access, if any, including details on how to listen to and/or watch the annual meeting via the Internet and/or participate, if applicable, on our investor relations website at https://investor.hp.com, and, if required, also announce such information via a press release and disclose in materials filed with the SEC.

If we are able to hold an in-person annual meeting based on our judgment of the public health situation at the time of the meeting in light of applicable COVID-19-related protocols and recommendations, you will be entitled to attend the annual meeting only if you were an HP stockholder of record as of the close of business on March 25, 2020 or if you hold a valid proxy for the annual meeting.

If we are able to hold an in-person annual meeting, all stockholders would be required to present a valid form of photo identification, such as a driver’s license or passport, and a printed admission ticket. Directions for obtaining and printing an admissions ticket would be posted on our investor relations website at https://investor.hp.com. Furthermore, to promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on the protocols and recommendations that may be issued by federal, state, and local governments, including the CDC, the State of California, and the County of Santa Clara, at the time. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees (including temperature checks) and limits on the number of attendees to promote social distancing. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your admission to the annual meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement or other similar evidence of ownership.

No cameras, laptops, recording equipment, other similar electronic devices, signs, placards, briefcases, backpacks, large bags, or packages will be permitted in the annual meeting. We reserve the right to deny admittance to any stockholder who attempts to bring any such item into the annual meeting. Small purses are permissible, but they and any bags or packages permitted in the meeting room will be subject to inspection.

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20.	How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of HP common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes, if any, described previously in Question 8 above are counted for the purpose of determining the presence of a quorum. A broker non-vote occurs with respect to a proposal when a broker, trustee, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner and the beneficial owner fails to provide the nominee with such instructions. Because of the contested nature of the election of Directors, under the rules of the NYSE, if you are the beneficial owner of shares rather than the stockholder of record and receive proxy materials from Xerox, your broker will not be able to vote your shares with respect to any of the proposals to be voted at the annual meeting, whether routine or not, unless they receive your instructions. Accordingly, while abstentions will continue to count for purposes of determining the presence of a quorum, if you receive proxy materials from Xerox, failure to provide instructions to your broker, trustee, or other nominee on how to vote your shares will result in your shares not being counted as present in determining the presence of a quorum at this annual meeting.

21.	What if a quorum is not present at the annual meeting?

If a quorum is not present at the scheduled time of the annual meeting, then either the chairman of the annual meeting or the stockholders by vote of the holders of a majority of the stock present in person or represented by proxy at the annual meeting are authorized by our Bylaws to adjourn the annual meeting until a quorum is present or represented.

22.	What happens if additional matters are presented at the annual meeting?

Other than the six items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy pursuant to the WHITE proxy card, the persons named as proxy holders, Enrique Lores, Steven J. Fieler, and Kim M. Rivera, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. In the event that any nominee should become unavailable, the proxy holders, Enrique Lores, Steven J. Fieler and Kim M. Rivera, will vote for a substitute nominee or nominees designated by the Board, unless the Board decides to decrease the size of the Board. If any substitute nominees are so designated, we will file an amended proxy statement or additional soliciting material that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement or additional soliciting material and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable SEC rules.

23.	Who will serve as inspector of elections?

The inspector of elections will be a representative from an independent firm, First Coast Results, Inc.

24.	Where can I find the voting results of the annual meeting?

We expect to announce preliminary voting results based on the advice of our proxy solicitor shortly after the annual meeting and publish preliminary results based on the preliminary tabulation by the independent Inspector of election in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting. Final results will be reported in a Current Report on Form 8-K to be filed with the SEC as soon as the final certified tabulation is available from the independent inspector of elections.

25.	Who will bear the cost for the solicitation of proxies by HP?

This solicitation of proxies is authorized by, and made on behalf of, our Board, and we will bear the cost of soliciting proxies on the WHITE proxy card. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by certain of our Directors, officers, and employees named in Annex B, who will not receive any additional compensation for such solicitation activities. Additional information about persons who are participants in this proxy solicitation is set forth in Annex B.

As a result of the potential proxy solicitation by Xerox, we will incur additional costs in connection with our solicitation of proxies. We have hired Innisfree to assist us in the solicitation of votes described above. We will pay Innisfree a fee not to exceed $3,500,000 plus out-of-pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with these services. Innisfree expects that approximately 200 of its employees will assist in the solicitation. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

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We estimate that our expenses associated with soliciting proxies for the annual meeting and incurred in connection with preparing for a potential contested solicitation of proxies will be approximately $25,000,000 in the aggregate, of which approximately $4,100,000 has been incurred to date.

26.	What is the deadline to propose actions (other than Director nominations) for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 26, 2020. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to our Corporate Secretary at HP Inc., 1501 Page Mill Road, Palo Alto, California 94304.

For a stockholder proposal that is not intended to be included in our proxy statement for next year’s annual meeting under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary:

—	not earlier than the close of business on January 12, 2021; and
—	not later than the close of business on February 11, 2021.

If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

—	90 days prior to the meeting; and
—	10 days after public announcement of the meeting date.

Deadlines for the nomination of Director candidates are discussed in Question 28 below.

27.	How may I recommend individuals to serve as Directors and what is the deadline for a Director recommendation?

You may recommend Director candidates for consideration by the NGSR Committee. Any such recommendations should include verification of the stockholder status of the person submitting the recommendation and the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth in Question 26 above. See “—Identifying and Evaluating Candidates for Directors” above for more information regarding our Board membership criteria.

A stockholder may send a recommended Director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Board meeting prior to the issuance of the proxy statement for our annual meeting.

28.	How may I nominate individuals to serve as Directors and what are the deadlines for a Director nomination?

Our Bylaws permit stockholders to nominate Directors for consideration at an annual meeting. To nominate a Director for consideration at an annual meeting, a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a Director for consideration at next year’s annual meeting (but not for inclusion in our annual proxy statement), in general the notice must be received by the Corporate Secretary between the close of business on January 12, 2021 and the close of business on February 11, 2021, unless the annual meeting is moved by more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, in which case the deadline will be as described in Question 26 above.

In addition, our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include Director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include Director candidates in our annual meeting proxy statement must own 3% or more of HP’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of Directors in office as of the last day on which a request to

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include a stockholder-nominated candidate may be delivered in accordance with our Bylaws. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of HP common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary:

—	not earlier than the close of business on December 13, 2020; and
—	not later than the close of business on January 12, 2021.

29.	How may I obtain a copy of the provisions of our Bylaws regarding stockholder proposals and Director nominations?

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating Director candidates. Our Bylaws are also available on our investor relations website at https://investor.hp.com.

30.	Will HP “household” its proxy materials?

SEC rules allow a single copy of the proxy materials to be delivered to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding”.

Due to the contested nature of the solicitation, we do not intend to enable householding of our proxy materials this year to stockholders sharing an address. This means that stockholders who share an address will each be mailed a separate copy of the proxy materials.

If you are a stockholder of record who (i) has not already consented to receive a single copy of annual meeting proxy materials and would like to do so for uncontested annual meetings in the future or (ii) has previously consented to receive a single copy of annual meeting proxy materials (in the event “householding” is applicable) and would like to receive separate copies of these materials for uncontested annual meetings in the future, please contact our transfer agent, EQ Shareowner Services, at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100 or by calling 1-800-286-5977 from the U.S. or Canada or 1-651-450-4064 from other countries.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee and you wish to receive a separate set of proxy materials for future uncontested meetings or if you wish to receive one copy of these materials per household in the future, please contact your broker, trustee or other nominee.

Additional copies of our proxy materials are available upon request to our proxy solicitor, Innisfree M&A Incorporated, whose contact information is shown below. Please note however, that if you hold shares in “street name,” you must use the voting instruction form provided by your broker, trustee or other nominee to instruct your broker, trustee or other nominee how to vote your shares on your behalf.

31.	Who can help answer my questions about the annual meeting?

If you have any questions about the annual meeting or how to vote or revoke your proxy, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders: (877) 750-5838 (Toll-free from the U.S. and Canada)
or +1 (412) 232-3651 (from other countries)
Banks and brokers (call collect):
(212) 750-5833

Proxy Statement	89

HP Inc. 2021 Employee Stock Purchase Plan

1.	PURPOSE.
The purpose of this Plan is to provide an opportunity for Employees of HP Inc. (the “Corporation”) and its Designated Affiliates to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, although the Corporation makes no undertaking nor representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423 Plan which do not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans adopted by the Board (or its designate) designed to achieve desired tax or other objectives.

2.	DEFINITIONS.
	(a)	“Affiliate” shall mean any (i) Subsidiary and (ii) any other entity other than the Corporation in an unbroken chain of entities beginning with the Corporation if, at the time of the granting of the option, each of the entities, other than the last entity in the unbroken chain, owns or controls 50 percent or more of the total ownership interest in one of the other entities in such chain.
	(b)	“Board” shall mean the Board of Directors of the Corporation.
	(c)	“Code” shall mean the Internal Revenue Code of 1986, of the USA, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.
	(d)	“Code Section 423 Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Code Section 423.
	(e)	“Committee” shall mean the committee appointed by the Board in accordance with Section 14 of the Plan.
	(f)	“Common Stock” shall mean the Common Stock of the Corporation, or any stock into which such Common Stock may be converted.
	(g)	“Compensation” shall mean an Employee’s base cash compensation, commissions and shift premiums paid on account of personal services rendered by the Employee to the Corporation or a Designated Affiliate, but shall exclude payments for overtime, incentive compensation, incentive payments and bonuses, with any modifications determined by the Committee. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.
	(h)	“Contributions” shall mean the payroll deductions (to the extent permitted under applicable local law) and other additional payments that the Corporation may allow to be made by a Participant to fund the exercise of options granted pursuant to the Plan if payroll deductions are not permitted under applicable local law.
	(i)	“Corporation” shall mean HP Inc., a Delaware corporation.
	(j)	“Designated Affiliate” shall mean an Affiliate that has been designated by the Committee as eligible to participate in the Plan with respect to its Employees. In the event the Designated Affiliate is not a Subsidiary, it shall be designated for participation in the Non-423 Plan.
	(k)	“Employee” shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder or as otherwise determined under applicable local law) by the Corporation or a Designated Affiliate on the Corporation’s or such Designated Affiliate’s payroll records during the relevant participation period. Employees shall not include individuals whose customary employment is for not more than five (5) months in any calendar year (except those Employees in such category the exclusion of whom is not permitted under applicable local law) or individuals classified as independent contractors.
	(l)	“Entry Date” shall mean the first Trading Day of the Offering Period.
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	(m)	“Fair Market Value” shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange on the date of determination if that date is a Trading Day, or if the date of determination is not a Trading Day, the last market Trading Day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.
	(n)	“Non-423 Plan” shall mean an employee stock purchase plan which does not meet the requirements set forth in Code Section 423.
	(o)	“Offering Period” shall mean the period of six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after May 1 and November 1, respectively. The duration and timing of Offering Periods may be changed or modified by the Committee.
	(p)	“Participant” shall mean a participant in the Plan as described in Section 5 of the Plan.
	(q)	“Plan” shall mean this Employee Stock Purchase Plan which includes: (i) a Code Section 423 Plan and (ii) a Non-423 Plan.
	(r)	“Purchase Date” shall mean the last Trading Day of each Offering Period.
	(s)	“Purchase Price” shall mean 95% of the Fair Market Value of a share of Common Stock on the Purchase Date; provided however, that the Purchase Price may be adjusted by the Committee pursuant to Section 7.4.
	(t)	“Shareowner” shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation’s by-laws.
	(u)	“Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code Section 424(f).
	(v)	“Trading Day” shall mean a day on which U.S. national stock exchanges and the national market system are open for trading.

3.	ELIGIBILITY.
Any Employee regularly employed on a full-time or part-time (20 hours or more per week on a regular schedule) basis, or on any other basis as determined by the Corporation (if required under applicable local law) for purposes of the Non-423 Plan or any separate offering under the Code Section 423 Plan, by the Corporation or by any Designated Affiliate on an Entry Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Entry Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one pay period) prior to an Entry Date to be eligible to participate with respect to the Offering Period beginning on that Entry Date. The Committee may also determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of “highly compensated employee” in Code Section 414(q). No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)) shares of stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in the same offering under the Plan shall have the same rights and privileges under such offering, except for differences that may be needed to facilitate compliance with applicable local law, as determined by the Corporation and that are consistent with Code Section 423(b)(5); provided, however, that Employees participating in the Non-423 Plan by means of rules, procedures or sub-plans adopted pursuant to Section 15 need not have the same rights and privileges as Employees participating in the Code Section 423 Plan. The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4.	OFFERING PERIODS.
The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 of each year, or on such other date as the Committee shall determine, and continuing thereafter for six (6) months or until terminated pursuant to Section 13 hereof. The Committee shall have the authority to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without Shareowner approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that the Committee shall not change the duration of an Offering Period to be in excess of twenty-seven (27) months without prior Shareowner approval.

5.	PARTICIPATION.
	5.1	An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by completing and submitting, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization or, if applicable local law prohibits payroll deductions for the purpose of the Plan, other authorization stating the amount of Contributions to the Plan expressed as any whole percentage up to ten percent (10%) of the eligible Employee’s Compensation and Plan enrollment
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form provided by the Corporation or by following an electronic or other enrollment process as prescribed by the Committee. Where applicable local law prohibits payroll deductions for the purpose of the Plan, the Corporation may permit a Participant to contribute amounts to the Plan through payment by cash, check or other means set forth in the Plan enrollment form prior to each Purchase Date of each Offering Period. An eligible Employee may authorize Contributions at the rate of any whole percentage of the Employee’s Compensation, not to exceed ten percent (10%) of the Employee’s Compensation. All payroll deductions may be held by the Corporation and commingled with its other corporate funds where administratively appropriate, except where applicable local law requires that Contributions to the Plan from Participants be segregated from the general corporate funds and/or deposited with an independent third party. No interest shall be paid or credited to the Participant with respect to such Contributions, unless required by local law. The Corporation shall maintain a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s Contributions shall be credited to such account. A Participant may not make any additional payments into such account.
	5.2	Under procedures established by the Committee, a Participant may withdraw from the Plan during an Offering Period, by completing and filing a new payroll deduction authorization or, if applicable local law prohibits payroll deductions for the purpose of the Plan, other Contribution authorization and Plan enrollment form with the Corporation or by following electronic or other procedures prescribed by the Committee, prior to the change enrollment deadline established by the Corporation. If a Participant withdraws from the Plan during an Offering Period, his or her accumulated Contributions will be refunded to the Participant without interest. The Committee may establish rules limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.
	5.3	A Participant may change his or her rate of Contributions at any time by filing a new payroll deduction authorization or, if applicable local law prohibits payroll deductions for the purpose of the Plan, other authorization stating the amount of Contributions to the Plan expressed as any whole percentage up to ten percent (10%) of the eligible Employee’s Compensation and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of Contributions, the rate of Contributions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods. In accordance with Section 423(b)(8) of the Code, the Committee may reduce a Participant’s Contributions to zero percent (0%) at any time during an Offering Period.
6.	TERMINATION OF EMPLOYMENT.
In the event any Participant terminates employment with the Corporation or any of its Designated Affiliates for any reason (including death) prior to the expiration of an Offering Period, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Affiliates, Affiliates and the Corporation, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of the Corporation and its Affiliates.
7.	OFFERING.
	7.1	Subject to adjustment as set forth in Section 10, the maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be fifty million (50,000,000). If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
	7.2	Each Offering Period shall be determined by the Committee. Unless otherwise determined by the Committee, the Plan will operate with successive six (6) month Offering Periods commencing at the beginning of each fiscal year half. The Committee shall have the power to change the duration of future Offering Periods, without Shareowner approval, and without regard to the expectations of any Participants.
	7.3	Each eligible Employee who has elected to participate as provided in Section 5.1 shall be granted an option to purchase that number of shares of Common Stock (not to exceed 5,000 shares, subject to adjustment under Section 10 of the Plan) which may be purchased with the Contributions accumulated on behalf of such Employee during each Offering Period at the Purchase Price specified in Section 7.4 below, subject to the additional limitation that no Employee shall be granted an option to purchase Common Stock under the Plan at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of the Plan, an option is “granted” on a Participant’s Entry Date. An option will expire upon the earlier to occur of (i) the termination of a Participant’s participation in the Plan; or (ii) the termination of an Offering Period. This section shall be interpreted so as to comply with Code Section 423(b)(8).
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	7.4	The Purchase Price under each option shall be a percentage (not less than eighty-five percent (85%)) established by the Committee (“Designated Percentage”) of the Fair Market Value of the Common Stock on the Purchase Date on which the Common Stock is purchased. The Committee may change the Designated Percentage with respect to any future Offering Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Offering Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.
	7.5	For purposes of the Code Section 423 Plan only, and unless the Committee otherwise determines, each Designated Affiliate shall be deemed to participate in a separate offering from the Corporation or any other Designated Affiliate, provided that the terms of participation within any such offering are the same for all Participants in such offering, as determined under Code Section 423.

8.	PURCHASE OF STOCK.
Upon the expiration of each Offering Period, a Participant’s option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated Contributions credited to the Participant’s account at that time shall purchase at the applicable Purchase Price. Notwithstanding the foregoing, the Corporation or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance contributions which the Corporation or its Designated Affiliate is required or permitted by applicable law or regulation of any governmental authority to withhold. Each Participant, however, shall be responsible for payment of all individual tax and social insurance contribution liabilities arising under the Plan.
9.	PAYMENT AND DELIVERY.
As soon as practicable after the exercise of an option, the Corporation shall deliver to the Participant a record of the Common Stock purchased and the balance of any amount of Contributions credited to the Participant’s account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. The Corporation shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other Shareowner rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 9.
10.	RECAPITALIZATION.

If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the price per share of Common Stock covered by an option and the maximum number of shares specified in Section 7.1 may be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

The Board’s determinations under this Section 10 shall be conclusive and binding on all parties.
11.	MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

In the event of the proposed liquidation or dissolution of the Corporation, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest (except as may be required by applicable local law, as determined by the Corporation) to the Participants.

In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, or (3) all outstanding options shall terminate and the accumulated Contributions will be refunded without interest to the Participants.

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Annex A: HP Inc. 2021 Employee Stock Purchase Plan

12.	TRANSFERABILITY.
Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as set forth in Section 22 and as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5.2.
13.	AMENDMENT OR TERMINATION OF THE PLAN.
	13.1	The Plan shall continue until May 1, 2031 unless otherwise terminated in accordance with Section 13.2.
	13.2	The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect Whatsoever, except that, without approval of the Shareowners, no such revision or amendment shall increase the number of shares subject to the Plan, other than an adjustment under Section 10 of the Plan.

14.	ADMINISTRATION.
The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.
15.	COMMITTEE RULES FOR FOREIGN JURISDICTIONS AND THE NON-423 PLAN.
	15.1	The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of Contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local legal requirements.
	15.2	The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations, which rules, procedures or sub-plans may be designed to be outside the scope of Code Section 423. The terms of such rules, procedures or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7.1, but unless otherwise expressly superseded by the terms of such rule, procedure or sub-plan, the provisions of this Plan shall govern the operation of the Plan. To the extent inconsistent with the requirements of Code Section 423, such rules, procedures or sub-plans shall be considered part of the Non-423 Plan, and the options granted thereunder shall not be considered to comply with Section 423.
16.	SECURITIES LAWS REQUIREMENTS.
The Corporation shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.
17.	GOVERNMENTAL REGULATIONS.
This Plan and the Corporation’s obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.
94	www.hpannualmeeting.com

Annex A: HP Inc. 2021 Employee Stock Purchase Plan

18.	NO ENLARGEMENT OF EMPLOYEE RIGHTS.
Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ or service of the Corporation or any Designated Affiliate or to interfere with the right of the Corporation or Designated Affiliate to discharge any Employee at any time.
19.	GOVERNING LAW.
This Plan shall be governed by the laws of the State of Delaware, U.S.A., without regard to that State’s choice of law rules.
20.	EFFECTIVE DATE.
This Plan shall be effective May 1, 2021, subject to approval of the Shareowners of the Corporation within 12 months before or after its adoption by the Board.
21.	REPORTS.
Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of Contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
22.	DESIGNATION OF BENEFICIARY FOR OWNED SHARES.

With respect to shares of Common Stock purchased by the Participant pursuant to the Plan and held in an account maintained by the Corporation or its assignee on the Participant’s behalf, the Participant may be permitted to file a written designation of beneficiary. The Participant may change such designation of beneficiary at any time by written notice. Subject to applicable local legal requirements, in the event of a Participant’s death, the Corporation or its assignee shall deliver such shares of Common Stock to the designated beneficiary.

Subject to applicable local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant’s death, the Corporation shall deliver such shares of Common Stock to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation in its sole discretion, may deliver (or cause its assignee to deliver) such shares of Common Stock to the spouse, dependent or relative of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may determine.

Proxy Statement	95

The following tables (“Directors and Nominees” and “Executive Officers and Other Employees”) set forth the name and business address of our current Directors and Director nominees, and the name, present principal occupation and business address of our executive officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from our stockholders in connection with our annual meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our current Directors and Director nominees, other than Mr. Weisler, who is not standing for re-election at the annual meeting, are set forth under “Board of Directors – Who We Are”, which begins on page 15 of this proxy statement. The names of our current Directors and Director nominees are set forth below, and the business address for all of our current Directors and Director nominees is c/o HP Inc., 1501 Page Mill Road, Palo Alto, California 94304.

Name
Aida M. Alvarez
Shumeet Banerji
Robert R. Bennett
Charles “Chip” V. Bergh
Stacy Brown-Philpot
Stephanie A. Burns
Mary Anne Citrino
Richard L. Clemmer
Yoky Matsuoka
Stacey Mobley
Subra Suresh
Dion Weisler[1]
(1)	Mr. Weisler served as President and CEO of HP until November 1, 2019, and continues to be employed by HP as Senior Executive Advisor, a non-executive officer role. Mr. Weisler is not standing for re-election at this annual meeting.

96	www.hpannualmeeting.com

Annex B Supplemental Information Regarding Participants

Executive Officers and Other Employees

The principal occupations of our executive officers and other employees who are considered Participants are set forth below. The principal occupation refers to each such person’s current position with the Company, and the business address for each person is c/o HP Inc., 1501 Page Mill Road, Palo Alto, California 94304.

Name	Position
Daniel Amir	Director, Investor Relations
Elaine Beddome	Global Head of HP Compensation, Benefits & Employee Mobility
Claire Bramley	Global Controller
Alex Cho	President, Personal Systems
Katie Colendich	Associate General Counsel, Corporate, Securities & M&A
Jeff Dahncke	Head of Corporate Communications
Pretesh Dahya	Director, Investor Relations
Steve Fieler	Chief Financial Officer
Beth Howe	Vice President, Head of Investor Relations
Karen Kahn	Chief Communications Officer
Tracy S. Keogh	Chief Human Resources Officer
Enrique Lores	President and Chief Executive Officer
Zac Nesper	Treasurer
Kim Rivera	President, Strategy and Business Management and Chief Legal Officer
Ruairidh Ross	Global Head of Strategic Legal Matters and Assistant Corporate Secretary
Christoph Schell	Chief Commercial Officer
Tuan Tran	President of Imaging, Printing and Solutions

Information Regarding Ownership of Company Securities by Participants

The amount of shares beneficially owned by our Directors, our Director nominees and our named executive officers as of March 13, 2020 is set forth under “Ownership of Our Stock” on page 75 of this proxy statement. The following table sets forth the number of shares beneficially owned as of March 13, 2020 by our other executive officers and employees who are deemed “Participants” in our solicitation of proxies. Beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of May 12, 2020 (60 days after March 13, 2020) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after May 12, 2020 and any RSUs vesting/settling, as applicable, on or before May 12, 2020 that may be payable in cash or shares at HP’s election.

Name of Participant	Shares of Common Stock Beneficially Owned
Daniel Amir	0
Elaine Beddome	111,359
Claire Bramley	16,611
Katie Colendich	0
Jeff Dahncke	18,961
Pretesh Dahya	422
Beth Howe	5,140
Karen Kahn	31,378
Tracy S. Keogh	586,334
Zac Nesper	1
Ruairidh Ross	32,793
Christoph Schell	140,659
Tuan Tran	102,738

Proxy Statement	97

Annex B Supplemental Information Regarding Participants

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding transactions in HP securities by each Participant during the past two years. None of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Transactions in Company Securities (March 16, 2018, 2020 to March 16, 2020)

Name	Transaction Date	# of Shares	Transaction Description
Directors and Nominees
Aida M. Alvarez	April 23, 2019	10,702	3
	April 24, 2018	9,670	3
Shumeet Banerji	June 10, 2019	28,000	1
	April 23, 2019	10,702	3
	May 18, 2018	10,939	5
	April 24, 2018	9,670	3
Robert R. Bennett	April 23, 2019	10,702	6
	May 18, 2018	10,939	5
	April 24, 2018	9,670	3
Charles “Chip” V. Bergh	April 23, 2019	7,965	6
	April 23, 2019	38,930	4
	April 24, 2018	7,312	6
	April 24, 2018	32,564	4
Stacy Brown-Philpot	April 23, 2019	10,702	6
	April 24, 2018	9,670	6
Stephanie A. Burns	April 23, 2019	10,702	6
	May 18, 2018	10,939	5
	April 24, 2018	9,670	6
Mary Anne Citrino	April 23, 2019	5,351	6
	April 23, 2019	26,156	4
	April 24, 2018	4,835	6
	April 24, 2018	21,534	4
Richard L. Clemmer	N/A	N/A	N/A
Yoky Matsuoka	April 23, 2019	15,929	3
	March 20, 2019	1,209	3
Stacey Mobley	April 23, 2019	10,702	6
	April 24, 2018	9,670	6
Subra Suresh	April 23, 2019	10,702	3
	May 18, 2018	10,939	5
	April 24, 2018	9,670	3

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Annex B Supplemental Information Regarding Participants

Name	Transaction Date	# of Shares	Transaction Description
Dion Weisler	December 7, 2019	285,388	9
	December 7, 2019	141,497	11
	November 13, 2019	434,432	10
	November 13, 2019	207,842	11
	August 26, 2019	437,171	1
	June 27, 2019	132,964	1
	March 18, 2019	36,799	1
	December 11, 2018	116,134	1
	December 9, 2018	144,499	9
	December 9, 2018	71,644	11
	December 7, 2018	192,440	9
	December 7, 2018	95,414	11
	December 7, 2018	252,944	7
	December 7, 2018	348,760	8
	November 26, 2018	646,883	10
	November 26, 2018	320,725	11
	November 7, 2018	78,990	1
	November 6, 2018	7,399	1
	November 2, 2018	171,341	9
	November 2, 2018	77,675	11
	October 31, 2018	101,666	10
	October 31, 2018	44,400	11
Executive Officers and Other Employees
Daniel Amir	December 6, 2019	2,634	7
	August 24, 2019	7,019	7
Elaine Beddome	December 7, 2019	19,882	9
	December 7, 2019	4,403	11
	December 6, 2019	20,732	7
	November 1, 2019	33,749	2
	October 31, 2019	1,250	9
	October 31, 2019	971	11
	October 17, 2019	981	9
	October 17, 2019	218	11
	December 9, 2018	7,527	9
	December 9, 2018	2,801	11
	December 7, 2018	13,103	9
	December 7, 2018	3,543	11
	December 7, 2018	18,535	7
	November 2, 2018	3,295	9
	November 2, 2018	803	11
	October 31, 2018	1,214	9
	October 31, 2018	269	11
	October 17, 2018	952	9
	October 17, 2018	211	11
	July 9, 2018	47,653	12
	July 9, 2018	47,653	1

Proxy Statement	99

Annex B Supplemental Information Regarding Participants

Name	Transaction Date	# of Shares	Transaction Description
Claire Bramley	December 7, 2019	32,953	9
	December 7, 2019	16,342	11
	December 6, 2019	39,024	7
	June 26, 2019	14,463	12
	June 26, 2019	16,852	1
	June 20, 2019	3,653	9
	June 20, 2019	1,264	11
	June 10, 2019	15,819	1
	December 9, 2018	6,020	9
	December 9, 2018	2,573	11
	December 7, 2018	13,047	9
	December 7, 2018	5,577	11
	December 7, 2018	56,694	7
	November 2, 2018	5,272	9
	November 2, 2018	370	11
	September 13, 2018	10,020	1
	June 20, 2018	10,730	7
Alex Cho	December 10, 2019	22,018	1
	December 7, 2019	61,272	9
	December 7, 2019	27,151	11
	December 6, 2019	131,199	8
	December 6, 2019	93,659	7
	November 13, 2019	15,662	10
	November 13, 2019	5,416	11
	July 1, 2019	12,003	9
	July 1, 2019	4,151	11
	December 14, 2018	28,774	1
	December 9, 2018	13,547	9
	December 9, 2018	6,718	11
	December 7, 2018	36,154	9
	December 7, 2018	14,209	11
	December 7, 2018	69,778	7
	December 7, 2018	96,210	8
	December 3, 2018	3,879	1
	November 2, 2018	5,931	9
	November 2, 2018	2,052	11
	July 1, 2018	35,258	7
	July 1, 2018	46,956	8

100	www.hpannualmeeting.com

Annex B Supplemental Information Regarding Participants

Name	Transaction Date	# of Shares	Transaction Description
Katie Colendich	December 11, 2019	10,151	1
	December 7, 2019	15,522	9
	December 7, 2019	5,371	11
	December 6, 2019	12,586	7
	March 19, 2019	1,567	1
	March 11, 2019	1,000	1
	March 7, 2019	1,000	1
	January 14, 2019	4,278	9
	January 14, 2019	1,711	11
	December 28, 2018	2,385	1
	December 27, 2018	3,229	1
	December 17, 2018	2,000	1
	December 11, 2018	1,875	1
	December 9, 2018	5,055	9
	December 9, 2018	1,749	11
	December 7, 2018	10,982	9
	December 7, 2018	3,799	11
	December 7, 2018	12,211	7
Jeff Dahncke	December 7, 2019	2,701	9
	December 7, 2019	935	11
	December 6, 2019	12,195	7
	October 31, 2019	17,273	2
	October 17, 2019	13,074	9
	October 17, 2019	4,522	11
	December 7, 2018	7,850	7
	October 17, 2018	12,678	9
	October 17, 2018	4,385	11
Pretesh Dahya	January 31, 2020	241	9
	January 31, 2020	97	11
	December 12, 2019	1,000	1
	December 7, 2019	1,959	9
	December 7, 2019	681	11
	December 6, 2019	3,068	7
	December 5, 2019	393	1
	September 21, 2019	595	9
	September 21, 2019	202	11
	June 13, 2019	139	1
	January 31, 2019	234	9
	January 31, 2019	95	11
	December 26, 2018	707	1
	December 18, 2018	600	1
	December 9, 2018	828	9
	December 9, 2018	287	11
	December 7, 2018	1,173	9
	December 7, 2018	407	11
	December 7, 2018	2,181	7
	September 21, 2018	1,742	7
	June 26, 2018	1,225	1

Proxy Statement	101

Annex B Supplemental Information Regarding Participants

Name	Transaction Date	# of Shares	Transaction Description
Steve Fieler	January 11, 2020	16,969	9
	January 11, 2020	8,414	11
	January 3, 2020	182,924	9
	January 3, 2020	83,722	11
	December 7, 2019	36,602	9
	December 7, 2019	18,149	11
	December 6, 2019	157,165	8
	December 6, 2019	112,195	7
	November 13, 2019	15,662	10
	November 13, 2019	7,766	11
	July 1, 2019	12,003	9
	July 1, 2019	5,952	11
	January 11, 2019	16,459	9
	January 11, 2019	8,161	11
	January 3, 2019	177,406	9
	January 3, 2019	80,760	11
	December 7, 2018	12,214	9
	December 7, 2018	6,057	11
	December 7, 2018	69,778	7
	December 7, 2018	96,210	8
	July 1, 2018	35,258	7
	July 1, 2018	46,956	8
Beth Howe	February 25, 2020	1,976	1
	February 10, 2020	733	1
	January 23, 2020	9,050	7
	December 7, 2019	10,885	9
	December 7, 2019	3,769	11
	December 6, 2019	10,976	7
	October 29, 2019	1,122	9
	October 29, 2019	389	11
	June 19, 2019	9,975	1
	April 21, 2019	159	9
	April 21, 2019	64	11
	December 9, 2018	4,968	9
	December 9, 2018	1,719	11
	December 7, 2018	7,504	9
	December 7, 2018	2,597	11
	December 7, 2018	9,158	7
	November 2, 2018	2,636	9
	November 2, 2018	912	11
	October 29, 2018	3,258	7
	April 21, 2018	464	7

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Annex B Supplemental Information Regarding Participants

Name	Transaction Date	# of Shares	Transaction Description
Karen Kahn	December 7, 2019	34,054	9
	December 7, 2019	11,777	11
	December 6, 2019	53,659	7
	December 6, 2019	75,803	8
	September 27, 2019	53,972	7
	September 1, 2019	13,913	9
	September 1, 2019	4,812	11
	March 28, 2019	602	1
	March 20, 2019	993	9
	March 20, 2019	391	11
	December 9, 2018	15,052	9
	December 9, 2018	7,464	11
	December 8, 2018	53,832	9
	December 8, 2018	23,069	11
	December 7, 2018	18,480	9
	December 7, 2018	6,391	11
	December 7, 2018	43,611	7
	December 7, 2018	64,934	8
	September 1, 2018	40,568	7
	March 20, 2018	970	9
	March 20, 2018	389	11
Tracy S. Keogh	February 25, 2020	58,638	12
	February 25, 2020	121,763	1
	December 7, 2019	69,096	9
	December 7, 2019	34,261	11
	December 6, 2019	109,332	8
	December 6, 2019	78,049	7
	November 13, 2019	105,195	10
	November 13, 2019	44,616	11
	December 10, 2018	32,259	9
	December 10, 2018	15,995	11
	December 9, 2018	34,921	9
	December 9, 2018	17,314	11
	December 7, 2018	61,055	7
	December 7, 2018	84,183	8
	December 7, 2018	46,654	9
	December 7, 2018	23,132	11
	November 26, 2018	156,331	10
	November 26, 2018	77,510	11
	November 2, 2018	38,222	9
	November 2, 2018	18,951	11
	October 31, 2018	24,569	10
	October 31, 2018	12,182	11
	June 11, 2018	117,275	12
	June 11, 2018	117,275	1
	June 6, 2018	96,926	1
	June 5, 2018	117,276	12
	June 5, 2018	117,276	1

Proxy Statement	103

Annex B Supplemental Information Regarding Participants

Name	Transaction Date	# of Shares	Transaction Description
Enrique Lores	December 7, 2019	101,146	9
	December 7, 2019	50,150	11
	December 6, 2019	300,664	8
	December 6, 2019	214,634	7
	November 13, 2019	142,884	10
	November 13, 2019	63,302	11
	December 9, 2018	42,146	9
	December 9, 2018	20,897	11
	December 7, 2018	65,228	9
	December 7, 2018	32,341	11
	December 7, 2018	98,561	7
	December 7, 2018	135,896	8
	November 26, 2018	192,957	10
	November 26, 2018	95,669	11
	October 31, 2018	31,770	10
	October 31, 2018	15,752	11
	October 30, 2018	51,161	9
	October 30, 2018	25,367	11
	March 18, 2018	118,671	9
	March 18, 2018	58,838	11
Zac Nesper	December 16, 2019	11,621	1
	December 7, 2019	17,771	9
	December 7, 2019	6,150	11
	December 6, 2019	22,683	7
	November 15, 2019	1,550	1
	November 8, 2019	2,371	9
	November 8, 2019	821	11
	September 20, 2019	1,394	12
	September 20, 2019	1,394	1
	September 3, 2019	1,844	1
	August 27, 2019	2,820	9
	August 27, 2019	976	11
	July 31, 2019	7,129	7
	June 3, 2019	1,200	12
	June 3, 2019	1,200	1
	December 18, 2018	3,196	1
	December 11, 2018	7,029	1
	December 9, 2018	4,215	9
	December 9, 2018	1,458	11
	December 7, 2018	11,418	9
	December 7, 2018	3,950	11
	December 7, 2018	17,444	7
	November 12, 2018	1,505	1
	November 8, 2018	2,302	9
	November 8, 2018	797	11
	August 27, 2018	8,220	7

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Annex B Supplemental Information Regarding Participants

Name	Transaction Date	# of Shares	Transaction Description
Kim Rivera	December 7, 2019	76,853	9
	December 7, 2019	38,106	11
	December 6, 2019	143,499	8
	December 6, 2019	102,439	7
	November 13, 2019	101,439	10
	November 13, 2019	42,862	11
	June 19, 2019	20,000	1
	December 9, 2018	31,309	9
	December 9, 2018	15,524	11
	December 7, 2018	45,445	9
	December 7, 2018	22,533	11
	December 7, 2018	87,222	7
	December 7, 2018	120,262	8
	November 26, 2018	142,726	10
	November 26, 2018	70,765	11
	November 14, 2018	46,072	1
	November 9, 2018	86,738	9
	November 9, 2018	40,666	11
	October 31, 2018	23,298	10
	October 31, 2018	8,057	11
Ruairidh Ross	December 7, 2019	25,879	9
	December 7, 2019	8,974	11
	December 6, 2019	24,390	7
	October 31, 2019	28,785	7
	June 27, 2019	17,229	1
	January 14, 2019	25,671	9
	January 14, 2019	8,442	11
	December 9, 2018	7,225	9
	December 9, 2018	3,428	11
	December 7, 2018	14,190	9
	December 7, 2018	7,835	11
	December 7, 2018	32,708	7
	September 7, 2018	21,651	1
	September 6, 2018	9,272	1
	June 16, 2018	12,393	9
	June 16, 2018	4,019	11
Christoph Schell	December 10, 2019	42,804	1
	December 7, 2019	84,899	9
	December 7, 2019	42,095	11
	December 6, 2019	157,165	8
	December 6, 2019	112,195	7
	November 15, 2019	60,121	1
	November 13, 2019	119,244	10
	November 13, 2019	59,123	11
	July 25, 2019	468,823	7
	May 4, 2019	78,978	9
	May 4, 2018	47,179	11
	December 11, 2018	45,062	1

Proxy Statement	105

Annex B Supplemental Information Regarding Participants

Name	Transaction Date	# of Shares	Transaction Description
	December 9, 2018	36,125	9
	December 9, 2018	17,912	11
	December 7, 2018	53,253	9
	December 7, 2018	26,404	11
	December 7, 2018	87,222	7
	December 7, 2018	129,868	8
	December 3, 2018	101,709	1
	November 26, 2018	166,002	10
	November 26, 2018	82,305	11
	November 7, 2018	126,725	12
	November 7, 2018	148,591	1
	November 2, 2018	39,541	9
	November 2, 2018	17,675	11
	October 31, 2018	27,534	10
	October 31, 2018	9,522	11
	May 4, 2018	230,627	7
Tuan Tran	December 7, 2019	48,245	9
	December 7, 2019	12,767	11
	December 6, 2019	122,999	8
	December 6, 2019	87,805	7
	October 31, 2019	3,750	9
	October 31, 2019	914	11
	April 30, 2019	1,021	13
	December 11, 2018	33,219	1
	December 9, 2018	21,073	9
	December 9, 2018	8,293	11
	December 7, 2018	33,703	9
	December 7, 2018	13,264	11
	December 7, 2018	39,250	7
	November 6, 2018	5,245	1
	November 2, 2018	2,208	1
	November 2, 2018	7,908	9
	November 2, 2018	3,113	11
	October 31, 2018	61	13
	October 31, 2018	3,641	9
	October 31, 2018	1,433	11
	August 30, 2018	43,388	12
	August 30, 2018	138,075	1
	April 30, 2018	1,102	13

Transaction Description

1.	Open market sale
2.	Grant of stock options
3.	Grant of fully vested shares as part of non-employee Director annual equity retainer

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Annex B Supplemental Information Regarding Participants

4.	Grant of stock options as part of non-employee Director annual equity retainer
5.	Shares issued upon settlement of restricted stock units previously granted as part of non-employee Director annual equity retainer
6.	Grant of fully vested shares as part of annual equity retainer, receipt of which the Director has elected to defer until a later date
7.	Grant of time-based restricted stock units (“RSUs”)
8.	Grant of performance-adjusted restricted stock units (“PARSUs”)
9.	Shares issued upon settlement of RSUs
10.	Shares issued upon settlement of PARSUs
11.	Shares withheld for taxes upon settlement of RSUs and/or PARSUs and/or exercise of options
12.	Exercise of stock option
13.	Purchase pursuant to ESPP

Miscellaneous Information Regarding Participants

Except as described in this Annex B or otherwise disclosed in the proxy statement, to the Company’s knowledge:

—	No Participant owns any securities of the Company of record that such Participant does not own beneficially.
—	No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
—

No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company. No Participant owns beneficially, directly or indirectly, any securities of any subsidiary of the Company.

—

No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

—

No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

—	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

Proxy Statement	107

PLEASE VOTE BY TELEPHONE OR INTERNET TODAY!
SEE REVERSE SIDE
FOR SIMPLE VOTING INSTRUCTIONS.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND MAIL AS DESCRIBED ON REVERSE SIDE ▼

ANNUAL MEETING OF STOCKHOLDERS - MAY 12, 2020, AT 2:00 P.M., PACIFIC TIME THIS PROXY IS SOLICITED ON BEHALF OF THE HP INC. BOARD OF DIRECTORS
W H I T E P R O X Y

The undersigned hereby appoints Enrique Lores, Steven J. Fieler and Kim M. Rivera, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of HP Inc. held of record by the undersigned at the close of business on March 25, 2020, at the Annual Meeting of Stockholders to be held at HP Inc. Customer Welcome Center, 1501 Page Mill Road, Palo Alto, California, on May 12, 2020, at 2:00 p.m., Pacific Time, or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposals 5 and 6. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made and for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Continued on the reverse side

YOUR VOTE IS IMPORTANT.

TO FACILITATE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION
DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY

1.	Vote by Telephone — Call toll-free from the U.S. or Canada at 1 (866) 860-0384, on a touch-tone telephone. If outside the U.S. or Canada, call +1 (646) 880-9093. Please follow the simple instructions provided. You will be required to provide the unique Control Number printed below.
OR
2.	Vote by Internet—Please access https://www.proxyvotenow.com/hpq, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Alternatively, you may sign, date and return the proxy card to: Independent Inspector/HP Inc., First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. However, we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN BY MAIL AS DESCRIBED ABOVE ▼
Please mark your vote as indicated in this example
The Board of Directors recommends you vote FOR ALL nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors for one-year term. Nominees: 01-Aida M. Alvarez; 02-Shumeet Banerji; 03-Robert R. Bennett; 04-Charles “Chip” V. Bergh; 05-Stacy Brown-Philpot; 06-Stephanie A. Burns; 07-Mary Anne Citrino; 08-Richard L. Clemmer; 09-Yoky Matsuoka; 10-Stacey Mobley; 11-Subra Suresh; 12-Enrique Lores

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “For All Except”and write the number(s) of the nominee(s) on the line below:
2. Ratification of Ernst & Young LLP as HP Inc.’s Independent Registered Public Accounting Firm for the Fiscal Year Ending October 31, 2020	FOR	AGAINST	ABSTAIN
	FOR	AGAINST	ABSTAIN
3. Advisory Vote to Approve HP Inc.’s Executive Compensation (“Say on Pay”)
4. Vote to Approve HP Inc.’s 2021 Employee Stock Purchase Plan
The Board of Directors recommends you vote AGAINST Proposals 5 and 6.
	FOR	AGAINST	ABSTAIN
5. Stockholder Proposal No. 1: Right to Act by Written Consent if Properly Presented at the Annual Meeting
6. Stockholder Proposal No. 2: To Repeal Certain Bylaw Provisions or Amendments if Properly Presented at the Annual Meeting

Date: _________________________, 2020

Signature

Signature (if jointly held)

Title(s)
NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.